PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 1 of 130 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................43 [210000] Statement of financial position, current/non-current.....................................................................................44 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................46 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................47 [520000] Statement of cash flows, indirect method ......................................................................................................49 [610000] Statement of changes in equity - Accumulated Current ..............................................................................51 [610000] Statement of changes in equity - Accumulated Previous ............................................................................54 [700000] Informative data about the Statement of financial position .........................................................................57 [700002] Informative data about the Income statement...............................................................................................58 [700003] Informative data - Income statement for 12 months.....................................................................................59 [800001] Breakdown of credits ........................................................................................................................................60 [800003] Annex - Monetary foreign currency position..................................................................................................64 [800005] Annex - Distribution of income by product .....................................................................................................65 [800007] Annex - Financial derivate instruments ..........................................................................................................66 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................78 [800200] Notes - Analysis of income and expense.......................................................................................................82 [800500] Notes - List of notes ..........................................................................................................................................83 [800600] Notes - List of accounting policies ..................................................................................................................84 [813000] Notes - Interim financial reporting ...................................................................................................................85 Exhibit 1.0

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 2 of 130 [105000] Management commentary Management commentary [text block] In addition to this document, the Company publishes a report disclosing its preliminary financial and operating results as of December 31, 2025. Readers are encouraged to review this report alongside the present document. The report is accompanied by a series of exhibits, as well as the stenographic transcript of the Company’s earnings conference call held on February 27, 2026. All materials — including the report, exhibits, transcript, and other relevant documents — are available for download at www.pemex.com/en/investors. Information Summary Fourth Quarter 2025 During the fourth quarter of 2025 (4Q25), PEMEX consolidated a comprehensive liquidity and liability management strategy in close coordination with the Ministry of Energy (SENER) and the Ministry of Finance and Public Credit (SHCP), within the framework of the Strategic Plan 2025–2035. These actions improved the Company’s maturity profile, strengthened its financial position, sustained payment flows to the supply chain, and provided greater certainty to the markets. As of December 31, total financial debt stood at USD 85.2 billion, representing a 12.7% decrease compared to year-end 2024. During the year, the financial architecture included a structured repo transaction supported by Pre-Capitalized Notes (P-Caps) for USD 11.3 billion, a bond tender offer of up to USD 9.9 billion, and early bond amortizations totaling USD 2.0 billion, strengthening liquidity and improving the debt maturity profile. In Exploration and Extraction, liquid hydrocarbons production averaged 1,648 thousand barrels per day (Mbd), a 1.3% decrease compared to 4Q24, mainly due to natural decline and field deferrals. However, it is important to note a recovery relative to the two previous quarters, confirming recent stabilization in production dynamics. Natural gas production reached 3,879 million cubic feet per day (MMcfd), a 7.4% increase driven by non-associated gas and new wells in Bakté and Ixachi. This performance reflects a stabilization phase of the production platform, infrastructure strengthening, and the implementation of new contractual schemes (Mixed Development Assignments and Work and Services Contracts Developed and Financed by Third Parties), which accelerate incremental production and support investment deleveraging. In Industrial Processes, progress was recorded in crude oil processing and petroleum product output, in line with the energy self- sufficiency strategy established in the Strategic Plan. The National Refining System (NRS) processed 1,136 Mbd of crude oil and produced 1,177 Mbd of petroleum products, representing increases of 44.4% and 41.5%, respectively. These results reflect improved operational reliability, fewer unplanned shutdowns, and greater capacity utilization efficiency. As a result of these operational actions, revenues amounted to MXN 362.4 billion. Notably, the domestic market gained weight, with sales in Mexico representing 69.8% of total revenues, compared to 55.9% in 4Q24. Cost of sales, including fixed asset impairment, decreased by 31.6% to MXN 277.0 billion, mainly due to lower impairment charges and reduced purchases for resale. Consequently, operating results improved from a loss of MXN 41.5 billion in 4Q24 to operating income of MXN 20.3 billion in 4Q25. A foreign exchange gain of MXN 42.2 billion was recorded, along with a MXN 3.5 billion gain from derivatives, supported by the appreciation of the Mexican peso and the effect of cross-currency swaps and options. Total taxes and duties amounted to MXN 43.1 billion. Net results closed essentially at break-even, neutralizing the MXN 350.5 billion net loss recorded in 4Q24.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

The strengthening of the financial profile was reflected in rating improvements (Fitch BB+, Moody's B1, both with stable outlooks) and increased market appetite, evidenced by the return to the domestic market in February 2026 with a MXN 31.5 billion issuance, oversubscribed 2.5x and pricing approximately 32 basis points tighter than initial guidance. Proceeds will be allocated to 2026 amortizations, maintaining a neutral debt balance.

In Environmental, Social, and Governance (ESG) matters, the Company advanced the implementation of its Sustainability Plan, reinforcing emissions reduction initiatives—particularly methane control and flaring and venting optimization—implemented 403 initiatives related to inclusion and human rights with more than 200,000 participations recorded, and strengthened ethics, transparency, and internal control mechanisms aligned with international standards.

Taken together, these actions enabled PEMEX to close 2025 with a stronger financial structure, operations transitioning toward stabilization and efficiency, and a fully integrated ESG agenda within its corporate strategy, laying solid foundations for consolidation in the medium and long term.

Main Results	4Q24	4Q25	Variation	
Operative (Mbd)			%	
Liquids production	1,670	1,648	-1.3%	(22)
Crude Oil Processing	786	1,136	44.4%	349
Financial (Ps. million)				
Operating income (loss)	(41,543)	20,266	148.8%	61,810
Net Income (loss)	(350,485)	(147)	100.0%	350,339
EBITDA	12,553	33,889	170.0%	21,336

Disclosure of nature of business [text block]

Petróleos Mexicanos is a state-owned public company (Empresa Pública del Estado) and an entity of the Mexican Administration (Administración Pública Federal), sectorized under the Ministry of Energy (Secretaría de Energía). It operates with technical, operational, and managerial autonomy, and has its own legal personality, special legal regime, and independent assets.

Disclosure of management's objectives and its strategies for meeting those objectives [text block]

Pemex's purpose is to carry out the exploration and extraction of hydrocarbons, as well as the import, export and industrial transformation thereof. In addition, Pemex conducts activities related to storage, commercialization, formulation, transportation, distribution and sale of hydrocarbons and petroleum products and their derivatives. Pemex may also engage in activities related to energy sources other than hydrocarbons, in accordance with applicable law. The Company's activities are intended to contribute

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 4 of 130 to the preservation of Mexico’s energy sovereignty, security and sustainability, consistent with the applicable legal and regulatory framework. Disclosure of entity's most significant resources, risks and relationships [text block] When evaluating the potential acquisition of securities from PEMEX, potential investors must consider all the information included in the company's quarterly Report, and specially, the risk factors hereby mentioned. These risks could significantly affect PEMEX's performance and profitability but are not the only risks the Company faces. Risks described in this document are the ones PEMEX is currently aware of and that it considers relevant. In addition, other risks may exist or emerge in the future and influence the price of the company's securities. Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government. We have a substantial amount of debt, which we have incurred primarily to fund our operating expenses and finance our capital investment projects. Despite reductions in our tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During 2025, we continued to receive support from the Mexican Government mainly to strengthen our financial condition, and it is contemplated that this type of support will continue in 2026; however, such additional support may not be available in upcoming years. As of December 31, 2025, our total indebtedness, including accrued interest, was Ps. 1,531.6 billion (U.S.$ 85.2 billion), in nominal terms, which represented a 22.6% decrease in peso terms compared to our total indebtedness, including accrued interest, of Ps.1,978.8 billion as of December 31, 2024. As of December 31, 2025, 38.4% of our existing debt, or Ps. 588.9 billion (U.S.$ 32.8 billion), including accrued interest, is scheduled to mature in the next three years, including Ps. 345.4 billion (U.S.$ 19.2 billion) scheduled to mature in 2026. Our working capital deteriorated from a negative working capital of Ps. 768.0 billion (U.S.$ 37.9 billion) as of December 31, 2024, to a negative working capital of Ps. 520.3 billion (U.S.$ 29.0 billion) as of December 31, 2025. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms, due to future depreciation of the peso against the U.S. dollar, which could further impact our financial condition, results of operations and liquidity positions. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing schemes (including refinancing of existing indebtedness). During 2025, we received Ps. 395.3 billion (U.S.$ 22.0 billion) in capital contributions from the Mexican Government to strengthen our financial position and for the Proyectos Aprovechamiento de Residuales en las Refinerías Miguel Hidalgo and Salina Cruz, Oaxaca. These contributions represented an important source for the payment of our debt during 2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 5 of 130 If we were unable to obtain financing on favorable terms, this could hamper our ability to invest in projects, replace hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would increase if support from the Mexican Government is interrupted. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government— We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments”. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case for the year ended December 31, 2024, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our condensed consolidated interim financial statements not audited have been prepared on the assumption that we will continue as a going concern. Our condensed consolidated interim financial statements not audited as of December 31, 2025, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our condensed consolidated interim financial statements not audited as of the first twelve-month period ended December 31, 2025, do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditure needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other exogenous factors that affect credit risk and are beyond our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022, and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. However, in 2025, two of the three rating agencies raised PEMEX's long-term rating, improving the outlook due to the greater commitment of the Mexican government's increased commitment to supporting its financial obligations and the publication of its 2025-2035 Strategic Plan. While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access financial markets and the terms on which we may obtain financing, including further increases in our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 6 of 130 favorable terms could reduce our financial and operational flexibility, negatively impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, natural gas and petroleum products prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and extraction of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) supply and demand of oil and natural gas and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we earn less revenue and less income before taxes, which generate lower cash flows and limits our ability to make capital expenditures and meet our financial obligations as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we may earn more revenue and our income before taxes and duties increases. During the first twelve-month period ended December 31, 2025, and 2024, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $ 61.75 per barrel, and U.S. $ 70.20, respectively. As of the date of this quarterly report, crude oil prices continue to show high volatility, mainly consequently of geopolitical uncertainty. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which may be uncertain and are subject to revisions” below. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to real and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. The volatility of global oil, natural gas and refined products prices could increase due to an increase, or the threat of an increase, in military or paramilitary activities such as the ongoing war in Ukraine and the conflict between Israel, Hamas, Hezbollah and Iran in the Middle East, as well as the interventions of the United States, among them the recent intervention in Venezuela. Disruptions to critical supply routes, for example, operations in the Red Sea and the Suez Canal, also play a role and; the effects of international sanctions and trade restrictions that reduce crude oil supply in global markets. Any destabilization in energy markets could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and refined products prices resulting from these conflicts may not persist and could be reversed by factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 7 of 130 Public health events, including epidemics and pandemics caused by infectious agents and diseases, could impact the health of our workforce, disrupt the operations of our partners and suppliers, and require changes to supply chains, as well as compromise the operation of our key facilities such as our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or supply and demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell”. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in: pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as materials and equipment theft. These acts include the illegal extraction of hydrocarbons, such as clandestine “tapping” of our pipelines, and the illegal trade of hydrocarbons, such as those introduce into the country through tax evasion. Such criminal activity has led to fires, explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2024 and 2023, we discovered 11,774 and 14,890 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees may and other public servers or may be perceived to be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could significant adversely affect our business, results of operations and financial condition. Our operations rely on information technology and specialized systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated, frequent, coordinated and costly. These attacks seek to advantage vulnerabilities in business and industrial systems and equipment, disrupting business continuity and compromising sensitive data. If this occurs we could experience, among other things: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives, (ii) regulatory penalties, (iii) legal liability resulting from breaches of personal, customer or partner data, (iv) reputational damage and loss of trust, (v) decreased revenues and financial losses due to business interruption, theft or alteration of information, depending on the magnitude of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts and (vii) significant impact on strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 8 of 130 A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2024, our total proven reserves had a decrease of 29.8 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024. Based on these numbers, our reserve replacement ratio (“RRR”) in 2024 was 96.6%, a decrease as compared to a RRR of 103.2% in 2023. Our proven reserves decreased from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023, to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024, due to lack of new discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production decreased by 6.1% in 2024, mainly due to the natural decline of some of our main fields such as: Zaap, Quesqui, Xanab and Pokche, the lag in the installation of marine infrastructure, as well as unusual bad weather conditions that affected the continuity of offshore operations and delays in the completion times of wells with high complexity due to their depth, pressure and temperature conditions. There can be no assurances that we will be able to replace our proved reserves and prevent a decline in our production. Failing to replace our reserves could have an adverse effect on our production expectations and results of operations, increase our need for external financing and compromise our long-term financial conditions. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently, where the circumstances require the carrying amount of our assets for possible impairment. Our asset impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than it carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate—such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes and stricter environmental policies and climate action, among other factors— may result in the recognition of impairment charges in certain of our assets. Due to variations in the price of crude oil and in discount rates, among other factors, we have performed impairment tests on our non-financial assets (other than inventories and deferred taxes) at the end of each quarter. As of December 31, 2025, and 2024, we recognized a reversal of net impairments in the amount of Ps. 10.3 billion and net impairments of Ps. 53.5 billion, respectively. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition. Competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley del Sector Hidrocarburos (the “Hydrocarbons Sector Law”) allow other oil and gas companies to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. Accordingly, we face competition for the right to explore and develop new oil and gas reserves. We are likely to face competition in connection with certain refining, transportation and processing activities, and in the distribution and sale of gasoline and other fuels. The Hydrocarbons Sector Law gives us priority in various industry activities and currently limits participation of private companies in exploration and extraction activities in Mexico. A failure to compete effectively, or any increased competition in industry activities, including as a result of modifications to the Hydrocarbons Sector Law, could have an adverse impact on our results of operations and financial condition and make it difficult for us to hire and retain skilled personnel.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 9 of 130 We are subject to Mexican and international anti-corruption, anti-bribery, anti-money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent operational risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption, bribery or other improper conduct, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies, have been insufficient in the past and could not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery, anti-money laundering or similar laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery, anti-money laundering or similar laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our condensed consolidated interim financial statements not audited in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances and other joint arrangements, which may not always perform as expected, and harm our reputation, could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have entered into contratos de servicios integrales de exploración y extracción (long- term service contracts for oil production, or “CSIEEs”). Pursuant to the Hydrocarbons Sector Law, we can also enter into contratos mixtos (“Mixed Agreements”) with other market participants to complement our technical, operational and financial capabilities in exploration and extraction activities. Although these agreements are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities, our partners in such arrangements could, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other commitments under our agreements, potentially undermining the viability of the relevant project. Moreover, in certain strategic alliances contracts, our partners may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances and other joint arrangements do not perform as anticipated, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 10 of 130 We are exposed to significant publicity and constant information requirements due to our relationship with the Mexican Government and our role in the Mexican economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially negative publicity is heightened by social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could restrict access to financial markets and increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria could have an adverse impact our ability to access capital markets, increase the cost of financing, reduce insurance options or increase the cost of insurance and negatively affect its reputation”. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government has influence over us, could transfer or reorganize our assets, and/or could limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (2025 Petróleos Mexicanos Law), we were transformed from a productive state-owned company to a state-owned public company on November 1, 2024. This special regime provides us with technical and managerial autonomy, separate legal personality and, subject to certain restrictions, with autonomy with respect to our budget. Notwithstanding this, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses. Downward adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government, limit our ability to compete effectively with other oil and gas companies and adversely affect our ability to make payments on our outstanding indebtedness. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government” below. The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. Our financial obligations are not guaranteed by the Mexican Government.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 11 of 130 Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps. 395.3 billion (U.S.$22.0 billion) during 2025, mainly to strengthen our financial condition. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, such support could cease at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the twelve-month period ended December 31, 2025, our total taxes and duties were Ps. 201.5 billion, representing 13.2 % of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although on previous occasions the Mexican Government granted tax reductions to us, such as tax credits related to the Derecho por la Utilidad Compartida (Profit-Sharing Duty or “DUC”) or temporary suspensions of the collection thereof, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (the “Federal Revenue Law”) was published in the Diario Oficial de la Federación (the “Official Gazette of the Federation”). The Federal Revenue Law introduced changes to our fiscal regime and the Mexican Government may implement further changes in the future. Likewise, on November 7, 2025, the Federal Income Law for fiscal year 2026 was published in the Official Gazette of the Federation, which maintained practically the same Pemex tax regime for 2026. See “Risk Factors Related to our Relationship with the Mexican Government” — “Recent changes to our fiscal regime may impact on our ability to report our results of operations for future periods accurately and in a timely manner.” We cannot provide any assurances that any future changes will be favorable to us. Any increase in the amount of payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. Recent changes to our fiscal regime may impact on our ability to report our results of operations for future periods accurately and in a timely manner. The Federal Revenue Law for 2025 introduced changes to our fiscal regime aiming to simplify the fiscal framework and reduce the number of taxes and duties to which we are subject. Effective January 1, 2025, the Mexican Government consolidated the Profit- Sharing Duty and other taxes and duties payable by us into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This duty is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, as of January 1, 2025, Petróleos Mexicanos is no longer subject to income tax. These modifications were maintained for fiscal year 2026. However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the U.S. Securities and Exchange Commission (SEC). This could limit our access to financial markets and hinder our ability to secure contracts, assignments, permits and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that our fiscal regime will not be further modified by the Mexican Government in the future. The Mexican Government could enter into agreements with other nations to limit production.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 12 of 130 Although Mexico is not a member of OPEC, from time to time it enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs, and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico, and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments”. Hydrocarbon reserves are based on estimates, which may be uncertain and are subject to revisions. The information on oil, gas and other reserves set forth in this quarterly report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of the reserves depends on the quality and reliability of the available data, and the interpretation and judgment of experts. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments for changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ significantly from the ultimately extract and recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil, and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell”. We revise our hydrocarbon reserve estimates annually, which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil and gas production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. On December 20, 2024, the Mexican Government published the Organic Simplification Decree. As a result, the National Hydrocarbons Commission and the Comisión Reguladora de Energía (“National Energy Commission or CRE”) were dissolved, and their regulatory functions were transferred to the Ministry of Energy. In accordance with the Organic Simplification Decree and the implementing Law of the National Energy Commission, a new deconcentrated body — the National Energy Commission — was

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 13 of 130 created within the Ministry of Energy to assume the regulatory responsibilities previously held by the CRE and, in certain matters, the National Hydrocarbons Commission. Legal acts issued by the National Hydrocarbons Commission and CRE prior to their dissolution remain valid and binding, and contracts, agreements and other legal instruments continue to be effective and enforceable by the government entities or bodies that assumed their relevant functions, including the National Energy Commission. However, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may be subject to change under the new regulatory framework. Any request to adjust or revise our hydrocarbon reserve estimates could impact on our ability to prepare our condensed consolidated interim financial statements not audited in a timely manner, which could, in turn, adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other authorizations necessary to participate in the oil and gas industry. This could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that our hydrocarbon reserve estimates will not be revised by the National Energy Commission or as a result of changes implemented under the Organic Simplification Decree and its related legislation, which may affect the reserve classification or revision process. For more information, see “Risk Factors Related to Mexico” — “The current composition of Mexican Congress would allow it to implement constitutional reforms which, if effected, could have an impact on our business, financial position or operating results”. We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain or increase our crude oil production is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government requires significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adherence to our development plans, which are formulated based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have or will be able to obtain the necessary resources or technical capacity at the required time to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our exploration and development plans. Additionally, if we fail to adhere to development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, fluctuations in our revenues related to lower oil prices and any other constraints on our liquidity. Our ability to undertake the necessary capital investments to maintain current production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government”. In addition, we have entered into strategic alliances and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. We also cannot guarantee that these strategic alliances and other joint arrangements will be successful or reduce

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 14 of 130 our capital commitments. For more information, see “—Risk Factors Related to Our Operations — We participate in strategic alliances and other joint arrangements, which may not perform as expected, and could harm our reputation, could have an adverse effect on our business, results of operations and financial condition”. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time-to-time imposed price controls on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we have not always been able to fully pass on price increases to our customers in the domestic market. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel are determined by the free market. However, control mechanisms have been established, such as the agreement issued by the Federal Executive, which establishes a maximum price per liter for regular gasoline. We do not have control over the Mexican Government’s domestic policies, and the Mexican Government could reintroduce price controls in the domestic market in the future. The imposition of such price controls would adversely affect our results of operations Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse developments in Mexico could adversely affect our business and financial condition. These circumstances could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing on favorable terms or at all and service our debt. In the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, and it may reduce our budget in the future. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, and ability to service our debt. See “Risk Factors — Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government has influence over us, could transfer or reorganize our assets, and/or could limit our ability to satisfy our external debt obligations”. Mexico has experienced periods of economic contraction or low growth, high inflation, elevated interest rates, currency devaluation and other economic challenges. A deterioration in international financial or economic conditions, whether due to a slowdown or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, could have adverse effects on the Mexican economy, the Mexican Government’s ability to support us, our financial condition and our ability to service our debt. Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Federal elections were held in Mexico and in the United States on June 2, 2024, and November 5, 2024, respectively. In Mexico, Claudia Sheinbaum Pardo was elected president and assumed office on October 1, 2024. In the United States, Donald J. Trump won the election and assumed the presidency on January 20, 2025. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the high degree of commercial and economic interdependence between the two countries. Accordingly, political developments in the United States, including changes in American and U.S. government policies, fiscal, tariff, immigration policies, actions related to security in both countries, among others, could continue influence the exchange rate between the U.S. dollar and the Mexican peso and adversely affect economic conditions in Mexico and global capital markets. In addition, the potential tendency of the United States Government towards protectionist policies, tariff impositions, investment

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 15 of 130 restrictions, sanctions and industrial policies, changes in immigration policies, among other decisions, could generate greater uncertainty and adversely affect Mexico’s economy conditions. We cannot provide any assurances that political developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our results of operations and financial condition, including our ability to repay our debt. Changes in global trade policy could adversely the Mexican economy and, in turn, our operations and financial condition. In 2025, our export sales to the United States amounted to Ps. 397.5 billion, which represented 26.0 % of our total revenues and 73.9 % of our export sales. Starting in 2003, with some exceptions, under the North American Free Trade Agreement (NAFTA), exports of petrochemical products from Mexico to the United States benefited from zero tariffs. This agreement was replaced on July 1, 2020, by the United States-Mexico-Canada Agreement (the “USMCA”). While petrochemical exports from Mexico to the United States remain exempt from tariffs under the USMCA, any shift in trade relations among Mexico, the United States and Canada resulting from the implementation of tariffs or the renegotiation, or if applicable, expiration, of the USMCA would cause significant changes in the economic sectors and could require us to renegotiate our contracts or lose business, which could in turn result in a material adverse impact on our business and results of operations. During 2025, the U.S. government has made changes to its international trade policy and, in some cases, has expressed interest in renegotiate or potentially terminate certain existing trade agreements. In addition, the U.S. government recently imposed tariffs on certain goods, including steel and aluminum, affecting several sectors; has announced new baseline tariffs applicable to all of its trading partners and has indicated a willingness to impose tariffs on other products, including a possible raising tariffs on imports from Mexico. In response, Mexico has considering the possibility of reciprocal responses, but not yet enacted or confirmed, in imposing tariffs on certain U.S. products. Disruptions to global trade, the introduction of barriers and bilateral frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our financial condition, results of operations and ability to repay our debt. The macroeconomic environment in which we operate is beyond our control and may become less favorable in the future. There can be no assurances that the USMCA will be renegotiated, nor that U.S.-Mexico trade relations will not deteriorate and result in the imposition of trade barriers on the products that we produce and sell. The risks associated with current and potential changes in the political and economic environment in Mexico and the United States are significant and generate uncertainty, which could adversely affect our financial condition, results of operations, and ability to pay its debt. Mexico has experienced a period of heightened criminal activity, which could affect our operations. An increase in criminal activities in Mexico, especially by part, of drug cartels and related criminal organizations and the development of an illicit fuel market in Mexico, could led to an increase in theft and illegal trading of fuels that we produce, as well as the theft of our equipment and materials. In this regard, the Mexican Government has implemented various security measures and has strengthened its military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. In this regard, crimes involving the theft and trade of hydrocarbons with tax evasion have been identified. Criminal activities, along with the associated damage to human life and property, may disrupt operations, interrupt the supply and distribution of our products, as well as increase economic losses, and negatively impact our business continuity, financial condition and results of operations. Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we and certain other Mexican Government entities are required to buy and sell our foreign currency with Banco de

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 16 of 130 México (the “Mexican Central Bank”) in accordance with its terms and conduct all foreign currency transactions in compliance with its regulations. We cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. The current composition of Mexican Congress would allow it to implement constitutional reforms which, if effected, could have an impact on our business, financial position or operating results. The current composition of Mexican Congress and several state legislatures would allow for the implementation of significant reforms for the country, including amendments to the Mexican Constitution. The 2024 Mexican federal election strengthened Morena’s political position, as it won the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The new Congress assumed office on September 1, 2024, and the new president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations, financial condition and Pemex’s ability to meet its obligations. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of general and industry-specific environmental laws and regulations, including those related to climate change, apply to our operations. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations could imply high operating and capital expenditures cost. Failure to comply could result in high fines, operational restrictions, and adversely affect our profitability and financial performance. In addition, noncompliance with applicable regulatory requirements or poor environmental performance may damage our reputation and may limit our ability to access financing on favorable terms or at all. Global efforts aimed at reducing greenhouse gas emissions, decarbonizing the economy and limiting global warming have led to an increased regulatory and financial burden for companies in the energy sector. This could result in additional capital requirements over the medium- to long-term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities. We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires, droughts, extreme weather conditions, among others; as well as long-term hazards, such as sea level rise, changes in precipitation patterns and increases in global average temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and increase operational and maintenance costs. Adapting and protecting our assets from these risks may increase our costs and expenses and, in turn, could adversely affect our financial condition and limit our ability to invest in strategic projects and accelerate the deterioration of our assets.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 17 of 130 Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies, such as carbon taxes, cap-and-trade schemes and new energy efficiency requirements, may increase our operational costs and adversely affect our financial condition. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce greenhouse gas emissions, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Measures taken in response to these commitments could increase our costs and expenses. Additionally, such measures promote a shift in consumer demand from petroleum-based fuels toward lower-carbon alternatives, adversely affecting our operations, financial results and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation, increase regulatory scrutiny and a reduction in our ability to contract with third parties or obtain financing in favorable terms. In addition, global decarbonization could negatively impact on our business due to technological changes, such as the proliferation of cheaper renewables, making oil- based energy comparatively less profitable. Other risks include increasing consumer pressure for sustainable products and possible structural changes in the market, such as sharp drops in hydrocarbon product prices. All these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria could have an adverse impact our ability to access capital markets, increase the cost of financing, reduce insurance or increase the cost of insurance and negatively affect its reputation. In recent years, our financial counterparties, including investors, lenders and insurance companies, have expressed interest in our performance regarding ESG criteria. ESG considerations encompass: (i) social challenges such as improving our practices regarding human rights, worker health and protection, fair employment practices and culture of gender equality; (ii) environmental challenges such as reducing our greenhouse gas and air pollutant emissions, improving our effluent treatment systems, hazardous waste management and complying with admissible water discharge parameters; and (iii) corporate governance practices to integrate senior management decision-making, risk management and internal control processes. On January 28, 2025, the Comisión Nacional Bancaria y de Valores (“National Banking and Securities Commission, or the CNBV”) published in the Official Gazette of the Federation the Resolución que modificó las Disposiciones de carácter general aplicables a las emisoras de valores y otros participantes del mercado, article 82 Bis establish the obligation to adopting the Normas Internacionales de Información Financiera (International Financial Reporting Standard or IFRS) related with the Sustainability (IFRS S1) and with the Climate (IFRS S2).While U.S. regulators have in past years called for increased ESG disclosure, it is expected that federal ESG-related regulations under the current U.S. presidential administration will deprioritize disclosure or mandate the abandonment of ESG programs, while regulations at the state level will vary. For the end of the fiscal year 2025, we have to file with the Bolsa Mexicana de Valores, S. A. B. de C. V. (Mexican Stock Exchange) an ESG report in accordance with that regulations. Failure to adapt to or comply with regulatory requirements, may harm our reputation and ability to access capital, which may, in turn, have an adverse impact on our results of operation and financial condition.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 18 of 130 Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange, or BMV). Notwithstanding, the Company cannot provide assurances that there will be an active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. In November 2013, Petróleos Mexicanos launched the Market-Makers Program for peso denominated bonds to increase the liquidity of these in the secondary markets, and of its derivatives in the international markets, as in the case of Global Depositary Notes (GDN).This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission, or the CNBV) and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and were allocated in accordance to the company’s. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E- mail: ri@pemex.com, to the Investor Relations Office.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Disclosure of results of operations and prospects [text block]

Operating Summary

Liquid Hydrocarbon Production[1]
In 4Q25, liquids production, including partners' share, averaged 1,648 Mbd, representing a 1.3% decrease compared with 4Q24. This variation was mainly driven by the natural decline of mature fields, increased drilling complexity under high-pressure and high-temperature conditions, as well as delays in infrastructure installation and atypical weather conditions that affected offshore operations. During the period, the company carried out targeted interventions aimed at sustaining base production and adding incremental output.

Gas Production
In 4Q25, hydrocarbon gas production reached 3,879 MMcfd, a 7.4% increase versus 4Q24. Growth was primarily supported by higher non-associated gas production and the start-up of new wells in onshore fields, particularly Bakte and Ixachi. The period also showed a recovery relative to prior quarters.

Crude Oil Processing and Petroleum Production
Crude oil processing averaged 1,136 Mbd, a 44.4% increase compared to the same quarter in 2024. The Tula and Dos Bocas (Olmeca) refineries stand out in this increase.

As a result, petroleum products production increased by 41.5%, reaching 1,177 Mbd. Of this total, 65.5% corresponded to high-value distillates (gasoline, diesel, and jet fuel).

Gas Processing and Production
During 4Q25, wet gas processing averaged 2,113 MMcfd, a 7.2% decrease as compared to the same period of 2024. This change is explained by lower sour wet gas production in the Southeastern and Northern production regions.

Dry gas production averaged 1,689 MMcfd, a 4.0% decrease from 4Q24, mainly due to lower production at La Venta, Nuevo Pemex, Poza Rica, Burgos and Arenque gas processing complexes.

Upstream	4Q 24	4Q 25	Variation	
Total hydrocarbons (Mboed)	2,381	2,417	1.5%	36
Liquid hydrocarbons (Mbd)[2]	1,670	1,648	-1.3%	(22)
PEMEX's production[3]	1,653	1,631	-1.3%	(22)
Business partners' production	17	17	0.0%	0
Natural gas (MMcfd)[4]	4,445	4,790	7.8%	345
PEMEX's production	4,389	4,752	8.3%	364
Business partners' production	57	38	-32.5%	(18)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Downstream	4Q 24	4Q 25	Variation	
Crude oil processing (Mbd)	786	1,136	44.4%	349
Dry gas from plants (MMcfd)	1,760	1,689	-4.0%	(71)
Natural gas liquids (Mbd)	148	118	-20.2%	(30)
Petroleum products (Mbd)	831	1,177	41.6%	346

EXPLORATION AND EXTRACTION 4Q25

Liquid Hydrocarbon Production

Sustaining base production and incorporating incremental volumes remain core operational priorities to meet production targets and preserve long-term asset value. In this context, well interventions continue to represent a strategic lever to support hydrocarbon extraction, particularly given the mature stage of development of Pemex's main producing fields.

During 4Q25, the Company maintained its strategy focused on sustaining base production through minor repairs and well stimulations. In the quarter, 429 minor repairs and 104 well stimulations were executed. These activities are aimed at mitigating natural decline and optimizing short-cycle production performance across mature assets.

In parallel, drilling, well completions and major repairs are oriented toward adding incremental production. In 4Q25, Pemex carried out 22 well completions and 60 major repairs, contributing to incremental volumes and reinforcing production stabilization efforts toward year-end.

As a result of the factors described above, in 4Q25 liquids production — including partners' share — averaged 1,648 Mbd, representing a 22 Mbd decrease compared with the same period in 2024. This variation was mainly driven by:

- The natural decline of the onshore fields Quesqui and Tupilco Profundo, as well as the offshore fields Zaap and Maloob;
- Increased drilling complexity associated with deeper wells under high-pressure, high-temperature conditions;
- Delays in the installation of offshore infrastructure at the Xanab field and in the start-up of the pressure-reduction plant at the Quesqui field; and
- Atypical weather conditions affected the continuity of offshore operations.

It is important to note that 63% of liquids production originated from shallow-water fields, while the remaining 37% came from onshore fields.

Hydrocarbon Gas Production

Hydrocarbon gas production for 4Q25 averaged 3,879 MMcfd, an increase of 268 MMcfd year over year, supported by higher non-associated gas output and stronger performance from onshore projects.

A recovery is also observed compared to the previous three quarters, driven by growth in non-associated gas production and the predominant contribution of onshore projects, which accounted for 65% of total production.

Production also improved versus the prior three quarters, reflecting operational recovery and the contribution of new wells brought online in the Bakté and Ixachi fields.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Non-associated gas production rose 296 MMcfd, a 15.8% year-over-year increase, driven by development activity in priority onshore assets.

Of total gas output, 65% came from onshore fields, while 35% originated from shallow-water assets

Gas Utilization

In 4Q25, gas utilization reached 90.4%, a 4.4-percentage-point decrease compared with the same period in 2024.
The decline was mainly concentrated in the Southern Onshore Region, where lower utilization resulted from gas rejection at the Nuevo Pemex Gas Processing Complex.

This was primarily due to limited processing capacity for sour wet gas from the Bakté field, as well as transportation constraints in the 36-inch (L-3) pipeline caused by elevated gas-flow temperatures.

Infrastructure

In 2025, the average number of active wells remained stable, ending 4Q25 with 5,785 operating wells, with crude production as the predominant output and 90% of activity concentrated in offshore structures.

Drilling activity showed a year-over-year moderation in completed wells, with efforts focused on development. Drilling rigs stabilized during the second half of the year, with a predominance of onshore operations across both development and exploration activities.

Discoveries

During the fourth quarter, the Xomili-1AEXP well tested as a producer of oil and 35° API gas. A preliminary 3P reserve estimate of 16 MMboe has been identified.

Asset	Project	Well	Geological age	Initial production		Water depth (m)	Hydrocarbon type	Completion date	Remarks
				bpd	MMcfd				
Southern Offshore Exploration Asset	Uchukil	Xomili-1EXP	Upper Miocene	1,670	1.17	35.6	Oil and gas	11/18/2025	Preliminary 3P reserve estimate of 16 MMboe.

Exploration & Extraction 2025

Liquid Hydrocarbon Production

In 2025, liquids production — including partners' share — averaged 1,635 Mbd, representing a 124 Mbd decrease (-7.0%) compared to 2024.

This variation was mainly driven by the natural decline of the offshore fields Maloob and Zaap, as well as the onshore fields Quesqui and Tupilco Profundo. Additional operational factors included the increased complexity of drilling deeper wells under high-pressure, high-temperature conditions; delays in the installation of offshore infrastructure at the Xanab field; the start-up of the pressure-reduction plant at Quesqui; and atypical weather conditions that affected the continuity of offshore operations.

Gas Production

Hydrocarbon gas production (excluding nitrogen) averaged 3,677 MMcfd, a 54 MMcfd decrease compared to 2024. The decline was primarily due to the natural decline of mature fields and new developments, particularly Quesqui and Tupilco Profundo.

However, this trend began to reverse in 4Q25, mainly due to new wells coming online in the Bakté and Ixachi fields.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 22 of 130 Well Completions In 2025, 60 development wells were completed — 46 fewer than in 2024. In exploratory activity, 18 exploratory wells were completed, 15 fewer than the previous year. Drilling activity showed a year-over-year moderation in completed wells, with activity centered on development. Drilling rigs stabilized during the second half of the year, with a predominance of onshore operations across both development and exploration. Gas Utilization Hydrocarbon gas sent to the atmosphere averaged 446 MMcfd in 2025, an increase of 141 MMcfd compared to 2024. Annual gas utilization reached 92.9%. The main variations occurred in the Southern Onshore Region, driven by gas rejection at the Nuevo Pemex Gas Processing Complex due to limited processing capacity for sour wet gas from the Bakté field, as well as transportation constraints in the 36-inch (L-3) pipeline caused by elevated flow temperatures. Discoveries In 2025, three exploratory discoveries were made — Xomil-1, Konen-1 and Bakte-1DEL — with a preliminary estimate of 3P resources totaling 74 MMboe. These results strengthen the prospective potential of the South Marine and South Onshore regions, contributing to reserve additions and supporting the long-term sustainability of the Exploration and Extraction portfolio. INDUSTRIAL PROCESSES 4Q25 Crude Oil Processing In the fourth quarter of 2025, crude oil processing in the National Refining System (NRS) averaged 1,136 Mbd, 349 Mbd more compared to the same period in 2024, representing a 44.4% increase. The Tula, Olmeca, and Salina Cruz refineries stand out in this result, with crude volumes processed of 226, 221, and 211 Mbd, respectively. The installed atmospheric distillation capacity of the NRS is 1,750 Mbd. At this processing level, utilization of the NRS’ primary distillation capacity averaged 57.4%. Petroleum Products Production In the fourth quarter of 2025, petroleum products production averaged 1,177 Mbd, a 41.5% increase compared to the same quarter of 2024. Production of high-value distillates (gasoline, diesel, and jet fuel) accounted for 65.5% of total production, rising from 505 Mbd to 771 Mbd, equivalent to a 52.6% increase. In this regard, the distillate yield stood at 67.9%, 3.6 percentage points higher than in the same period of the previous year, as a result of improved reliability of processing units driven by the National Refining System (SNR) rehabilitation program. PEMEX Service Stations As of December 31, 2025, a total of 7,480 service stations were operating under the PEMEX Franchise, representing a 3.0% increase compared to the number recorded as of December 31, 2024. Of these stations, 7,435 were operated by third parties, while 45 stations were owned and managed by PEMEX (self-consumption service stations).

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 23 of 130 In addition, as of the same date, 1,155 service stations were operating under the Brand Use Licensing (LUM) scheme, and 4,308 service stations were operating under brands other than PEMEX, supplied either by PEMEX or by third-party providers. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mrs. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Industrial Processes and Energy Transformation. As of December 31, 2025, the amount of operations held is Ps. 31.2 billion and the balance receivable is Ps. 8.0 billion. Natural Gas Processing and Production In the fourth quarter of 2025, wet gas processing averaged 2,113 MMcfd, a 7.2% decrease compared to the same period in 2024. This variation is explained by lower production of sour and sweet wet gas in the Southeastern and Northern regions, respectively. Dry gas production reached 1,689 MMcfd, a 4.0% decrease relative to the same quarter of 2024, mainly due to lower output at the La Venta, Nuevo Pemex, Poza Rica, Burgos, and Arenque gas processing complexes. Regarding natural gas liquids (NGLs), production averaged 118 Mbd, a 20.2% decrease, primarily driven by lower processing at the Ciudad Pemex, Poza Rica, Burgos, and Nuevo Pemex complexes. Meanwhile, condensate processing averaged 4.2 Mbd, 51.3% lower than the same quarter of 2024, due to reduced intake of sour and sweet condensates. Petrochemicals Production In the fourth quarter of 2025, petrochemicals production totaled 288 thousand tones (Mt), an increase of 22.2% compared to the same period of 2024. This variation is mainly explained by the following factors: • sulfur production increased by 33 Mt compared to the same quarter of 2024, due to higher output at the Olmeca refinery; • production of ethane derivatives rose by 50%, as a result of the resume of production at the ethylene oxide plant at the Cangrejera Petrochemical Complex; • methanol production at the Independencia Petrochemical Complex increased by 7 Mt due to longer operating time at Methanol Plant No. 2; and • regarding other petrochemicals, the 12 Mt increase is explained by higher carbon dioxide production at the Cosoleacaque Petrochemical Complex. Dowstream Processes 2025 Crude Oil Processing In 2025, crude oil processing in the NRS averaged 1,014 Mbd, an 11.9% increase as compared to 2024. The refineries that contributed the most to this result were Tula, with 212 Mbd, and Dos Bocas, with 134 Mbd. The NRS’ installed atmospheric distillation capacity is 1,750 Mbd. At this processing level, primary distillation capacity utilization in the SNR was 51.2%. Petroleum Products Production Petroleum products production increased by 11.9% compared to 2024, averaging 1,057 Mbd, driven by continuous improvements in the operation of the National Refining System (SNR).

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 24 of 130 High value distillates production grew 23.9% to 661 Mbd, mainly supported by the performance of the Olmeca refinery, which began continuous operations in February 2025 and progressively ramped up processing throughout the year, as well as the start- up of the Tula coker unit in July 2025. As a result, the distillate yield increased from 58.9% in 2024 to 65.2% in 2025. Gas Processing and Production In 2025, wet gas processing averaged 2,145 MMcfd, a decrease of 174 MMcfd or 7.5% compared to 2024, mainly due to lower wet gas availability in the Southeastern and Northern E&P regions. As a result, dry gas production averaged 1,704 MMcfd, a decrease of 121 MMcfd or 6.6% compared to 2024. This performance is primarily explained by lower gas production at the Cactus, Nuevo Pemex, and Burgos gas processing complexes. Similarly, natural gas liquids (NGLs) production stood at 126 Mbd, representing a decrease of 25 Mbd or 16.5%, mainly attributable to lower output at the Cactus gas processing complex. Meanwhile, condensate processing averaged 7 Mbd, a decline of 34.3%, equivalent to 4 Mbd less than in 2024. Petrochemical Production In 2025, cumulative petrochemicals production totaled 1,198 Mt, a 15.4% increase compared to 2024. This growth was mainly driven by: • a 38 Mt increase in sulfur production, explained by the contribution of the Olmeca refinery to this petrochemical; • higher methanol output, up 16 Mt, resulting from greater operating continuity at the Independencia Petrochemical Complex, particularly at Methanol Plant No. 2; and • increased carbon dioxide (CO₂) production, up 19 Mt, driven by the performance of the ammonia plants at the Cosoleacaque Petrochemical Complex, which strengthened the “other petrochemicals” category. Environmental, Social & Governance Criteria 4Q25 Carbon Dioxide Equivalent Emissions During 4Q25, carbon dioxide equivalent (CO₂e) emissions totaled 18.7 MMtCO₂e, representing a 33.6% increase compared to 4Q24. In the quarter, deviations in pipelines and compression systems affected operational efficiency in the Exploration and Extraction segment. Operational measures are currently being implemented to address these deviations and enhance system stability. For full-year 2025, estimated emissions reached 68.4 MMtCO₂e, up 18.8% year-over-year. The increase was primarily driven by higher operational activity levels, including increased throughput at the Olmeca refinery, the gradual restart of rehabilitated facilities within the National Refining System, and operational deviations in cogeneration systems supplying steam to gas processing operations. Methane Emissions Methane emissions (CH4) in 4Q25 amounted to 213.2 Mt, representing a 49.2% increase compared to 4Q24. On a full-year basis, methane emissions totaled 764 Mt in 2025, up 31.8% year-over-year. The increase was primarily associated with an extraordinary operational event related to gas transportation pipeline deviations, as well as temporary interruptions in cogeneration systems supplying steam to gas processing facilities. Operational actions are underway to address the identified deviations and strengthen the reliability of gas transportation and processing systems.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 25 of 130 Sulfur Oxide Emissions In 4Q25, sulfur oxides (SOx) emissions amounted to 357.4 Mt, a 9.6% increase compared to 4Q24. On a full-year basis, emissions totaled 1,342.7 Mt in 2025, up 3.6% year over year. This performance is mainly explained by lower operational availability of sulfur recovery units in gas processing, as well as greater use of thermal oxidizers in refining starting in 3Q25, driven by start-up and stabilization periods. To reduce these emissions over the medium term, resources are being invested in rehabilitating sulfur recovery units in refining. In 2026, efforts to strengthen reliability will continue, particularly in gas processing. Water Reuse During 4Q25, the volume of water reused totaled 8.6 MMm³, representing an 11.2% decrease compared to 4Q24. This variation was primarily attributable to a reduction of 0.4 MMm³ at the Madero refinery and 1.6 MMm³ at the Wastewater Treatment Plant (PTAR) and the Blackwater Treatment Plant (PTAN) at the Cadereyta refinery, where operational failures and pending rehabilitation works reduced the volume of treated wastewater available for reuse. The decline was partially offset by increases of 0.2 MMm³ at the Salamanca refinery PTAR and 0.7 MMm³ at the Tula refinery PTAR. Energy Consumption During 4Q25, total energy consumption amounted to 125.3 petajoules (PJ), representing a 4.7% increase compared to 4Q24. This performance was primarily associated with higher crude processing levels. On a full-year basis, energy consumption totaled 491.5 PJ, reflecting a 1.8% decrease compared to 2024. The reduction was mainly attributable to lower activity levels in crude extraction and gas processing operations. Initiatives to Reduce Atmospheric Emissions and Climate Change Adaptation • Emissions Trading System (ETS). During 4Q25, facilities participating in the pilot phase submitted emission allowances corresponding to 2024 operations. The Advisory Committee concluded its sessions related to the operational phase, and new regulation is expected. • Greenhouse Gas (GHG) Emissions. Following the stabilization of refinery start-ups and the increase in crude processing levels, a gradual improvement in emissions intensity associated with these operations is expected. Additionally, projects are under evaluation to incorporate flare gas recovery systems at refineries, with the objective of maximizing the use of fuel gas and reducing associated emissions. • Energy Transition. Several pilot projects are under evaluation to diversify technological capabilities, including: lithium extraction from petroleum brines; geothermal utilization in oil fields; installation of solar panels in operational areas and service stations; and sustainable aviation fuel production. • Gas Utilization. Infrastructure for gas handling and recovery in the Exploration and Extraction segment continues to be strengthened, including the operation of compression systems, new infrastructure development, and compressor reinstatement.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 26 of 130 • Methane Emissions. Leak detection and repair (LDAR) programs remain in place at offshore and onshore facilities, in accordance with regulations issued by the Agencia de Seguridad, Energía y Ambiente (Agency for Safety, Energy and Environment – ASEA). Since February 2025, Pemex has been addressing alerts from the IMEO Methane Alert and Response System (MARS), coordinated by the United Nations Environment Programme (UNEP), to identify significant emissions, report mitigation actions, and prevent recurrence. • Climate Change Adaptation. Climate change adaptation measures have been implemented in 38% of priority facilities, while 29% are conducting physical risk assessments and evaluating corresponding measures. The program supporting these assessments is currently being updated. • Destruction of Polychlorinated Biphenyls (PCBs). As of year-end 2025, more than 1,700 transformers across over 90 work centers had been sampled, and 3,530 kg of polychlorinated biphenyls (PCBs) were destroyed as part of Phase II of the project financed by the Global Environment Facility (GEF). • Environmental Risk Inventory. The total inventory of environmental risks amounted to 240 identified risks, of which 67 have been addressed. Currently, 173 risks are at various stages of management. With respect to Priority 1 risks, 21 have been addressed and the remainder are in the process of being addressed or are under procurement. The estimated investment for the comprehensive remediation of the inventory amounts to MXN 15.5 billion, of which approximately MXN 14.2 billion corresponds to outstanding risks, mainly associated with mitigation actions related to soil, water, and air. Social Industrial Safety and Occupational Health Pemex continues to strengthen its industrial safety and occupational health systems. Under a preventive approach, the Company prioritizes the identification, assessment, and mitigation of critical risks to protect personnel, preserve asset integrity, and ensure operational continuity, consistent with its sustainability and corporate responsibility principles. Frequency Index[5] In 4Q25, the Frequency Index (FI) for Pemex personnel stood at 0.29 accidents per million exposure hours worked, representing a 38.1% increase compared to 4Q24. A total of 24 employees were injured during the quarter: seven in Exploration and Extraction; six in the Logistics Division; five in Industrial Processes; five in the Administration and Services Division; and one in Energy Transformation. As of year-end 2025, the cumulative FI was 0.28 accidents per million exposure hours worked, reflecting a 12.5% reduction compared to 2024. Severity Index[6] In 4Q25, the monthly Severity Index (SI) for Pemex personnel was 17 lost days per million exposure hours, representing a 15.0% decrease compared to 4Q24. As of year-end 2025, the cumulative SI stood at 15 lost days per million exposure hours, reflecting a 37.5% reduction compared to 2024. For all events classified as moderate or severe, root cause analyses are conducted to identify determining factors and establish corrective and preventive actions aimed at avoiding recurrence.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 27 of 130 For very severe events, analyses are conducted by independent national and international investigators, strengthening the objectivity of evaluations and transparency in accountability. These processes reinforce the Pemex Safety, Health and Environmental Protection System (SSPA) and further promote a culture of prevention across the organization. Initiatives in Safety, Occupational Health and Environmental Protection (SSPA) During 4Q25, various evaluation, oversight, and performance-strengthening activities were conducted in matters related to Safety, Occupational Health and Environmental Protection (SSPA), including the following: • Second-Party Audit on SSPA Performance Four second-party audits were conducted at the following facilities:  Ku-M Processing Center  Cosoleacaque Petrochemical Complex  Madero Refinery  JuJo Complex (Separation Battery and Compression Station) As a result, 66 non-conformity findings were identified: 21 Type A, 37 Type B, and 8 Type C. These findings are subject to corrective action programs and follow-up in accordance with the guidelines of the Pemex SSPA System. • Management of Critical Events During the quarter, Root Cause Analyses (RCA) were conducted in connection with the following events:  Fatal contractor accident during plugging services at the Gas Processing and Transportation Center (CPTG) Atasta facility.  Fatal contractor accident at Cooling Tower CT-1000N at the Madero Refinery.  Explosion in the 36-inch Cactus–EMC gas pipeline (CENAGAS).  Fire at Electrical Substation No. 7 at the Dos Bocas Maritime Terminal. As part of the organizational learning process and with the objective of preventing recurrence, corporate-level Safety Alerts derived from these events were issued during the quarter. • Verification Program for Low-Performance Work Centers  The verification program aimed at reducing accident rates in work centers with SSPA performance below the corporate standard continued during the quarter. Verification visits were conducted at facilities within the Logistics area. • Industrial Safety Risk Inventory As of 4Q25, the cumulative industrial safety risk inventory stands at 1,033 risks identified since 2019; 757 (73.3%) have been addressed, while 276 (26.7%) remain in progress. In 2025, 169 additional risks from the Logistics Directorate were incorporated. All risks in progress have mitigation and monitoring programs in place through final resolution. The inventory is managed simultaneously across years, prioritizing each case based on its criticality. The estimated investment required for its comprehensive resolution amounts to MXN 31.6 billion, of which approximately MXN 14.4 billion corresponds to pending risks, reflecting a structured effort to strengthen industrial safety conditions. Social Responsibility In 4Q25, Pemex implemented a comprehensive social responsibility strategy through 114 Programs, Works and Actions (PROA), 61 donations, and 4 Mutual Benefit Works (OBM) in communities where the Company maintains operational presence.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Social investment during the quarter amounted to MXN 841.5 million, allocated to projects in infrastructure, health, environment, public safety, education, sports, and productive development, based on territorial assessments that guide the prioritization of interventions.

Activities were concentrated in 17 federal entities, selected due to their operational relevance and the Company's historical ties to these regions. This targeted approach enabled the Company to address priority needs, strengthen local capacities, and contribute to sustainable territorial development, in alignment with the United Nations Sustainable Development Goals (SDGs).

Entity	Donations		OBM		PROA		Total Investment MXN million
	#	MXN million	#	MXN million	#	MXN million	
Campeche	-	-	-	-	17	56.02	56.02
CDMX	-	-	-	-	2	1.34	1.34
Chiapas	2	31.62	-	-	8	8.34	39.97
Coahuila	1	10.21	-	-	-	-	10.21
Guanajuato	13	52.17	-	-	-	-	52.17
Guerrero	1	1.36	-	-	-	-	1.36
Hidalgo	5	23.13	-	-	7	33.35	56.49
México	4	15.31	-	-	-	-	15.31
Michoacán	1	3.04	-	-	1	1.60	4.64
Morelos	1	10.21	-	-	-	-	10.21
Nuevo León	4	20.96	-	-	2	2.82	23.78
Oaxaca	5	10.63	-	-	6	11.16	21.79
Puebla	4	72.03	-	-	11	26.00	98.03
Tabasco	4	76.95	4	98.14	33	113.08	288.16
Tamaulipas	5	25.55	-	-	6	19.85	45.40
Veracruz	11	55.65	-	-	20	58.55	114.20
Zacatecas	-	-	-	-	1	2.44	2.44
Total	61	408.8	4	98.14	114	334.55	841.52

Spending by strategic axis


3%
2%
1%
0%
13%
32%
49%
Donations
Infrastructure
Health
Education and Sports
Public Security and Civil Protection
Environmental Protection
Productive Projects

28 of 130

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 29 of 130 The following are some of the most relevant PROAs implemented during the quarter, organized according to the Sustainable Development Goals (SDGs) that guide the company’s social responsibility strategy. SDG Programs, Woks and Actions (PROAs) SDG 3 Good Health and Well-Being Deployment of Mobile Medical Units in seven states; free mammography services in Tabasco, Campeche, and Mexico City; construction, rehabilitation, and equipment of IMSS Rural Medical Units in Puebla and Veracruz. SDG 4 Quality Education Construction and rehabilitation of school infrastructure in Tabasco; provision of equipment and furnishings across multiple states; installation of recreational modules in primary-level schools. SDG 6 Clean Water and Sanatation Rehabilitation of drinking water systems with photovoltaic integration in Oaxaca; provision in water tanker trucks in Tamaulipas and Puebla to strengthen distribution in rural communities. SDG 7 Affordable and Clean Energy Installation of LED lighting systems in Chiapas, Tabasco and Campeche; implementation of photovoltaic systems in Oaxaca to promote renewable energy. SDG 9 Industry, Innovation and Infrastructure Paving and rehabilitation of roads in five states; construction of sports and community infrastructure; delivery of heavy machinery to local governments to strengthen operational capacity. SDG 11 Sustainable Cities and Communities Delivery of waste collection units in five states; provision of desilting equipment; construction of municipal infrastructure and support for aquaculture productive projects in Campeche. SDG 16 Peace, Justice and Strong Institutions Delivery of ambulances equipped in accordance with NOM-034-SSA3-2012; provision of firefighting equipment and emergency vehicles; strengthening of civil protection capacities in five entities. From January to December 2025, Pemex’s social investment in oil producing communities totaled MXN 3,581 million, an increase of MXN 405 million compared to 2024. Funds were allocated to 146 donations of asphalt and fuels totaling MXN 1,995 million and to 343 PROAs (Programs, Works and/or Actions) totaling MXN 1,586 million, strengthening support for the social and economic development of the regions where the company operates. Inclusion and Human Rights In 2025, actions related to Inclusion and Human Rights were structured around five thematic pillars aimed at strengthening workplace well-being, substantive equality, non-discrimination, and the prevention of all forms of violence within the Company. Through this strategy, 403 actions were implemented, reaching more than 200,000 personnel attendances across various work centers, in coordination with the Regional Inclusion Offices. Areas of Action Pillar 1. Violence-Free Work Environments with a Gender Perspective. A total of 100 actions were carried out, including ongoing institutional awareness initiatives, activism campaigns against gender- based violence, and training workshops on a culture of peace, substantive equality, human rights-based leadership, and peaceful conflict resolution. Pillar 2. Prevention and Psychosocial Support. Eighty-seven workshops were delivered, and continuous guidance was provided through the Labor and Gender Care and Well- Being Center (CABLAG), strengthening internal response mechanisms for cases of discrimination, workplace harassment, and gender-based violence.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 30 of 130 Areas of Action Pillar 3. Inclusion, Equality and Non-Discrimination A total of 86 actions were conducted, including institutional outreach initiatives, training workshops on substantive equality, sexual diversity, human rights, and inclusive language, as well as sessions of the Inclusion, Equality and Non-Discrimination Committee (MIIND), an internal governance mechanism promoting inclusive work environments. Pillar 4. Institutional Culture and Cohesion. Seventy-three cultural, recreational, and civic initiatives were implemented to strengthen institutional identity, historical memory, and a culture of peace within the Company. Pillar 5. Economic Well-Being and Community Strengthening. Forty-five actions were carried out under the Protec Salario Program, aimed at strengthening financial education and employees’ economic well-being. Additionally, 148,572 consultations were registered through the Pemex Asiste application. Across all pillars, internal communication campaigns were reinforced through graphic and informational materials designed to promote equality, inclusion, and the prevention of workplace violence. Governance During 4Q25, Petróleos Mexicanos continued the implementation of its compliance program, “Pemex Cumple”, structured around four strategic pillars. The program promotes the prevention of corruption risks, accountability, and the development of a sustainable organizational environment through initiatives that reinforce social responsibility, institutional strengthening, and adherence to ethical values. • Training A total of 1,991 employees completed training programs focused on strengthening ethical culture and corruption prevention. • Due Diligence Viability Opinions PEMEX|Market viability Through the Due Diligence System, 973 due diligence processes were received during the period, and 911 viability opinions were issued to support the execution of commercial agreements with third parties. • Promotion of Compliance in Transparency, Access to Information, and Personal Data Protection Open Data: Pemex carried out coordination actions with the Agencia de Transformación Digital y Telecomunicaciones (Digital Transformation and Telecommunications Agency) to update and ensure compatibility of its databases with the Plataforma Nacional de Datos Abiertos (National Open Data Platform). Technical meetings were held to define the mechanism for uploading and consolidating information. International Transparency: Pemex continued its participation in the Extractive Industries Transparency Initiative (EITI) by responding to requests from the International Secretariat and participating in sessions convened by the national technical working group, in line with the 2025–2026 work plan. Institutional Regulatory Framework: Draft updates to internal policies and guidelines on transparency, access to information and personal data protection, as well as the operating rules of the Comité de Transparencia (Transparency Committee), were submitted for review to align them with newly issued legal provisions. Transparency Obligations: As of December 31, 2025, a total of 12,236,295 records had been uploaded to the Plataforma Nacional de Transparencia (National Transparency Platform). The information corresponding to 4Q25 is scheduled for upload in January 2026, in accordance with applicable regulations. [1] Including business partners’ production and condensates produced at fields

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 31 of 130 [2] Crude oil and condensates. [3] Includes production that belongs to the State through Ek-Balam [4] Does not Include nitrogen. Includes production from business partners. [5] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work- related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours. [6] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death. Financial position, liquidity and capital resources [text block] Financial Summary Revenues In the fourth quarter of 2025, total revenues from sales and services amounted to Ps. 362.4 billion, representing a 15.9% decrease compared to the same period in 2024. This variation was mainly driven by lower export sales, affected by reduced crude oil volumes and lower prices, partially offset by higher volumes and prices in domestic sales of gasoline, diesel, fuel oil, and jet fuel. Cost of Sales Cost of sales, including fixed asset impairment, totaled Ps. 277.0 billion, a 31.6% year-over-year decrease. This decline was mainly attributable to lower fixed asset impairment, reduced product purchases, the elimination of extraction and exploration duties, a decrease in unsuccessful wells, and a lower provision for ongoing legal proceedings; partially offset by higher conservation and maintenance expenses and an increase in auxiliary services paid to third parties for oil field operations. Taxes and Duties During the fourth quarter of 2025, PEMEX recorded total taxes and duties of Ps. 43.1 billion, including the Welfare Oil Duty, compared to a charge of Ps. 205.3 billion in the same period of 2024. This decrease was mainly attributable to the recognition, at year-end 2024, of the cancellation of deferred tax assets following the elimination of Income Tax under the fiscal regime applicable to PEMEX. Net Result During the quarter, PEMEX recorded a net loss of Ps. 0.1 billion, lower than the net loss of Ps. 350.5 billion recorded in 4Q24. The improvement was mainly driven by the decrease in cost of sales, lower fixed asset impairment, reduced taxes and duties, higher foreign exchange gains, and positive gains from derivative financial instruments; partially offset by lower sales. Financial Debt As of December 31, 2025, total financial debt recorded U.S. $ 85.2 billion, a 12.7% decrease as compared to 2024. Translated at an exchange rate of Ps. 17.9667 per U.S. $ 1.00, this amounts to approximately Ps. 1,531 billion. Financial Resources PEMEX has revolving credit facilities for liquidity management of up to U.S. $ 5.5 billion. As of December 31, 2025, U.S. $ 4.1 billion were available.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 32 of 130 EBITDA EBITDA amounted to Ps. 33.9 billion, representing an increase of Ps. 21.3 billion, reflecting the return to operating income and improved cost discipline. CAPEX As of December 31, 2025, capital expenditure amounted to Ps. 140.9 billion. Consolidated Income Statement from October 1 to December 31, 2025 Total Revenues from Sales and Services Total revenues from sales and services amounted to Ps. 362.4 billion, representing a 15.9% decrease compared to the fourth quarter of 2024. This variation was primarily driven by: • a 42.5% decrease in export sales value, attributable to lower crude oil export volumes as well as lower crude oil prices; and • a 5.0% increase in domestic sales value, driven by higher volumes and prices of gasoline, diesel, fuel oil, and jet fuel. Cost of Sales Cost of sales, including fixed asset impairment, amounted to Ps. 277.0 billion, representing a 31.6% decrease. This variation was mainly attributable to: • a decrease in fixed asset impairment of Ps. 64.6 billion, due to a lower discount rate applied; • a decrease in purchases for resale of Ps. 39.1 billion; • a reduction in extraction and exploration duties of Ps. 15.0 billion, following the elimination of these duties beginning in 2025; • a decrease in unsuccessful wells of Ps. 14.8 billion; and • a decrease in provisions for ongoing legal proceedings of Ps. 13.7 billion; partially offset by • an increase in conservation and maintenance expenses of Ps. 14.8 billion; • an increase in auxiliary services paid to third parties for oil field operations of Ps. 9.5 billion; • an increase in exploration expenses of Ps. 4.0 billion; and • an increase in taxes on domestic sales of Ps. 3.5 billion. Taxes and Duties During the fourth quarter of 2025, total taxes and duties amounted to Ps. 43.1 billion, including the Welfare Oil Duty, compared to a charge of Ps. 205.3 billion in the same period of 2024. This decrease was mainly attributable to the recognition, at year-end 2024, of the cancellation of deferred tax assets following the elimination of Income Tax (ISR) under the fiscal regime applicable to PEMEX, which resulted in the recognition of an expense of Ps. 156.5 billion. Net Income (Loss) Evolution During 4Q25, PEMEX recorded a net loss of Ps. 0.1 million, compared to a net loss of Ps. 350.5 billion recorded in 4Q24. The main factors contributing to this result were: (i) a decrease in cost of sales; (ii) a decrease in fixed asset impairment; (iii) a decrease in taxes and duties; (iv) an increase in foreign exchange gains; and (v) an increase in gains from derivative financial instruments; partially offset by (vi) a decrease in sales.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 33 of 130 During the quarter, a foreign exchange gain of Ps. 42.2 billion was recorded, compared to a foreign exchange loss of Ps. 48.0 billion in 4Q24. This variation was driven by the appreciation of the Mexican peso against the U.S. dollar in 4Q25, in contrast to the depreciation observed in the same period of the prior year. The exchange rate moved from Ps. 18.3825 per U.S. $ 1.00 as of September 30, 2025, to Ps. 17.9667 per U.S. $ 1.00 as of December 31, 2025, representing a 2.3% variation. Additionally, gains from derivative financial instruments of Ps. 3.5 billion were recorded in 4Q25, compared to a cost of Ps. 14.3 billion in 4Q24. This difference was mainly attributable to the fair value effect of cross-currency swaps, currency options, and crude oil options. Comprehensive Income (Loss) In 4Q25, PEMEX recorded comprehensive income of Ps. 10.7 billion, mainly as a result of actuarial gains related to the increase in the discount rate from 9.75% as of September 30, 2025 to 9.95% as of December 31, 2025, as well as negative foreign currency translation effects of Ps. 10.7 billion associated with the depreciation of the U.S. dollar against the Mexican peso. Consolidated Balance Sheet as of December 31, 2025 Total Sales In 2025, total revenues from sales and services amounted to Ps. 1,528.5 billion, representing an 8.6% decrease compared to 2024. This variation was mainly driven by: • a 22.3% decrease in export sales, primarily due to a lower average price of the Mexican Export Mix crude oil, which declined from U.S. $ 70.23 per barrel in 2024 to U.S. $ 61.75 per barrel in 2025, as well as a 28% decrease in crude oil export volumes; partially offset by • a 1.1% increase in domestic sales, driven by higher prices of gasoline, diesel, jet fuel, liquefied petroleum gas (LPG), and natural gas. Cost of Sales Cost of sales decreased by 16.3%, including the effect of fixed asset impairment, mainly due to: • lower purchases for resale of Ps. 96.9 billion, reflecting reduced volumes of imported products; • the elimination in 2025 of extraction and exploration duties, now integrated into the Welfare Oil Duty (DEPEBI), resulting in a decrease of Ps. 47.5 billion; • a positive inventory valuation effect of Ps. 34.0 billion; • a decrease in fixed asset impairment of Ps. 63.8 billion; • lower crude oil purchases under contracts with the National Hydrocarbons Commission (CNH) of Ps. 12.5 billion; and • a reduction in unsuccessful wells of Ps. 12.5 billion. These effects were partially offset by higher operating expenses related to the payment of the Special Tax on Production and Services (IEPS) on domestic sales through MexGas Internacional of Ps. 17.7 billion, an increase in well amortization of Ps. 7.8 billion, and an increase in the net cost for the period of employee benefits of Ps. 11.8 billion. Taxes and Duties In 2025, total taxes and duties amounted to Ps. 195.2 billion, representing a 32.8% decrease compared to 2024. This decrease was mainly attributable to a base effect: in 2024, an extraordinary expense of Ps. 156.5 billion was recorded as a result of the cancellation of deferred taxes following the elimination of Income Tax (ISR) under the fiscal regime applicable to PEMEX. This effect was partially offset by the reduction of the Profit-sharing Duty (DUC) in 2024, derived from the decrees dated February 13 and August 23, 2024, which granted a 100% tax credit on provisional payments corresponding to January (Ps. 15.7 billion) and the period from May through July (Ps. 47.6 billion) of that year.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 34 of 130 Net Income (Loss) Evolution In 2025, PEMEX recorded a net loss of Ps. 45.2 billion, lower than the net loss of Ps. 780.6 billion reported in 2024. This result was mainly driven by the following factors: • a decrease in cost of sales, including fixed asset impairment, of Ps. 242.3 billion; • an increase in gains from derivative financial instruments of Ps. 49.2 billion; • an increase in foreign exchange gains of Ps. 499.6 billion; and • a decrease in taxes and duties of Ps. 95.1 billion; partially offset by • a decrease in sales of Ps. 144.1 billion. Comprehensive Income (Loss) In 2025, PEMEX recorded a comprehensive loss of Ps. 281.4 billion, compared to a comprehensive loss of Ps. 487.3 billion in 2024. This result was primarily driven by the recognition of actuarial losses related to employee benefits, mainly due to the decrease in the discount rate from 11.28% in 2024 to 9.95% in 2025. Working Capital As of December 31, 2025, the Company reported negative working capital of Ps. 520.3 billion, compared to negative working capital of Ps. 768.0 billion as of December 31, 2024. This favorable variation of Ps. 247.7 billion was primarily attributable to: • a decrease in short-term debt of Ps. 79.8 billion; • an increase in cash and cash equivalents of Ps. 73.7 billion; • a decrease in suppliers of Ps. 71.6 billion; • a decrease in liabilities from derivative financial instruments of Ps. 30.9 billion; • an increase in inventories of Ps. 10.8 billion; • an increase in Mexican Government Bonds of Ps. 6.7 billion; and • an increase in derivative financial instrument assets of Ps. 5.3 billion. These effects were partially offset by a decrease in other accounts receivable of Ps. 11.6 billion and a decrease in customers of Ps. 14.7 billion. Debt Financial Resources As of December 31, 2025, Petróleos Mexicanos, State-Owned Public Company, and its subsidiary companies carried out financing activities —including short-term bank borrowings — amounting to Ps. 897.9 billion (U.S. $ 50.0 billion). Total amortizations recorded during the period amounted to Ps. 1,169.25 billion (U.S. $ 65.1 billion). Approximately 90.9% of total debt is denominated in currencies other than the Mexican peso, primarily in U.S. dollars, and for accounting purposes is translated into Mexican pesos at the closing exchange rate. Financing Activities In line with the Business Plan of Petróleos Mexicanos, State-Owned Productive Enterprise, and its Subsidiary Companies for 2025– 2035, the strategy to converge toward zero net debt continues. Financial Market Operations In the fourth quarter of 2025, PEMEX did not carry out financing operations.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Revolving Credit Facilities
PEMEX maintains revolving credit facilities for liquidity management totaling U.S. $ 5.5 billion. As of December 30, 2025, U.S. $ 4.1 billion were available.

Hedging Strategy
Since 2017, PEMEX has implemented an annual hedging strategy to protect its revenues against market volatility.

Product Hedging
For fiscal year 2025, the crude oil price hedging strategy protects approximately 38% of the estimated total exposure. This strategy is based on the purchase of monthly put spreads, which provide protection against declines of up to U.S. $ 5.0 in the price of the Mexican crude oil basket, starting from a level deemed adequate by PEMEX based on the balance between cost and protection.

Additionally, PEMEX implemented a strategy to protect cash flows from potential compression in gasoline and diesel crack spreads. Under this program, 5.31 MMb of gasoline (March–August) and 4.11 MMb of diesel (July–November) were hedged. The strategy fixed the gasoline and diesel price differentials versus WTI crude through monthly-settled, fixed-for-floating swaps.

As a result of the volatility observed in crude oil prices and in gasoline and diesel crack spreads during 2025, net receipts in favor of PEMEX of U.S. $ 327.25 million were obtained.

Foreign Exchange Hedging
In the context of PEMEX's bond buyback, the FX-hedging derivative positions linked to those bonds with a notional amount of EUR 2,380 million and U.S. $ 100 million were unwound. As a result, a net gain of U.S. $ 63.2 million was recorded at year-end 2025.

Investment Activities

Budgeted Investment[1]
For fiscal year 2025, PEMEX has an approved investment budget of Ps. 228.7 billion (U.S. $ 11.9 billion[2]). As of December 31, 2025, Ps. 228.7 billion had been exercised, representing 100% of the approved budget.

Business Segment	2025 Budget (Ps. billion)	Investment Exercised as of December 31, 2025 (Ps. billion)
Exploration and Extraction[3]	174.9	174.9
Industrial Processes	45.3	45.3
Logistics	5.4	5.4
Energy Transformation	2.1	2.1
Support Processes	1.0	1.0
Total	**228.7**	**228.7**

Budgetary investment has been primarily focused on supporting hydrocarbon extraction and refining activities aimed at producing refined products and gas liquids. In the Exploration and Extraction segment, resources continue to be allocated to accelerate the development and start-up of new fields, which has helped offset the natural decline of mature fields. Additionally, investments are being directed toward the Refinery Rehabilitation Plan, to enhance operational reliability and increase crude oil processing capacity to strengthen the supply of refined products in the domestic market.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

As of December 31, 2025, capital contributions had been made to subsidiary companies, including Ps. 5.0 billion for the capitalization or the subsidiary in charge of the Olmeca refinery in Dos Bocas, Tabasco, Ps. 2.4 billion to capitalize entities within the fertilizer business line, and Ps. 0.19 billion to Gasolinas Bienestar.

Capital Investment (CAPEX)

For fiscal year 2025, PEMEX has a capital investment (CAPEX) budget of Ps. 140.9 billion (U.S. $ 7.3 billion[12]). As of December 31, 2025, Ps. 140.9 billion had been exercised, representing 100% of total CAPEX.

Business Unit	2025 Budget[4] (Ps. billion)	CAPEX Exercised as of December 31, 2025 (Ps. billion)
Exploration and Extraction	94.8	94.8
Industrial Processes	37.9	37.9
Logistics	5.4	5.4
Energy Transformation	2.0	2.0
Support Processes	0.8	0.8
Total	**140.9**	**140.9**

2026 Budget

For fiscal year 2026, an approved budget of Ps. 291.4 billion (U.S. $ 16.0 billion[5]) has been allocated for budgeted investment activities, distributed as follows:

Business Unit	2026 Budget (Ps. billion)
Exploration and Extraction	246.1
Industrial Processes	29.8
Logistics	9.0
Energy Transformation	4.3
Support Processes	2.2
Total	**291.4**

Other Relevant Topics

Financial Strategy 2025

In 2025, the Government of Mexico, through the Ministry of Finance (SHCP), executed a comprehensive financial strategy aimed at strengthening PEMEX's financial position and optimizing its maturity profile, in alignment with the 2025–2035 Strategic Plan. The financial operations that comprise the strategy were carried out within the debt ceiling authorized by Congress and in coordination with the competent authorities.

1. Repo transaction

In August 2025, PEMEX executed a repo transaction for U.S. $ 11.3 billion, under which it temporarily transferred U.S. Treasury bonds as collateral. The pledged bonds came from a securities lending arrangement with a vehicle financed through the issuance by SHCP of P-Caps for U.S. $ 12.0 billion; under this arrangement, PEMEX pays a semiannual fee for the loan and will return the securities as they mature, within a term of up to five years.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 37 of 130 The proceeds were mainly used to pay down revolving credit lines and other short-term obligations, strengthening liquidity and contributing to the smoothing of the maturity profile. 2. Bond tender offer On September 2, 2025, PEMEX launched a tender offer for up to U.S. $ 9.9 billion covering 11 U.S. dollar- and euro-denominated series with maturities between 2026 and 2029, including accrued interest on the accepted securities; the offer expired on September 30 and settled on October 1 with contributions from the Mexican Government. A total of EUR 1.9 billion and U.S. $ 7.4 billion maturing between 2026 and 2028 were repurchased, with the company also paying a tender premium and an early tender premium (for bids submitted by September 15 that were accepted). Additionally, on October 3 PEMEX announced the full early redemption of three series totaling U.S. $ 1.5 billion and one series totaling EUR 467 million. This operation was completed on November 2, 2025, covering principal, accrued interest, and the make-whole premium. Taken together, these liability management actions reduced market debt and smoothed amortizations, improving liquidity and the overall financial profile. 3. 2025 Investment Financing Program To support the execution of investment projects and strengthen operating liquidity through a structured supplier-payment scheme, in September PEMEX, together with SHCP and the Development Banking institutions, launched the 2025 Investment Financing Program, which allows liquidity to be provided to suppliers for the payment of outstanding invoices corresponding to 2025 through amending agreements. Suppliers are paid through a special-purpose vehicle financed by development banks, commercial banks, and other investors for up to Ps. 250.0 billion; the vehicle is subrogated in the collection rights and PEMEX pays it according to the new schedule. In the second half of 2025, Ps. 191.9 billion were paid to suppliers and contractors with resources from the Program. As a result of the strengthened financial structure and greater institutional support, Fitch Ratings raised Pemex’s rating from B+ to BB+, with a stable outlook, and Moody’s upgraded it from B3 to B1, also with a stable outlook. These actions reflect the strengthening of institutional backing and the improvement in the company’s financial structure. PEMEX returns to the local capital markets On February 13, 2026, PEMEX, in coordination with SHCP, carried out the issuance of three series of certificados bursátiles in the local market for Ps. 31.5 billion under the “communicating vessels” scheme: • Ps. 9.0 billion at 5.2 years, floating rate; • Ps. 17.0 billion at 8.5 years, nominal fixed rate; and • Ps. 5.5 billion at 10.5 years, real fixed rate. The transaction recorded total demand of Ps. 63.3 billion from local and international investors, equivalent to an oversubscription of 2.5× the target amount of Ps. 25 billion, which allowed an average 32-basis-point tightening versus initial price-talk levels. Proceeds will be used to pay liabilities maturing in 2026 that were not contracted in 2025, keeping the total debt balance neutral.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

PEMEX boosts its capabilities through Mixed Development Contracts

PEMEX is strengthening its operational and financial capabilities through the implementation of Mixed Development Contracts, a scheme that allows for the complementing of financial, technical, and technological resources with the participation of private companies, while maintaining State control.

To date, 7 contracts have been awarded. These processes saw broad participation from domestic and international companies, which conducted detailed technical analyses, site visits, and clarification sessions. The awarded companies have proven experience in onshore fields and gas handling, which reduces risks and speeds up project start-up.

Field	Hydrocarbon type	Contract term	Awarded company
Tamaulipas Constituciones	Heavy crude oil Wet gas	20 years	Consorcio 5M del Golfo
Cuervito	Wet gas	20 years	Geolis
Agua Fría	Heavy crude oil Wet gas	20 years	Petrolera Miahuapán
Sini–Caparroso	Super light crude oil Wet gas	15 years	Consorcio 5M del Golfo
Madrefil–Bellota	Light crude oil Wet gas	10 years	Consorcio 5M del Golfo
Macavil	Wet gas Condensado	20 years	GSM Bronco
Tupilco Terciario	Light crude oil Wet gas	9 years	*In signing process*

Currently, 3 additional contracts (Rabasa, San Ramón, and Cinco Presidentes–Rodador) are in a competitive process, and PEMEX continues to assess new projects.

The model establishes that PEMEX retains at least a 40% stake, while the private party contributes 100% of CAPEX and OPEX, with capped cost recovery schemes and regulatory oversight by SENER and SHCP. Revenues are managed through a trust that ensures transparency in payments, recovery, and distribution.

This mechanism supports PEMEX's financial deleveraging, accelerates incremental production, improves operating cash generation, diversifies the operator base, and enhances supplier payment certainty through dedicated cash flow structures.

Contract for Works and Services Developed and Financed by Third Parties (COSDFT)

PEMEX implemented the COSDFT modality to incorporate production with third-party investment, retaining ownership of the Assignment and technical decision-making. In this context, on September 29, the first contract was signed in Ixachi to drill up to 32 wells, build flowlines, and expand two macro-locations. Additionally, in December 2025, a contract was executed for the conditioning of sour wet gas from the field.

In parallel, the Board of Directors authorized four contracts to reactivate wells in the Extraction Assets: Samaria–Luna, signed on February 3, 2026; Macuspana–Muspac and Bellota–Jujo, with signatures scheduled for February 20 and March 3, respectively; and Poza Rica–Altamira, currently in a competitive process.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 39 of 130 FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative or year-on-year variations are calculated by comparison with the corresponding period of the prior year, unless otherwise specified. Rounding As a result of rounding, certain totals may not add up precisely to the sum of the figures presented. Financial Information Except for budgetary and volumetric information, the financial information included in this report and the related appendices is based on the consolidated financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), which PEMEX adopted as of January 1, 2012. For further information regarding the adoption of IFRS, please refer to Note 23 to the consolidated financial statements included in the 2012 Annual Report filed with the Comisión Nacional Bancaria y de Valores (“CNBV”), or the 2012 Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”). EBITDA is a non-IFRS financial measure. A reconciliation of EBITDA is presented in Table 32 of the appendices to this report. Budgetary information is prepared in accordance with Government Accounting Standards and, therefore, does not include the subsidiary companies and affiliates of Petróleos Mexicanos. It is important to note that our outstanding credit agreements do not include financial covenants or events of default that could arise as a result of negative equity. Methodology The methodology used to prepare the information published herein may be modified from time to time in order to improve its quality and usefulness and/or to align it with international standards and best practices. Foreign Exchange Conversions For reference purposes, translations from Mexican pesos into U.S. dollars have been made at the prevailing closing exchange rate for the relevant period, unless otherwise indicated. Due to market volatility, differences between the average exchange rate, the closing exchange rate, the spot exchange rate or any other exchange rate could be material. Such translations should not be construed as representing that peso amounts have been or could be converted into U.S. dollars at the exchange rate used. Both our consolidated financial statements and accounting records are maintained in Mexican pesos. As of December 31, 2025, the exchange rate used for convenience translations was Ps. 17.9667 = U.S.$1.00. Fiscal Regime As of January 1, 2015, the tax regime applicable to Petróleos Mexicanos is established in the Hydrocarbons Revenue Law. On March 18, 2025, a new secondary regulatory framework was published in the Official Gazette of the Federation. Amendments and repeals to various provisions of the Hydrocarbons Revenue Law modified PEMEX’s tax regime. The Shared Profit Duty, the Hydrocarbons Extraction Duty and the Hydrocarbons Exploration Duty were repealed and replaced by the Welfare Oil Duty, which establishes a single tax rate applicable to the value of hydrocarbons extracted by assignees, thereby simplifying the tax regime. This new duty provides for a unified rate of 30% on the value of hydrocarbons extracted, without deductions, and a differentiated rate of 11.63% for non-associated natural gas. In addition, the reform exempts PEMEX from the payment of income tax as a result of its change in legal nature to a state-owned public company. The Special Tax on Production and Services (“IEPS”) applicable to automotive gasoline and diesel is established in the Special Tax on Production and Services Law. PEMEX acts as an intermediary between the Ministry of Finance and Public Credit (“SHCP”) and

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 40 of 130 the final consumer by withholding the IEPS and subsequently transferring it to the Mexican Government. As of January 1, 2018, retail gasoline and diesel prices are determined under market conditions. Production-sharing Pursuant to the production sharing agreements in which Petróleos Mexicanos participates as a result of its participation in bidding rounds conducted by the National Hydrocarbons Commission (“CNH”) and block migrations, PEMEX discloses only its proportional share of production for the Ek-Balam field, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico- Misantla-Veracruz (Round 3.1), Block 29 Offshore Southern Basins (Round 3.1), Block 32 Offshore Southern Basins (Round 3.1), Block 33 Offshore Southern Basins (Round 3.1) and Block 35 Offshore Southern Basins (Round 3.1). Hydrocarbon Reserves Pursuant to the Hydrocarbons Sector Law, published in the Official Gazette of the Federation on March 18, 2025, the Ministry of Energy (“SENER”) will establish and administer an electronic information platform to collect, safeguard, manage, analyze, update and publish information and statistics relating to, among other matters, hydrocarbon reserves, including reserve estimation reports and evaluation, quantification and certification studies. On August 13, 2015, the CNH published guidelines regulating the procedure for the quantification and certification of the Nation’s reserves and the related contingent resources report. As of January 1, 2010, the SEC amended its disclosure guidelines to permit the disclosure of probable and possible reserves. However, any descriptions of probable or possible reserves contained in this document do not necessarily comply with the recovery limits set forth in the SEC’s definitions. Investors are encouraged to carefully consider the disclosures contained in the Annual Report filed with the CNBV and in PEMEX’s most recent Form 20-F filed with the SEC, both of which are available at www.pemex.com. Forward-looking Statements This document contains forward-looking statements. Forward-looking statements may be made orally or in writing in PEMEX’s periodic reports filed with the CNBV and the SEC, in statements, offering memoranda and prospectuses, in publications and other written materials, and in oral statements made by PEMEX’s directors or employees to third parties. Such forward-looking statements may include, among others, statements regarding: • exploration and production activities, including drilling; • activities relating to import, export, refining, transportation, storage and distribution of petrochemicals, petroleum, natural gas and oil products; • activities relating to our lines of business; • projected and targeted capital expenditures and other costs; • trends in international and Mexican crude oil and natural gas prices; • liquidity and sources of funding, including our ability to continue operating as a going concern; • farm-outs, joint ventures and strategic alliances with other companies; and • the monetization of certain of our assets. Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to: • general economic and business conditions, including changes in international and Mexican crude oil and natural gas prices, refining margins and prevailing exchange rates; • credit ratings and limitations on our access to sources of financing on competitive terms; • our ability to find, acquire or gain access to additional reserves and to develop, either on our own or with our strategic partners, the reserves that we obtain successfully; • the level of financial and other support we receive from the Mexican Government;

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 41 of 130 • national or international public health events, including the outbreak of pandemics or contagious disease; • the outbreak of military hostilities, including an escalation of the military conflict involving Russia and Ukraine, the conflict in the Middle East and disruptions to shipping operations in the Red Sea; • effects on us from competition, including our ability to hire and retain skilled personnel; • uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves; • technical difficulties; • significant developments in the global economy; • significant economic or political developments in Mexico and the United States; • developments affecting the energy sector; • changes in, or failure to comply with, our legal regime or regulatory environment, including with respect to tax, environmental regulations and corruption regulations; • receipt of governmental approvals, permits and licenses; • natural disasters, accidents, blockades and acts of sabotage or terrorism; • the cost and availability of adequate insurance coverage; and • the effectiveness of our risk management policies and procedures. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are detailed in the Company’s most recent Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV), available on the website of Bolsa Mexicana de Valores, S.A.B. de C.V., and in Petróleos Mexicanos’ most recent Form 20-F filed with the U.S. Securities and Exchange Commission (SEC). Such factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements. ACCRONYMS USED IN THIS DOCUMENT Thousand barrels per day (Mbd) Million barrels (MMb) Million barrels of oil equivalent (MMboe) Million barrels of oil equivalent per day (MMboed) Million cubic feet per day (MMcfd) Thousand tons (Mt) Million tons (MMt) Dollars of the United States of America (U.S. $) Mexican pesos (Ps.) Meters (m) Kilometers (km) Square kilometers (km2) [1] Includes non-capitalizable investment. [2] The Ps. to U.S. $ conversion was made using the average exchange rate applied for the December 2025 budget adjustment: Ps. 19.2271 = U.S. $ 1.00. [3] Exploration investment totaled Ps. 27.6 billion in 4Q25, compared to Ps. 47.9 billion in 4Q24. [4] Budget adjustment as of the end of December 2025. [5] The Ps. to U.S. $ conversion was calculated using the average exchange rate applied for the February 2026 budget adjustment: Ps. 18.2500 = U.S. $ 1.00. Internal control [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

The information related to internal control has not had any changes with respect to the last annual information.

Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

Key Indicators

Indicator Group	4Q24	4Q25	Change %	Change Amount
Mexican Mix (U.S. $/b)	66.25	56.54	-14.7%	(9.71)
Gasoline reference price (U.S. $/b)	88.73	84.25	-5.0%	(4.48)
Diesel reference price (U.S. $/b))	93.60	97.84	4.5%	4.24
LPG price by Decree (Ps./kilo)	10.92	8.66	-20.7%	(2.27)
International reference LPG (Ps./kilo)	8.86	6.61	-25.5%	(2.26)
Natural gas (Henry Hub) (U.S. $/MMBtu)	66.25	56.54	-14.7%	(9.71)
Ps. per U.S. $	20.2683	17.9667	-11.4%	(2.30)

Indicator Group	4Q24	4Q25
Net Income (Loss) / Total Sales	-0.81	-0.00040
Income (loss) before Taxes and Duties / Total Sales	-0.34	-0.0031
Taxes and Duties / Total Sales	0.48	-0.0027
Net (Loss) income / Equity	0.18	0.0001
Income before taxes and duties / Total Assets	-0.07	-0.0005
Net income (loss) / Total Assets	-0.159	-0.0001

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 43 of 130 [110000] General information about financial statements Ticker: PEMEX Period covered by financial statements: 2025-01-01 al 2025-12-31 Date of end of reporting period: 2025-12-31 Name of reporting entity or other means of identification: PEMEX Description of presentation currency: MXN Level of rounding used in financial statements: THOUSANDS Consolidated: Yes Number of quarter: 4 Type of issuer: ICS Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period: Description of nature of financial statements: Disclosure of general information about financial statements [text block] Follow-up of analysis [text block]

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 44 of 130 [210000] Statement of financial position, current/non-current Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Statement of financial position [abstract] Assets [abstract] Current assets [abstract] Cash and cash equivalents 162,562,213,000 88,841,826,000 Trade and other current receivables 207,232,835,000 233,597,032,000 Current tax assets, current 0 0 Other current financial assets 35,970,400,000 23,943,990,000 Current inventories 99,376,963,000 88,569,989,000 Current biological assets 0 0 Other current non-financial assets 5,815,488,000 4,601,883,000 Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners 510,957,899,000 439,554,720,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Total current assets 510,957,899,000 439,554,720,000 Non-current assets [abstract] Trade and other non-current receivables 893,152,000 1,021,778,000 Current tax assets, non-current 0 0 Non-current inventories 0 0 Non-current biological assets 0 0 Other non-current financial assets 0 21,135,321,000 Investments accounted for using equity method 0 0 Investments in subsidiaries, joint ventures and associates 2,803,670,000 2,692,938,000 Property, plant and equipment 1,637,441,306,000 1,650,532,712,000 Investment property 0 0 Right-of-use assets that do not meet definition of investment property 36,202,502,000 41,964,533,000 Goodwill 0 0 Intangible assets other than goodwill 7,630,255,000 17,088,277,000 Deferred tax assets 7,396,498,000 7,033,529,000 Other non-current non-financial assets 37,336,441,000 27,728,775,000 Total non-current assets 1,729,703,824,000 1,769,197,863,000 Total assets 2,240,661,723,000 2,208,752,583,000 Equity and liabilities [abstract] Liabilities [abstract] Current liabilities [abstract] Trade and other current payables 434,473,862,000 505,989,382,000 Current tax liabilities, current 92,746,528,000 85,941,389,000 Other current financial liabilities 423,477,179,000 534,190,984,000 Current lease liabilities 9,259,548,000 8,628,404,000 Other current non-financial liabilities 71,302,452,000 72,773,222,000 Current provisions [abstract] Current provisions for employee benefits 0 0 Other current provisions 0 0 Total current provisions 0 0 Total current liabilities other than liabilities included in disposal groups classified as held for sale 1,031,259,569,000 1,207,523,381,000 Liabilities included in disposal groups classified as held for sale 0 0 Total current liabilities 1,031,259,569,000 1,207,523,381,000 Non-current liabilities [abstract] Trade and other non-current payables 0 0 Current tax liabilities, non-current 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 45 of 130 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Other non-current financial liabilities 1,186,260,030,000 1,553,553,738,000 Non-current lease liabilities 31,764,948,000 38,196,862,000 Other non-current non-financial liabilities 237,092,721,000 17,692,458,000 Non-current provisions [abstract] Non-current provisions for employee benefits 1,470,219,824,000 1,232,589,895,000 Other non-current provisions 149,440,493,000 137,835,561,000 Total non-current provisions 1,619,660,317,000 1,370,425,456,000 Deferred tax liabilities 4,469,667,000 5,136,424,000 Total non-current liabilities 3,079,247,683,000 2,985,004,938,000 Total liabilities 4,110,507,252,000 4,192,528,319,000 Equity [abstract] Issued capital 1,814,760,248,000 1,419,447,057,000 Share premium 0 0 Treasury shares 0 0 Retained earnings (3,734,111,358,000) (3,688,903,027,000) Other reserves 49,779,549,000 285,954,621,000 Total equity attributable to owners of parent (1,869,571,561,000) (1,983,501,349,000) Non-controlling interests (273,968,000) (274,387,000) Total equity (1,869,845,529,000) (1,983,775,736,000) Total equity and liabilities 2,240,661,723,000 2,208,752,583,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Quarter Current Year 2025-10-01 - 2025-12-31	Accumulated Current Year 2025-01-01 - 2025-12-31	Quarter Previous Year 2024-10-01 - 2024-12-31	Accumulated Previous Year 2024-01-01 - 2024-12-31
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	362,447,726,000	1,528,538,793,000	431,124,462,000	1,672,672,906,000
Cost of sales	277,005,647,000	1,246,590,215,000	404,903,686,000	1,488,940,867,000
Gross profit	85,442,079,000	281,948,578,000	26,220,776,000	183,732,039,000
Distribution costs	5,584,671,000	23,926,205,000	12,255,981,000	23,518,392,000
Administrative expenses	45,454,112,000	197,268,851,000	51,188,929,000	179,206,176,000
Other income	5,818,424,000	28,537,014,000	6,634,767,000	18,548,009,000
Other expense	19,955,187,000	29,420,606,000	10,954,092,000	15,545,352,000
Profit (loss) from operating activities	20,266,533,000	59,869,930,000	(41,543,459,000)	(15,989,872,000)
Finance income	58,023,208,000	239,296,074,000	3,399,892,000	15,669,883,000
Finance costs	35,594,980,000	150,166,943,000	107,545,430,000	490,948,416,000
Share of profit (loss) of associates and joint ventures accounted for using equity method	216,350,000	987,867,000	539,810,000	961,649,000
Profit (loss) before tax	42,911,111,000	149,986,928,000	(145,149,187,000)	(490,306,756,000)
Tax income (expense)	43,057,695,000	195,188,518,000	205,336,010,000	290,281,198,000
Profit (loss) from continuing operations	(146,584,000)	(45,201,590,000)	(350,485,197,000)	(780,587,954,000)
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	(146,584,000)	(45,201,590,000)	(350,485,197,000)	(780,587,954,000)
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	(155,234,000)	(45,208,331,000)	(350,461,457,000)	(780,415,854,000)
Profit (loss), attributable to non-controlling interests	8,650,000	6,741,000	(23,740,000)	(172,100,000)
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Quarter Current Year 2025-10-01 - 2025-12-31	Accumulated Current Year 2025-01-01 - 2025-12-31	Quarter Previous Year 2024-10-01 - 2024-12-31	Accumulated Previous Year 2024-01-01 - 2024-12-31
Statement of comprehensive income [abstract]				
Profit (loss)	(146,584,000)	(45,201,590,000)	(350,485,197,000)	(780,587,954,000)
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	21,565,114,000	(174,855,524,000)	82,097,422,000	203,175,491,000
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	21,565,114,000	(174,855,524,000)	82,097,422,000	203,175,491,000
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	(10,678,709,000)	(61,325,870,000)	17,793,743,000	90,106,487,000
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	(10,678,709,000)	(61,325,870,000)	17,793,743,000	90,106,487,000
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts,	0	0	0	0

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 48 of 130 Concept Quarter Current Year 2025-10-01 - 2025-12-31 Accumulated Current Year 2025-01-01 - 2025-12-31 Quarter Previous Year 2024-10-01 - 2024-12-31 Accumulated Previous Year 2024-01-01 - 2024-12-31 net of tax Reclassification adjustments on change in value of forward elements of forward contracts, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of forward elements of forward contracts 0 0 0 0 Change in value of foreign currency basis spreads [abstract] Gains (losses) on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Reclassification adjustments on change in value of foreign currency basis spreads, net of tax 0 0 0 0 Other comprehensive income, net of tax, change in value of foreign currency basis spreads 0 0 0 0 Financial assets measured at fair value through other comprehensive income [abstract] Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax 0 0 0 0 Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax 0 0 0 0 Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income 0 0 0 0 Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax 0 0 0 0 Total other comprehensive income that will be reclassified to profit or loss, net of tax (10,678,709,000) (61,325,870,000) 17,793,743,000 90,106,487,000 Total other comprehensive income 10,886,405,000 (236,181,394,000) 99,891,165,000 293,281,978,000 Total comprehensive income 10,739,821,000 (281,382,984,000) (250,594,032,000) (487,305,976,000) Comprehensive income attributable to [abstract] Comprehensive income, attributable to owners of parent 10,730,610,000 (281,383,403,000) (250,575,313,000) (487,148,228,000) Comprehensive income, attributable to non-controlling interests 9,211,000 419,000 (18,719,000) (157,748,000)

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 49 of 130 [520000] Statement of cash flows, indirect method Concept Accumulated Current Year 2025-01-01 - 2025-12-31 Accumulated Previous Year 2024-01-01 - 2024-12-31 Statement of cash flows [abstract] Cash flows from (used in) operating activities [abstract] Profit (loss) (45,201,590,000) (780,587,954,000) Adjustments to reconcile profit (loss) [abstract] + Discontinued operations 0 0 + Adjustments for income tax expense 5,775,415,000 99,363,340,000 + (-) Adjustments for finance costs 0 0 + Adjustments for depreciation and amortisation expense 163,235,139,000 153,507,202,000 + Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss (10,331,841,000) 53,477,580,000 + Adjustments for provisions 289,586,159,000 67,560,877,000 + (-) Adjustments for unrealised foreign exchange losses (gains) (196,096,762,000) 279,459,341,000 + Adjustments for share-based payments 0 0 + (-) Adjustments for fair value losses (gains) 0 0 - Adjustments for undistributed profits of associates 0 0 + (-) Adjustments for losses (gains) on disposal of non-current assets 0 0 (987,867,000) (961,649,000) + (-) Adjustments for decrease (increase) in inventories (22,295,872,000) 27,019,341,000 + (-) Adjustments for decrease (increase) in trade accounts receivable 28,661,938,000 85,725,209,000 + (-) Adjustments for decrease (increase) in other operating receivables (36,196,645,000) 73,199,932,000 + (-) Adjustments for increase (decrease) in trade accounts payable (4,816,631,000) 89,233,465,000 + (-) Adjustments for increase (decrease) in other operating payables (1,470,770,000) (10,873,542,000) + Other adjustments for non-cash items 0 0 + Other adjustments for which cash effects are investing or financing cash flow 0 0 + Straight-line rent adjustment 0 0 + Amortization of lease fees 0 0 + Setting property values 0 0 + (-) Other adjustments to reconcile profit (loss) 42,854,658,000 43,553,353,000 + (-) Total adjustments to reconcile profit (loss) 257,916,921,000 960,264,449,000 Net cash flows from (used in) operations 212,715,331,000 179,676,495,000 - Dividends paid 0 0 0 0 - Interest paid (150,166,943,000) (158,901,950,000) + Interest received (22,536,993,000) (15,669,883,000) + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 0 0 Net cash flows from (used in) operating activities 340,345,281,000 322,908,562,000 Cash flows from (used in) investing activities [abstract] + Cash flows from losing control of subsidiaries or other businesses 0 0 - Cash flows used in obtaining control of subsidiaries or other businesses 0 0 + Other cash receipts from sales of equity or debt instruments of other entities 0 0 - Other cash payments to acquire equity or debt instruments of other entities 0 0 + Other cash receipts from sales of interests in joint ventures 0 0 - Other cash payments to acquire interests in joint ventures 0 0 + Proceeds from sales of property, plant and equipment 0 0 - Purchase of property, plant and equipment 225,907,116,000 230,138,544,000 + Proceeds from sales of intangible assets 0 0 - Purchase of intangible assets 13,346,376,000 32,798,760,000 + Proceeds from sales of other long-term assets 0 0 - Purchase of other long-term assets 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 50 of 130 Concept Accumulated Current Year 2025-01-01 - 2025-12-31 Accumulated Previous Year 2024-01-01 - 2024-12-31 + Proceeds from government grants 0 0 - Cash advances and loans made to other parties 0 0 + Cash receipts from repayment of advances and loans made to other parties 0 0 - Cash payments for futures contracts, forward contracts, option contracts and swap contracts 0 0 + Cash receipts from futures contracts, forward contracts, option contracts and swap contracts 0 0 + Dividends received 0 0 - Interest paid 0 0 + Interest received 18,628,699,000 7,172,267,000 0 0 + (-) Other inflows (outflows) of cash (10,821,272,000) (16,553,870,000) Net cash flows from (used in) investing activities (231,446,065,000) (272,318,907,000) Cash flows from (used in) financing activities [abstract] + Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 - Payments from changes in ownership interests in subsidiaries that do not result in loss of control 0 0 + Proceeds from issuing shares 0 0 + Proceeds from issuing other equity instruments 0 0 - Payments to acquire or redeem entity's shares 0 0 - Payments of other equity instruments 0 0 + Proceeds from borrowings 897,917,722,000 1,056,523,887,000 - Repayments of borrowings 1,169,210,216,000 1,148,872,172,000 - Payments of finance lease liabilities 0 0 - Payments of lease liabilities 9,319,391,000 8,464,647,000 + Proceeds from government grants 395,313,191,000 156,509,050,000 - Dividends paid 0 0 - Interest paid 149,583,421,000 148,380,958,000 + (-) Income taxes refund (paid) 0 0 + (-) Other inflows (outflows) of cash 16,178,598,000 32,951,605,000 Net cash flows from (used in) financing activities (18,703,517,000) (59,733,235,000) Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes 90,195,699,000 (9,143,580,000) Effect of exchange rate changes on cash and cash equivalents [abstract] Effect of exchange rate changes on cash and cash equivalents (16,475,312,000) 29,238,031,000 Net increase (decrease) in cash and cash equivalents 73,720,387,000 20,094,451,000 Cash and cash equivalents at beginning of period 88,841,826,000 68,747,375,000 Cash and cash equivalents at end of period 162,562,213,000 88,841,826,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[610000] Statement of changes in equity - Accumulated Current

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,390,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(45,208,331,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(61,317,440,000)	0	0	0
Total comprehensive income	0	0	0	(45,208,331,000)	0	(61,317,440,000)	0	0	0
Issue of equity	395,313,191,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	395,313,191,000	0	0	(45,208,331,000)	0	(61,317,440,000)	0	0	0
Equity at end of period	1,814,760,248,000	0	0	(3,734,111,358,000)	0	98,950,000	0	0	0

51 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	224,538,231,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(174,857,632,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(174,857,632,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	(174,857,632,000)	0	0	0
Equity at end of period	0	0	0	0	0	49,680,599,000	0	0	0

52 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

	Components of equity [axis]							
Sheet 3 of 3	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	285,954,621,000	(1,983,501,349,000)	(274,387,000)	(1,983,775,736,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(45,208,331,000)	6,741,000	(45,201,590,000)
Other comprehensive income	0	0	0	0	(236,175,072,000)	(236,175,072,000)	(6,322,000)	(236,181,394,000)
Total comprehensive income	0	0	0	0	(236,175,072,000)	(281,383,403,000)	419,000	(281,382,984,000)
Issue of equity	0	0	0	0	0	395,313,191,000	0	395,313,191,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(236,175,072,000)	113,929,788,000	419,000	113,930,207,000
Equity at end of period	0	0	0	0	49,779,549,000	(1,869,571,561,000)	(273,968,000)	(1,869,845,529,000)

53 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[610000] Statement of changes in equity - Accumulated Previous

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,409,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(780,415,854,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	90,095,799,000	0	0	0
Total comprehensive income	0	0	0	(780,415,854,000)	0	90,095,799,000	0	0	0
Issue of equity	156,509,050,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	156,509,050,000	0	0	(780,415,854,000)	0	90,095,799,000	0	0	0
Equity at end of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,390,000	0	0	0

54 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Sheet 2 of 3	Components of equity [axis]								
	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,404,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	203,171,827,000	0	0	0
Total comprehensive income	0	0	0	0	0	203,171,827,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	203,171,827,000	0	0	0
Equity at end of period	0	0	0	0	0	224,538,231,000	0	0	0

55 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(780,415,854,000)	(172,100,000)	(780,587,954,000)
Other comprehensive income	0	0	0	0	293,267,626,000	293,267,626,000	14,352,000	293,281,978,000
Total comprehensive income	0	0	0	0	293,267,626,000	(487,148,228,000)	(157,748,000)	(487,305,976,000)
Issue of equity	0	0	0	0	0	156,509,050,000	0	156,509,050,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	293,267,626,000	(330,639,178,000)	(157,748,000)	(330,796,926,000)
Equity at end of period	0	0	0	0	285,954,621,000	(1,983,501,349,000)	(274,387,000)	(1,983,775,736,000)

56 of 130

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 57 of 130 [700000] Informative data about the Statement of financial position Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Informative data of the Statement of Financial Position [abstract] Capital stock (nominal) 1,814,760,248,000 1,419,447,057,000 Restatement of capital stock 0 0 Plan assets for pensions and seniority premiums 2,450,419,000 111,430,000 Number of executives 0 0 Number of employees 126,905 129,198 Number of workers 0 0 Outstanding shares 0 0 Repurchased shares 0 0 Restricted cash 19,834,398,000 17,119,599,000 Guaranteed debt of associated companies 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 58 of 130 [700002] Informative data about the Income statement Concept Quarter Current Year 2025-10-01 - 2025-12- 31 Accumulated Current Year 2025-01-01 - 2025-12- 31 Quarter Previous Year 2024-10-01 - 2024-12- 31 Accumulated Previous Year 2024-01-01 - 2024-12- 31 Informative data of the Income Statement [abstract] Operating depreciation and amortization 40,537,655,000 153,105,627,000 37,429,812,000 146,850,209,000

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 59 of 130 [700003] Informative data - Income statement for 12 months Concept Current Year 2025-01-01 - 2025-12-31 Previous Year 2024-01-01 - 2024-12-31 Informative data - Income Statement for 12 months [abstract] Revenue 1,528,538,793,000 1,672,672,906,000 Profit (loss) from operating activities 59,869,930,000 (15,989,872,000) Profit (loss) (45,201,590,000) (780,587,954,000) Profit (loss), attributable to owners of parent (45,208,331,000) (780,415,854,000) Operating depreciation and amortization 153,105,627,000 146,850,209,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[800001] Breakdown of credits

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Banks [abstract]																
Foreign trade																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Banks - secured																
BNP PARIBAS 1	Yes	2018-11-30	2028-11-14	SOFR 6M 2.96% + 2.03	0	0	0	0	0	0	0	449,168,000	449,168,000	449,168,000	0	0
SUMITOMO MITSUI BA 2	Yes	2019-07-17	2028-01-29	SOFR 6M 3.28% + 1.27	0	0	0	0	0	0	0	464,666,000	464,666,000	232,333,000	0	0
SUMITOMO MITSUI BA 3	Yes	2021-02-04	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	249,684,000	249,684,000	249,684,000	249,684,000	372,187,000
SUMITOMO MITSUI BA 4	Yes	2021-08-11	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	11,216,000	11,216,000	11,216,000	11,216,000	16,824,000
SUMITOMO MITSUI BA 5	Yes	2021-09-21	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	4,818,000	4,818,000	4,818,000	4,818,000	7,227,000
SUMITOMO MITSUI BA 6	Yes	2021-11-16	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	5,994,000	5,994,000	5,994,000	5,994,000	8,991,000
SUMITOMO MITSUI BA 7	Yes	2022-03-01	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	12,034,000	12,034,000	12,034,000	12,034,000	18,051,000
SUMITOMO MITSUI BA 8	Yes	2022-05-12	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	4,958,000	4,958,000	4,958,000	4,958,000	7,438,000
SUMITOMO MITSUI BA 9	Yes	2022-07-18	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	7,646,000	7,646,000	7,646,000	7,646,000	11,469,000
SUMITOMO MITSUI BA 10	Yes	2022-08-11	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	5,051,000	5,051,000	5,051,000	5,051,000	7,577,000
SUMITOMO MITSUI BA 11	Yes	2022-09-15	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	7,725,000	7,725,000	7,725,000	7,725,000	11,587,000
SUMITOMO MITSUI BA 12	Yes	2023-01-20	2031-01-22	SOFR 6M 4.22% + 1.81	0	0	0	0	0	0	0	2,611,000	2,611,000	2,611,000	2,611,000	3,916,000
INT DEV NO PAG 13	No	2025-12-31	2025-12-31		0	0	0	0	0	0	0	83,745,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	1,309,316,000	1,225,571,000	993,238,000	311,737,000	465,267,000
Commercial banks																
BANCO MERCANTIL DE 14	No	2025-02-20	2026-02-20	TIIE fondeo 91 dias 7.54% + 3.70	0	2,000,000,000	0	0	0	0	0	0	0	0	0	0
BANCO MERCANTIL DE 15	No	2025-03-24	2026-03-18	TIIE fondeo 182 dias 7.92%+3.70	0	2,500,000,000	0	0	0	0	0	0	0	0	0	0
BBVA BANCOMER SA 16	No	2024-12-19	2026-12-17	TIIE a 28 dias 7.52%+2.25	0	2,861,139,000	0	0	0	0	0	0	0	0	0	0
DEUTSCHE BANK AG 17	Yes	2024-07-05	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	1,895,877,000	0	0	0	0
DEUTSCHE BANK AG 18	Yes	2024-07-17	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	3,335,575,000	0	0	0	0
DEUTSCHE BANK AG 19	Yes	2024-07-30	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	3,680,713,000	0	0	0	0
DEUTSCHE BANK AG 20	Yes	2024-09-13	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	4,468,760,000	0	0	0	0
DEUTSCHE BANK AG 21	Yes	2024-12-11	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	3,267,409,000	0	0	0	0
DEUTSCHE BANK AG 22	Yes	2025-01-24	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	7,365,123,000	0	0	0	0
DEUTSCHE BANK AG 23	Yes	2025-02-06	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	6,567,922,000	0	0	0	0
DEUTSCHE BANK AG 24	Yes	2025-02-14	2026-07-06	SOFR 1M 3.82%+2.15	0	0	0	0	0	0	0	2,518,936,000	0	0	0	0
HSBC MEXICO SA INS 25	No	2025-03-26	2026-03-25	TIIE fondeo 182 dias 7.93%+3.75	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
HSBC MEXICO SA INS 26	No	2025-03-26	2026-03-25	TIIE fondeo 182 dias 9.72%+2.00	0	2,986,338,000	0	0	0	0	0	0	0	0	0	0
THE BANK OF NOVA S 27	Yes	2021-07-21	2026-01-16	SOFR 3M 3.86% + 4.54	0	0	0	0	0	0	0	13,474,373,000	0	0	0	0
GLAS USA LLC 28	Yes	2019-12-13	2026-11-30	SOFR 1M 2.70% + 4.85	0	0	0	0	0	0	0	26,950,050,000	0	0	0	0
BANCO NAC DE OBRAS 29	No	2023-05-24	2028-05-24	TIIE a 28 dias 7.56%+3.50	0	1,520,000,000	1,520,000,000	13,680,000,000	0	0	0	0	0	0	0	0
NACIONAL FINANCIER 30	No	2024-06-25	2026-07-31	TIIE a 28 dias 7.78%+2.70	0	10,600,608,000	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS 31	No	2024-06-25	2026-07-31	TIIE a 28 dias 7.78%+2.70	0	4,838,497,000	0	0	0	0	0	0	0	0	0	0
BANCO NACIONAL DE 32	No	2024-06-25	2026-07-31	TIIE a 28 dias	0	5,669,522,000	0	0	0	0	0	0	0	0	0	0

60 of 130

PEMEX | Consolidated
Ticker: PEMEX | Quarter: 4 | Year: 2025 | Currency: MXN

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
				7.78%+2.70												
BANCO INBURSA SA I 33	No	2023-03-13	2033-03-13	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	3,593,340,000
BANCO INBURSA SA I 34	No	2023-03-16	2033-03-16	10.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	9,657,101,000
BANK OF AMERICA NA 35	Yes	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	470,962,000	10,120,212,000	30,521,428,000	9,531,839,000	17,355,732,000
CITIGROUP GLOBAL M 36	Yes	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	470,962,000	10,120,212,000	30,521,428,000	9,531,839,000	17,355,732,000
JP MORGAN CHASE BA 37	Yes	2025-08-18	2030-08-09	4.5895 FIJA	0	0	0	0	0	0	0	470,962,000	10,120,212,000	30,521,491,000	9,531,839,000	17,355,789,000
GLAS USA LLC (BN) 38	Yes	2025-12-10	2026-01-12	SOFR+3.95	0	0	0	0	0	0	0	2,306,882,000	0	0	0	0
GLAS USA LLC (23/26) 39	Yes	2025-12-31	2026-01-30	SOFR+3.95	0	0	0	0	0	0	0	22,665,473,000	0	0	0	0
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 40	Yes	2025-12-18	2026-01-18	SOFR+3.95	0	0	0	0	0	0	0	3,593,340,000	0	0	0	0
BANCO NAL DE COM EX 41	No	2022-07-06	2026-07-31	TIIE28 + 1.9	0	847,655,000	0	0	0	0	0	0	0	0	0	0
BANCO NAC DE OBRAS 42	No	2022-07-06	2026-07-31	TIIE28 + 1.9	0	26,859,948,000	0	0	0	0	0	0	0	0	0	0
NACIONAL FINANCIER 43	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	255,530,000	276,590,000	301,160,000	322,571,000	379,199,000
BANCO NAL DE COM EX 44	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	212,523,000	230,039,000	250,474,000	268,281,000	315,379,000
BANCO AZTECA 45	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	200,277,000	216,784,000	236,041,000	252,823,000	297,206,000
NACIONAL FINANCIER 46	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	164,174,000	177,705,000	193,490,000	207,247,000	243,630,000
BANCO NAL DE COM EX 47	No	2016-01-28	2030-09-30	SOFR 1M + 3.5	0	0	0	0	0	0	0	164,174,000	177,705,000	193,490,000	207,247,000	243,630,000
BANCO INBURSA SA I 48	No	2022-03-31	2029-03-29	TIIE28 + 4.5	0	1,442,092,000	1,600,630,000	1,831,664,000	1,006,430,000	0	0	0	0	0	0	0
BANCO MULTIVA S.A. 49	No	2016-04-29	2029-08-20	TIIE28 5.1150 + 2.95	0	7,365,000	31,956,000	37,639,000	31,085,000	0	0	0	0	0	0	0
INT DEV NO PAG 50	No	2025-12-31	2025-12-31		0	1,546,454,000	0	0	0	0	0	4,519,683,000	0	0	0	0
TOTAL					0	66,665,956,000	3,152,586,000	15,549,303,000	1,037,515,000	0	0	109,019,680,000	31,439,459,000	92,739,002,000	29,853,686,000	66,796,738,000
Other banks																
MARVERDE INFRAESTRU 51	Yes	2016-06-17	2031-06-17	8.3800 FIJA	0	0	0	0	0	0	0	1,586,104,000	1,724,330,000	1,874,601,000	2,037,968,000	3,585,757,000
FIRST RESERVE 52	No	2016-07-07	2036-07-08	8.8900 FIJA	0	0	0	0	0	0	0	536,952,000	536,952,000	536,952,000	536,952,000	3,534,935,000
INT DEV NO PAG 53	No	2025-12-31	2025-12-31		0	0	0	0	0	0	0	0	0	0	0	0
TOTAL					0	0	0	0	0	0	0	2,123,056,000	2,261,282,000	2,411,553,000	2,574,920,000	7,120,692,000
Total banks																
TOTAL					0	66,665,956,000	3,152,586,000	15,549,303,000	1,037,515,000	0	0	112,452,052,000	34,926,312,000	96,143,793,000	32,740,343,000	74,382,697,000
Stock market [abstract]																
Listed on stock exchange - unsecured																
DEUTSCHE BANK AG 54	Yes	2024-12-23	2026-03-20	SOFR 3M COMP 3.70% + 3.75	0	0	0	0	0	0	0	4,042,508,000	0	0	0	0
DEUTSCHE BANK AG 55	Yes	2025-01-22	2026-03-23	SOFR 1M 3.73% + 3.50	0	0	0	0	0	0	0	5,390,010,000	0	0	0	0
DEUTSCHE BANK AG 56	Yes	2025-02-07	2026-05-07	SOFR 1M 3.78% + 3.50	0	0	0	0	0	0	0	18,707,286,000	0	0	0	0
DEUTSCHE BANK AG 57	Yes	2025-02-21	2026-04-30	SOFR 3M COMP 3.89% + 3.50	0	0	0	0	0	0	0	8,983,350,000	0	0	0	0
DEUTSCHE BANK AG 58	Yes	2025-02-21	2026-06-10	SOFR 3M COMP 3.73% + 3.50	0	0	0	0	0	0	0	8,983,350,000	0	0	0	0
BANCO INVEX SA INS 59	No	2012-11-29	2028-05-11	3.0200 FIJA	0	0	0	6,251,057,000	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 60	No	2014-01-30	2026-01-15	3.9400 FIJA	0	27,031,196,000	0	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 61	No	2014-11-27	2026-11-12	7.4700 FIJA	0	31,361,411,000	0	0	0	0	0	0	0	0	0	0
BANCO INVEX SA INS 62	No	2015-09-30	2035-09-05	5.2300 FIJA	0	0	0	0	0	9,855,969,000	0	0	0	0	0	0
DEUTSCHE BANK AG 63	Yes	2005-06-08	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	31,441,725,000
DEUTSCHE BANK AG 64	Yes	2008-06-04	2038-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	8,924,060,000
DEUTSCHE BANK AG 65	Yes	2015-04-21	2027-04-21	2.7500 FIJA	0	0	0	0	0	0	0	0	14,749,936,000	0	0	0
DEUTSCHE BANK AG 66	Yes	2015-11-06	2030-11-06	4.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	2,060,386,000
DEUTSCHE BANK AG 67	Yes	2017-02-21	2028-02-21	4.8750 FIJA	0	0	0	0	0	0	0	0	0	8,814,744,000	0	0
DEUTSCHE BANK AG 68	Yes	2018-05-24	2029-02-26	4.7500 FIJA	0	0	0	0	0	0	0	0	0	0	26,297,526,000	0
DEUTSCHE BANK AG 69	Yes	2024-12-20	2026-03-20	7.5000 FIJA	0	0	0	0	0	0	0	8,983,350,000	0	0	0	0

61 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
DEUTSCHE BANK TRUS 70	Yes	1997-09-18	2027-09-16	9.5000 FIJA	0	0	0	0	0	0	0	0	426,709,000	0	0	0
DEUTSCHE BANK TRUS 71	Yes	2004-12-30	2027-09-15	9.5000 FIJA	0	0	0	0	0	0	0	0	4,348,786,000	0	0	0
DEUTSCHE BANK TRUS 72	Yes	2010-08-30	2035-06-15	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	18,541,009,000
DEUTSCHE BANK TRUS 73	Yes	2010-09-28	2060-12-28	6.6250 FIJA	0	0	0	0	0	0	0	0	0	0	0	17,953,221,000
DEUTSCHE BANK TRUS 74	Yes	2011-06-02	2041-06-02	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	28,234,158,000
DEUTSCHE BANK TRUS 75	Yes	2012-06-26	2044-06-27	5.5000 FIJA	0	0	0	0	0	0	0	0	0	0	0	11,771,928,000
DEUTSCHE BANK TRUS 76	Yes	2014-01-23	2045-01-23	6.3750 FIJA	0	0	0	0	0	0	0	0	0	0	0	21,235,873,000
DEUTSCHE BANK TRUS 77	Yes	2015-01-23	2046-01-23	5.6300 FIJA	0	0	0	0	0	0	0	0	0	0	0	10,932,725,000
DEUTSCHE BANK TRUS 78	Yes	2016-09-21	2047-09-21	6.7500 FIJA	0	0	0	0	0	0	0	0	0	0	0	98,791,745,000
DEUTSCHE BANK TRUS 79	Yes	2016-12-13	2027-03-13	6.5000 FIJA	0	0	0	0	0	0	0	0	21,781,649,000	0	0	0
DEUTSCHE BANK TRUS 80	Yes	2018-02-12	2028-02-12	5.3500 FIJA	0	0	0	0	0	0	0	0	0	14,346,609,000	0	0
DEUTSCHE BANK TRUS 81	Yes	2018-02-12	2048-02-12	6.3500 FIJA	0	0	0	0	0	0	0	0	0	0	0	28,196,596,000
DEUTSCHE BANK TRUS 82	Yes	2018-10-23	2029-01-23	6.5000 FIJA	0	0	0	0	0	0	0	0	0	0	21,651,455,000	0
DEUTSCHE BANK TRUS 83	Yes	2019-09-23	2027-01-23	6.4900 FIJA	0	0	0	0	0	0	0	0	5,187,543,000	0	0	0
DEUTSCHE BANK TRUS 84	Yes	2019-09-23	2030-01-23	6.8400 FIJA	0	0	0	0	0	0	0	0	0	0	0	42,311,444,000
DEUTSCHE BANK TRUS 85	Yes	2019-09-23	2050-01-23	7.6900 FIJA	0	0	0	0	0	0	0	0	0	0	0	144,774,276,000
DEUTSCHE BANK TRUS 86	Yes	2020-01-28	2031-01-28	5.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	68,211,033,000
DEUTSCHE BANK TRUS 87	Yes	2020-01-28	2060-01-28	6.9500 FIJA	0	0	0	0	0	0	0	0	0	0	0	68,148,367,000
DEUTSCHE BANK TRUS 88	Yes	2021-12-16	2032-02-17	6.7000 FIJA	0	0	0	0	0	0	0	0	0	0	0	122,230,852,000
DEUTSCHE BANK TRUS 89	Yes	2022-06-02	2029-06-04	8.7500 FIJA	0	0	0	0	0	0	0	0	0	17,829,153,000	17,829,153,000	0
DEUTSCHE BANK TRUS 90	Yes	2023-02-07	2033-02-07	10.0000 FIJA	0	0	0	0	0	0	0	0	0	0	0	35,197,794,000
INT DEV NO PAG 91	No	2025-12-31	2025-12-31		0	982,893,000	0	0	0	0	0	22,505,258,000	0	0	0	0
TOTAL					0	59,375,500,000	0	6,251,057,000	0	9,855,969,000	0	77,595,112,000	46,494,623,000	40,990,506,000	65,778,134,000	758,957,192,000
Listed on stock exchange - secured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - unsecured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - secured																
MIZUHO BANK LTD 92	Yes	2016-07-26	2026-07-24	0.5400 FIJA	0	0	0	0	0	0	0	9,165,982,000	0	0	0	0
INT DEV NO PAG 93	No	2025-12-31	2025-12-31		0	0	0	0	0	0	0	21,178,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	9,187,160,000	0	0	0	0
Total listed on stock exchanges and private placements																
TOTAL					0	59,375,500,000	0	6,251,057,000	0	9,855,969,000	0	86,782,272,000	46,494,623,000	40,990,506,000	65,778,134,000	758,957,192,000
Other current and non-current liabilities with cost [abstract]																
Other current and non-current liabilities with cost																
CITIGROUP GLOBAL M 94	Yes	2024-02-29	2026-03-04	TIIE28 7.38% + 2.65	0	19,942,808,000	0	0	0	0	0	0	0	0	0	0
INT DEV NO PAG 95	No	2025-12-31	2025-12-31		0	152,262,000	0	0	0	0	0	0	0	0	0	0
TOTAL					0	20,095,070,000	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities with cost																
TOTAL					0	20,095,070,000	0	0	0	0	0	0	0	0	0	0
Suppliers [abstract]																
Suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 63 of 130 Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Other current and non-current liabilities [abstract] Other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total other current and non-current liabilities TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Total credits TOTAL 0 146,136,526,000 3,152,586,000 21,800,360,000 1,037,515,000 9,855,969,000 0 199,234,324,000 81,420,935,000 137,134,299,000 98,518,477,000 833,339,889,000

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 64 of 130 [800003] Annex - Monetary foreign currency position Currencies [axis] Dollars [member] Dollar equivalent in pesos [member] Other currencies equivalent in dollars [member] Other currencies equivalent in pesos [member] Total pesos [member] Foreign currency position [abstract] Monetary assets [abstract] Current monetary assets 4,267,908,000 76,680,217,000 663,808,000 11,926,439,000 88,606,656,000 Non-current monetary assets 361,915,000 6,502,418,000 41,848,000 751,870,000 7,254,288,000 Total monetary assets 4,629,823,000 83,182,635,000 705,656,000 12,678,309,000 95,860,944,000 Liabilities position [abstract] Current liabilities 55,265,665,000 992,941,619,000 3,594,621,000 64,583,471,000 1,057,525,090,000 Non-current liabilities 1,969,531,000 35,385,980,000 2,917,955,000 52,426,022,000 87,812,002,000 Total liabilities 57,235,196,000 1,028,327,599,000 6,512,576,000 117,009,493,000 1,145,337,092,000 Net monetary assets (liabilities) (52,605,373,000) (945,144,964,000) (5,806,920,000) (104,331,184,000) (1,049,476,148,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLEUM PRODUCTS				
FUEL OIL	18,671,483,000	49,410,618,000	0	68,082,101,000
DIESEL	128,416,463,000	2,537,747,000	0	130,954,210,000
LIQUIFIED PETROLEUM GAS	87,568,000	0	0	87,568,000
PEMEX MAGNA	584,746,338,000	0	32,973,805,000	617,720,143,000
PEMEX PREMIUM	80,731,560,000	0	0	80,731,560,000
JET FUEL	63,848,375,000	0	0	63,848,375,000
CRUDE OIL	0	265,114,087,000	0	265,114,087,000
NAPHTA	0	9,957,000	0	9,957,000
SALES OF SUBSIDIARY COMPANIES	0	41,255,557,000	0	41,255,557,000
OTHER REFINED PETROLEUM PRODUCTS	0	26,282,114,000	116,680,350,000	142,962,464,000
REFINED PRODUCTOS, GAS AND AROMATICS				
DRY GAS	0	9,523,000	0	9,523,000
ASPHALT	6,203,753,000	0	0	6,203,753,000
PROPYLENE DERIVATIVES	1,234,006,000	0	0	1,234,006,000
OTHER REFINED PETROLEUM PRODUCTS1	81,521,272,000	0	0	81,521,272,000
FERTILIZERS				
AMMONIA	1,222,937,000	0	0	1,222,937,000
PHOSPHATE FERTILIZERS	0	3,185,954,000	0	3,185,954,000
NITROGEN	0	311,864,000	0	311,864,000
ACIDS	0	3,046,000	0	3,046,000
OTHER FERTILIZERS	235,823,000	11,234,000	0	247,057,000
ETHYLENE				
POLYETHYLENE	0	0	0	0
ETHYLENE OXIDE	21,049,649,000	0	0	21,049,649,000
MONO ETHYLENE GLICOL	0	0	0	0
OTHER ETHYLENE DERIVATIVES	0	60,187,000	0	60,187,000
SERVICES INCOME				
SERVICES INCOME	2,723,523,000	0	0	2,723,523,000
TOTAL	990,692,750,000	388,191,888,000	149,654,155,000	1,528,538,793,000

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 66 of 130 [800007] Annex - Financial derivate instruments Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block] PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority over financial risk exposure, financial risk mitigation schemes, DFIs trading of PEMEX and where applicable, the subsidiary companies. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to minimize the impact that unfavourable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, at business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX has also established credit guidelines for DFIs that Industrial Processes (formerly Pemex Industrial Transformation) offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market and therefore does not have internal policies for these DFIs.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 67 of 130 Most of DFIs held with financial counterparties do not require collateral exchange. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block] Fair Value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 68 of 130 Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Fair value hierarchy PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX’s related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below. The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block] Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk. During the fourth quarter of 2025 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars. During the fourth quarter of 2025, two DFIs entered into with this purpose expired. In order to mitigate liquidity risk, during 2025, PEMEX conducted two voluntary synthetic recouponings, which involved the restructuring of five UDI/MXN DFIs. Additionally, in the fourth quarter of 2025, PEMEX entered into four DFI structures, three of which consist of one USD/MXN cross currency swap and five MXN/USD prepaid forwards each, while the other structure comprises a USD/MXN cross currency swap and two MXN/USD exchange rate options. Furthermore, the restructuring of two MXN/USD prepaid swaps was carried out. For the same purpose, during 2024 PEMEX entered into one MXN/USD prepaid swap and carried out two voluntary synthetic recouponings which involved the restructuring of five UDI/MXN DFIs. Additionally, during 2023 PEMEX entered into two MXN/USD

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 69 of 130 prepaid swaps, one of which matured during the second quarter of 2025 and also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI/MXN DFIs and six EUR/USD cross currency capped swaps. Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block] Market Risk (i) Interest Rate Risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR), to Mexican peso Interbank Equilibrium Interest Rate (TIIE) and TIIE funding rate. Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During the fourth quarter of 2025, two interest rate DFIs matured. During the fourth quarter of 2025, as a result of Pemex's liability management, an unwind of an interest rate hedging DFI associated with the repurchased bonds was executed, for a notional amount of USD 100 million. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars. During the fourth quarter of 2025 there were no ongoing interest rate DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 70 of 130 The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. TIIE reference rates transition Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be reference rates for new contracts as of January 1, 2024. In response, Petroleos Mexicanos carried out the actions it deemed pertinent and necessary to modify contracts referenced to TIIE rates in line with the modifications announced by Banco de Mexico. In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of December 31, 2025 (in thousands of Pesos) Debt TIIE 28D MXN 96,752,356 DFIs TIIE 28D MXN 28,670,492 *Note: Notional amounts with maturity after December 31, 2025. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed and float rates, which are not listed in the table above since these instruments will not be impacted by this change. (ii) Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 71 of 130 As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of the DFIs that mitigate the exchange rate risk are the euro and the Japanese yen against the U.S. dollar and UDIs against the peso. During the fourth quarter of 2025, eight DFIs used for exchange rate risk hedging matured. As of the fourth quarter of 2025, as a result of Pemex's liability management, eighteen total unwinds and tree partial unwinds of exchange rate risk hedging DFIs associated with the repurchased bonds were carried out for a cumulative notional amount of €3,211.8 million. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. (iii) Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 72 of 130 During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the fourth quarter of 2024 and the first quarter of 2025, PEMEX entered into a crude oil hedge for the fiscal year 2025, pursuant to which PEMEX hedged 455 thousand barrels per day on average for the period between January 2025 and December 2025, for U.S.$195,404. During the fourth quarter of 2025, eighty-nine DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During 2025, PEMEX implemented its hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 4,110,000 barrels for the period between July and November 2025. During the fourth quarter of 2025, forty-four DFIs entered into with this purpose expired. During the first half of 2025, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below a level higher than the one established in the Federal Revenue Law for the fiscal year 2025. This is a zero-cost hedging strategy, carried out through swaps which hedged 5,310,000 barrels for the period between March and August 2025. During the fourth quarter of 2025, none DFIs entered into with this purpose expired. In addition to supplying natural gas, Industrial Processes (formerly Pemex Industrial Transformation) can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, in order to carry out this service, Industrial Processes (formerly Pemex Industrial Transformation) was required to enter into DFIs with Petróleos Mexicanos (formerly Pemex Corporativo) under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with the company’s Industrial Processes (formerly Pemex Industrial Transformation) to financial counterparties by entering into the opposite position DFIs with such parties. As of the fourth quarter of 2025, there were no DFIs of this type since all the DFIs in its portfolios expired in 2019. In the event of entering into new trades, Industrial Processes (formerly Pemex Industrial Transformation) DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. During the fourth quarter of 2025, PMI Trading closed twenty DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. 177,061 recognized under the concept of (Loss) Return in DFIs. During the fourth quarter of 2025, PMI Trading had thirty-three margin calls, which accounted for a positive net flow of Ps. 201,438.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 73 of 130 In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements, using as credit risk mitigants, recouponing clauses (pursuant to which when the MtM exceeds the threshold specified in the confirmation, the MtM is adjusted to cero and notional amount is also adjusted), thereby limiting the PEMEX's exposure to its counterparties referenced to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. During the fourth quarter of 2025, the recouponing clauses were not triggered in any DFI. According to IFRS 13 “Fair Value Measurement,” the MtM of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. There were no defaults during the fourth quarter of 2025. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, Industrial Processes (formerly Pemex Industrial Transformation) significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, customers of Industrial Processes (formerly Pemex Industrial Transformation) must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Industrial Processes (formerly Pemex Industrial Transformation) may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 74 of 130 As of the fourth quarter of 2025, Industrial Processes (formerly Pemex Industrial Transformation) had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are recognized and recorded for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that Industrial Processes (formerly Pemex Industrial Transformation) has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the fourth quarter of 2025, Industrial Processes (formerly Pemex Industrial Transformation) did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness. Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs’ underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity. Quantitative information for disclosure [text block] QUANTITATIVE DISCLOSURE Accounting treatment applied and the impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 75 of 130 As of December 31, 2025, and 2024, the net fair value of PEMEX’s DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (63,571,865) and Ps. (99,768,509), respectively. As of December 31, 2025, and 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes. All of PEMEX’s DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the “Derivative financial instruments (cost) income, net” line item in the consolidated statement of comprehensive income. In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of December 31, 2025, and 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts. For the twelve-months periods ended December 31, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps. 21,587,903 and Ps. (27,594,230), respectively, in the “Derivative financial instruments (cost) income, net” line item with respect to DFIs treated as instruments entered into for trading purposes. FAIR VALUE OF DFIs The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

TABLE 1

Interest Rate and Currency Derivatives

(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Interest Rate Swaps	Hedging	14,373,360	TERM SOFR 3M = 3.6517% TERM SOFR 6M = 3.5742% DAILY COMPOUNDED SOFR = 3.87%	TERM SOFR 3M = 3.9764% TERM SOFR 6M = 3.8459% DAILY COMPOUNDED SOFR = 4.24%	195,655	240,683	0	0	14,373,360	0	0	0	0
Interest Rate Options	Hedging	0	TERM SOFR 1M = 3.6875%	TERM SOFR 1M = 4.1292%	0	0	0	0	0	0	0	0	0
Currency Swaps	Hedging	106,738,977	MXN = 17.9667 1/EUR = 1.17425 1/GBP = 1.34475 JPY = 156.77749 CHF = 0.79233 Exchange rates against US dollar. UDI = 8.66539 Exchange rate against MXN	MXN = 18.3825 1/EUR = 1.17 1/GBP = 1.3404 JPY = 149.52416 CHF = 0.7979 Exchange rates against US dollar. UDI = 8.55067 Exchange rate against MXN	8,228,787	6,499,919	17,076,001	13,551,813	4,749,625	26,436,838	1,988,734	42,935,966	0
Currency Options	Hedging	79,245,252	1/EUR = 1.17425 1/GBP = 1.34475 JPY = 156.77749 CHF = 0.79233 Exchange rates against US dollar.	1/EUR = 1.17 1/GBP = 1.3404 JPY = 149.52416 CHF = 0.7979 Exchange rates against US dollar.	(3,821,382)	(3,679,304)	9,171,948	14,772,559	8,844,069	26,379,607	2,110,369	17,966,700	0
Only cupon swaps	Hedging	8,040,679	1/EUR = 1.17425 Exchange rate against US dollar.	1/EUR = 1.17 Exchange rate against US dollar.	(4,370)	(23,522)	0	0	8,040,679	0	0	0	0
Currency Forward	Trading	16,875,103	MXN = 17.9667 Exchange rate against US dollar.	MXN = 18.3825 Exchange rate against US dollar.	(13,717,311)	0	0	0	9,544,149	3,844,287	3,486,667	0	0
Prepaid Swap	Hedging	74,670,749	MXN = 17.9667 Exchange rate against US dollar.	MXN = 18.3825 Exchange rate against US dollar.	(54,453,243)	(63,032,269)	24,890,250	24,890,250	24,890,250	0	0	0	16,673,218

TABLE 2

Crude Oil Derivatives

(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel)(2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Crude Oil Options	Hedging	0	0	WTI = 69.53 Brent= 67.55	0	1,904,676	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Diesel Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	(40,904)	0	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 4
Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity
(in thousands of pesos, except as noted, as of December 31, 2025)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2026	2027	2028	2029	2030	Thereafter	
Futures	Trading	(0.7)	75.50	90.43	23,052	4,887	(0.7)	0	0	0	0	0	0
Exchange Traded Swaps	Trading	(1.4)	49.92	60.18	38,942	19,273	(1.4)	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps. (114,806).

The information in these tables has been calculated using the exchange rates as of December 31, 2025, Ps. 17.9667 = US$1.00 and as of September 30, 2025, Ps. 18.3825 = US$1.00
The information in these tables has been calculated using the exchange rates as of December 31, 2025, Ps. 21.0974 = EUR $1.00 and as of September 30, 2025, Ps. 21.5075 = EUR $1.00

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 78 of 130 [800100] Notes - Subclassifications of assets, liabilities and equities Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Subclassifications of assets, liabilities and equities [abstract] Cash and cash equivalents [abstract] Cash [abstract] Cash on hand 28,170,364,000 23,028,847,000 Balances with banks 38,194,781,000 29,255,874,000 Total cash 66,365,145,000 52,284,721,000 Cash equivalents [abstract] Short-term deposits, classified as cash equivalents 0 0 Short-term investments, classified as cash equivalents 96,197,068,000 36,557,105,000 Other banking arrangements, classified as cash equivalents 0 0 Total cash equivalents 96,197,068,000 36,557,105,000 Other cash and cash equivalents 0 0 Total cash and cash equivalents 162,562,213,000 88,841,826,000 Trade and other current receivables [abstract] Current trade receivables 111,991,388,000 126,733,175,000 Current receivables due from related parties 0 0 Current prepayments [abstract] Current advances to suppliers 0 0 Current prepaid expenses 0 0 Total current prepayments 0 0 Current receivables from taxes other than income tax 36,812,202,000 44,557,130,000 Current value added tax receivables 0 0 Current receivables from sale of properties 0 0 Current receivables from rental of properties 0 0 Other current receivables 58,429,245,000 62,306,727,000 Total trade and other current receivables 207,232,835,000 233,597,032,000 Classes of current inventories [abstract] Current raw materials and current production supplies [abstract] Current raw materials 0 0 Current production supplies 0 0 Total current raw materials and current production supplies 0 0 Current merchandise 0 0 Current work in progress 1,092,425,000 969,458,000 Current finished goods 89,981,103,000 80,724,998,000 Current spare parts 0 0 Property intended for sale in ordinary course of business 0 0 Other current inventories 8,303,435,000 6,875,533,000 Total current inventories 99,376,963,000 88,569,989,000 Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract] Non-current assets or disposal groups classified as held for sale 0 0 Non-current assets or disposal groups classified as held for distribution to owners 0 0 Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners 0 0 Trade and other non-current receivables [abstract] Non-current trade receivables 0 0 Non-current receivables due from related parties 0 0 Non-current prepayments 0 0 Non-current lease prepayments 0 0 Non-current receivables from taxes other than income tax 0 0 Non-current value added tax receivables 0 0

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 79 of 130 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Non-current receivables from sale of properties 0 0 Non-current receivables from rental of properties 0 0 Revenue for billing 0 0 Other non-current receivables 893,152,000 1,021,778,000 Total trade and other non-current receivables 893,152,000 1,021,778,000 Investments in subsidiaries, joint ventures and associates [abstract] Investments in subsidiaries 0 0 Investments in joint ventures 0 0 Investments in associates 2,803,670,000 2,692,938,000 Total investments in subsidiaries, joint ventures and associates 2,803,670,000 2,692,938,000 Property, plant and equipment [abstract] Land and buildings [abstract] Land 52,779,893,000 53,332,363,000 Buildings 32,708,923,000 26,362,925,000 Total land and buildings 85,488,816,000 79,695,288,000 Machinery 0 0 Vehicles [abstract] Ships 0 0 Aircraft 0 0 Motor vehicles 15,621,220,000 15,734,762,000 Total vehicles 15,621,220,000 15,734,762,000 Fixtures and fittings 0 0 Office equipment 11,138,912,000 8,599,679,000 Tangible exploration and evaluation assets 0 0 Mining assets 0 0 Oil and gas assets 1,156,236,063,000 997,845,803,000 Construction in progress 360,649,997,000 541,876,222,000 Construction prepayments 0 0 Other property, plant and equipment 8,306,298,000 6,780,958,000 Total property, plant and equipment 1,637,441,306,000 1,650,532,712,000 Investment property [abstract] Investment property completed 0 0 Investment property under construction or development 0 0 Investment property prepayments 0 0 Total investment property 0 0 Intangible assets and goodwill [abstract] Intangible assets other than goodwill [abstract] Brand names 0 0 Intangible exploration and evaluation assets 6,301,007,000 15,573,570,000 Mastheads and publishing titles 0 0 Computer software 0 0 Licences and franchises 0 0 Copyrights, patents and other industrial property rights, service and operating rights 1,329,248,000 1,514,707,000 Recipes, formulae, models, designs and prototypes 0 0 Intangible assets under development 0 0 Other intangible assets 0 0 Total intangible assets other than goodwill 7,630,255,000 17,088,277,000 Goodwill 0 0 Total intangible assets and goodwill 7,630,255,000 17,088,277,000 Trade and other current payables [abstract] Current trade payables 0 0 Current payables to related parties 0 0 Accruals and deferred income classified as current [abstract]

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 80 of 130 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Deferred income classified as current 0 0 Rent deferred income classified as current 0 0 Accruals classified as current 434,473,862,000 505,989,382,000 Short-term employee benefits accruals 0 0 Total accruals and deferred income classified as current 434,473,862,000 505,989,382,000 Current payables on social security and taxes other than income tax 0 0 Current value added tax payables 0 0 Current retention payables 0 0 Other current payables 0 0 Total trade and other current payables 434,473,862,000 505,989,382,000 Other current financial liabilities [abstract] Bank loans current 179,118,008,000 278,635,015,000 Stock market loans current 146,157,772,000 132,168,475,000 Other current iabilities at cost 20,095,070,000 14,415,027,000 Other current liabilities no cost 0 0 Other current financial liabilities 78,106,329,000 108,972,467,000 Total Other current financial liabilities 423,477,179,000 534,190,984,000 Trade and other non-current payables [abstract] Non-current trade payables 0 0 Non-current payables to related parties 0 0 Accruals and deferred income classified as non-current [abstract] Deferred income classified as non-current 0 0 Rent deferred income classified as non-current 0 0 Accruals classified as non-current 0 0 Total accruals and deferred income classified as non-current 0 0 Non-current payables on social security and taxes other than income tax 0 0 Non-current value added tax payables 0 0 Non-current retention payables 0 0 Other non-current payables 0 0 Total trade and other non-current payables 0 0 Other non-current financial liabilities [abstract] Bank loans non-current 257,932,549,000 182,648,863,000 Stock market loans non-current 928,327,481,000 1,350,962,066,000 Other non-current liabilities at cost 0 19,942,809,000 Other non-current liabilities no cost 0 0 Other non-current financial liabilities 0 0 Total Other non-current financial liabilities 1,186,260,030,000 1,553,553,738,000 Other provisions [abstract] Other non-current provisions 149,440,493,000 137,835,561,000 Other current provisions 0 0 Total other provisions 149,440,493,000 137,835,561,000 Other reserves [abstract] Revaluation surplus 0 0 Reserve of exchange differences on translation 98,950,000 61,416,390,000 Reserve of cash flow hedges 0 0 Reserve of gains and losses on hedging instruments that hedge investments in equity instruments 0 0 Reserve of change in value of time value of options 0 0 Reserve of change in value of forward elements of forward contracts 0 0 Reserve of change in value of foreign currency basis spreads 0 0 Reserve of gains and losses on financial assets measured at fair value through other comprehensive income 0 0 Reserve of gains and losses on remeasuring available-for-sale financial assets 0 0 Reserve of share-based payments 0 0 Reserve of remeasurements of defined benefit plans 49,680,599,000 224,538,231,000

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 81 of 130 Concept Close Current Quarter 2025-12-31 Close Previous Exercise 2024-12-31 Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale 0 0 Reserve of gains and losses from investments in equity instruments 0 0 Reserve of change in fair value of financial liability attributable to change in credit risk of liability 0 0 Reserve for catastrophe 0 0 Reserve for equalisation 0 0 Reserve of discretionary participation features 0 0 Reserve of equity component of convertible instruments 0 0 Capital redemption reserve 0 0 Merger reserve 0 0 Statutory reserve 0 0 Other comprehensive income 0 0 Total other reserves 49,779,549,000 285,954,621,000 Net assets (liabilities) [abstract] Assets 2,240,661,723,000 2,208,752,583,000 Liabilities 4,110,507,252,000 4,192,528,319,000 Net assets (liabilities) (1,869,845,529,000) (1,983,775,736,000) Net current assets (liabilities) [abstract] Current assets 510,957,899,000 439,554,720,000 Current liabilities 1,031,259,569,000 1,207,523,381,000 Net current assets (liabilities) (520,301,670,000) (767,968,661,000)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

[800200] Notes - Analysis of income and expense

Concept	Quarter Current Year 2025-10-01 - 2025-12-31	Accumulated Current Year 2025-01-01 - 2025-12-31	Quarter Previous Year 2024-10-01 - 2024-12-31	Accumulated Previous Year 2024-01-01 - 2024-12-31
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	865,992,000	2,723,523,000	1,181,008,000	3,155,779,000
Revenue from sale of goods	361,581,734,000	1,525,815,270,000	429,943,454,000	1,669,517,127,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	362,447,726,000	1,528,538,793,000	431,124,462,000	1,672,672,906,000
Finance income [abstract]				
Interest income	12,382,180,000	22,536,993,000	3,399,892,000	15,669,883,000
Net gain on foreign exchange	42,159,934,000	195,171,178,000	0	0
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	3,481,094,000	21,587,903,000	0	0
Other finance income	0	0	0	0
Total finance income	58,023,208,000	239,296,074,000	3,399,892,000	15,669,883,000
Finance costs [abstract]				
Interest expense	35,594,980,000	150,166,943,000	45,188,699,000	158,901,950,000
Net loss on foreign exchange	0	0	48,046,034,000	304,452,236,000
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	0	0	14,310,697,000	27,594,230,000
Other finance cost	0	0	0	0
Total finance costs	35,594,980,000	150,166,943,000	107,545,430,000	490,948,416,000
Tax income (expense)				
Current tax	44,020,348,000	196,616,313,000	48,843,270,000	129,837,684,000
Deferred tax	(962,653,000)	(1,427,795,000)	156,492,740,000	160,443,514,000
Total tax income (expense)	43,057,695,000	195,188,518,000	205,336,010,000	290,281,198,000

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 83 of 130 [800500] Notes - List of notes Disclosure of notes and other explanatory information [text block] See annex 813000 Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 84 of 130 [800600] Notes - List of accounting policies Disclosure of significant accounting policies [text block] See annex 813000

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 85 of 130 [813000] Notes - Interim financial reporting Disclosure of interim financial reporting [text block] NOTE 1. STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS STATED-OWNED PUBLIC COMPANY AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “2014 Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The 2014 Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (the “Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the 2014 Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. On October 31, 2024, amendments to Articles 25, 27 and 28 of the Mexican Constitution were signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation as the Energy Reform Decree. The Energy Reform Decree took effect on November 1, 2024 and transformed the legal regime of Petróleos Mexicanos from an empresa productiva del Estado (productive state-owned company) to an empresa pública del Estado (state-owned public company). The Energy Reform Decree reaffirmed the Mexican nation’s ownership of the hydrocarbons located Mexico’s subsoil and included transitional articles setting forth the general framework and timeline for its implementation through secondary legislation. On March 12, 2025, the Mexican Congress approved the secondary legislation, which was subsequently signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation on March 18, 2025. The secondary legislation took effect on March 19, 2025 and included six new laws, including the Ley de la Empresa Pública del Estado, Petróleos Mexicanos (the “2025 Petróleos Mexicanos Law”). Pursuant to the 2025 Petróleos Mexicanos Law, Petróleos Mexicanos is wholly owned by the Mexican Government and categorized under the Ministry of Energy. The 2025 Petróleos Mexicanos Law dissolved the subsidiary entities Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) each of which were, until March 19, 2025, productive state-owned subsidiaries of Petróleos Mexicanos empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos. All of the assets, liabilities, rights and obligations of the subsidiary entities were assumed by, and transferred at historical cost without gain or loss to Petróleos Mexicanos and it became the successor of the subsidiary entities as a matter of Mexican law. The 2025 Petróleos Mexicanos Law does not affect any payment obligations previously contracted, nor does it alter the guarantees provided by Petróleos Mexicanos or the dissolved entities, whether in Mexico or abroad, where Petróleos Mexicanos is the beneficiary.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 86 of 130 Prior to their dissolution, the primary purpose of the subsidiary entities, were as follows: • Pemex Exploration and Production: This entity was in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells; • Pemex Industrial Transformation: This entity performed activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercialized, distributed and traded methane, ethane and propylene, directly or through others; and • Pemex Logistics: This entity provided transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provided guard and management services. Prior to the dissolution, the principal distinction between the subsidiary entities and the Subsidiary Companies (as defined below) was that the subsidiary entities were productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. On May 22, 2025, the Board of Directors of Petróleos Mexicanos approved the Estatuto Orgánico de Petróleos Mexicanos (Organic Statute of Petróleos Mexicanos or the “New Organic Statute”). The New Organic Statute was published in the Official Gazette of the Federation on May 30, 2025, and became effective on June 1, 2025. On September 12, 2025, an amendment to the New Organic Statute, previously approved by the Board of Directors of Petróleos Mexicanos, was published in the Official Gazette of the Federation. The New Organic Statute establishes the new structure and organization of PEMEX. Changes derived from this new structure and how PEMEX’s primary business are now conducted are disclosed in Note 6. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. Petróleos Mexicanos, State-Owned Public Company and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. NOTE 2. AUTHORIZATION AND BASIS OF PREPARATION Authorization On February 26, 2026, these condensed consolidated interim financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mr. Óscar René Orozco Piliado, Deputy Director of Accounting and Tax and Mr. Ernesto Balcázar Hernández, Associate Managing Director of Accounting. Basis of preparation A. Statement of compliance PEMEX prepared its condensed consolidated interim financial statements as of December 31, 2025 and 2024, and for the three- and twelve-month periods ended December 31, 2025 and 2024, in accordance with IAS 34, “Interim Financial Reporting” (“IAS 34”) of the IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board. These condensed consolidated interim financial statements do not include all the information and disclosures required for full annual consolidated financial statements and should be read in conjunction with PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. PEMEX estimates that there is no significant impact on its condensed

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 87 of 130 consolidated interim financial statements due to the seasonality of operations. These condensed consolidated interim financial statements follow the same accounting policies and methods of computation as PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. B. Basis of accounting These condensed consolidated interim financial statements have been prepared using the historical cost basis method, except for the following items, which have been measured using an alternative basis. ITEM BASIS OF MEASUREMENT Derivative Financial Instruments (“DFIs”) Fair Value Employee Benefits Fair Value of plan assets less present value of the obligation (defined benefit plan) C. Going concern The condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 17-F). D. Functional and reporting currency These condensed consolidated interim financial statements are presented in Mexican pesos, which is both PEMEX’s functional currency and reporting currency, due to the following: i. The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso; ii. The budget through which Petróleos Mexicanos operates as an entity of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos; iii. Employee benefits provision was 36% and 29% of PEMEX’s total liabilities as of December 31, 2025 and 2024, respectively. This provision is computed, denominated and payable in Mexican pesos; and iv. Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos. Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos. With regards to PEMEX’s foreign currency (export sales, borrowings, etc.), Mexico’s monetary policy regulator, the Banco de México (“Mexican Central Bank”), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico. Terms definition References in these condensed consolidated interim financial statements and the related notes to “pesos” or “Ps.” refers to Mexican pesos, “U.S. dollars” or “U.S.$” refers to dollars of the United States of America, “yen” or “¥” refers to Japanese yen, “euro” or “€” refers to the legal currency of the European Economic and Monetary Union, “pounds sterling” or “£” refers to the legal currency of the United Kingdom and “Swiss francs” or “CHF” refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices. E. Use of judgments and estimates The preparation of the condensed consolidated interim financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX’s management that affect the recorded amounts of assets and liabilities and the disclosures of

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 88 of 130 contingent assets and liabilities as of the date of these condensed consolidated interim financial statements, as well as the recorded amounts of income, costs and expenses during the period. Actual results may differ from these estimates. Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the periods in which any estimates are revised and in any future periods affected by such revision. The significant judgements made by management in applying PEMEX’s accounting policies and the key sources of estimation uncertainty were the same as those described in PEMEX’s audited consolidated financial statements as of and for the year ended December 31, 2024. i. Measurement of fair values Some of PEMEX’s accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities. PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values. The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified. When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows: • Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices). • Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement. PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. NOTE 3. MATERIAL ACCOUNTING POLICIES The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied in the preparation of PEMEX’s annual consolidated financial statements as of and for the year ended December 31, 2024, except for the adoption of new standards effective as of January 1, 2025. However, these new standards have not had a material effect on the condensed consolidated interim financial statements of PEMEX.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 89 of 130 NOTE 4. NEW ACCOUNTING STANDARDS AND RECENTLY ISSUED ACCOUNTING STANDARDS New Accounting Standards A number of new standards are effective for annual periods beginning January 1, 2025 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these condensed consolidated interim financial statements. The following amended standards and interpretations have not a significant impact on PEMEX’s condensed consolidated interim financial statements: Recently Issued Accounting Standards i. Applicable as of January 1, 2025 • Lack of Exchangeability (Amendments to IAS 21) • Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) • Subsidiaries without Public Accountability Disclosures (IFRS 19) ii. Applicable as of January 1, 2027 • Presentation and Disclosure in Financial Statements (IFRS 18). PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. NOTE 5. SUBSIDIARY COMPANIES As of December 31, 2025 and 2024, the consolidated Subsidiary Companies are as follows: • P.M.I. Trading, DAC. (“PMI Trading”) (i)(iii)(vii) • P.M.I. Holdings Petróleos España, S.L.U. (“HPE”) (i)(iii)(v) • P.M.I. Services North America, Inc. (“PMI SUS”) (i)(iii)(vi) • P.M.I. Norteamérica, S.A. de C.V. (“PMI NASA”) (i)(iii)(iv) • P.M.I. Comercio Internacional, S.A. de C.V. (“PMI CIM”) (i)(ii)(iv) • PMI Campos Maduros SANMA, S. de R.L. de C.V. (“SANMA”) (iii)(iv)(xiii) • Pro-Agroindustria, S.A. de C.V. (“AGRO”) (iii)(iv) • PTI Infraestructura de Desarrollo, S.A. de C.V. (“PTI ID”) (iii)(iv) • P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. (“PMI SP”) (iii)(iv) • Pemex Procurement International, Inc. (“PPI”) (iii)(vi) • Pemex Finance Limited (“FIN”) (iii)(ix)(xii) • Mex Gas Internacional, S.L. (“MGAS”) (iii)(iv) • Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. (“PDII”) (iii)(iv) • IKAL Insurance Company, AG. (“IKAL”) (iii)(viii)(xiv) • PPQ Cadena Productiva, S.L.U. (“PPQCP”) (iii)(v)(xi) • I.I.I. Servicios, S.A. de C.V. (“III Servicios”) (iii)(iv) • PMI Ducto de Juárez, S. de R.L. de C.V. (“PMI DJ”) (i)(iii)(iv) • PMX Fertilizantes Holding, S.A. de C.V. (“PMX FH”) (iii)(iv) • PMX Fertilizantes Pacífico, S.A. de C.V. (“PMX FP”) (iii)(iv) • Grupo Fertinal, S.A. de C.V. (“GP FER”) (iii)(iv) • Compañía Mexicana de Exploraciones, S.A. de C.V. (“COMESA”) (ii)(iv)(xi) • P.M.I. Trading México, S.A. de C.V. (“TRDMX”) (i)(iii)(iv) • Holdings Holanda Services, B.V. (“HHS”) (iii)(x) • Deer Park Refining Limited Partnership (“Deer Park” or “DPRLP”) (i)(iii)(vi) • Gasolinas Bienestar, S.A. de C.V. (“GASOB”) (iii)(iv)

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 90 of 130 (i) Member Company of the “PMI Subsidiaries”. (ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA). (iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company. (iv) Operates in Mexico. (v) Operates in Spain. (vi) Operates in the United States of America. (vii) Operates in Ireland. (viii) Operates in Switzerland. (ix) Operates in the Cayman Islands. (x) Operates in the Netherlands. (xi) This company is in process of liquidation. (xii) This company was liquidated on September 2, 2024. (xiii) This company was liquidated on December 3, 2024. (xiv) Formerly KOT Insurance Company, AG.(KOT), until August 31, 2025. NOTE 6. SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of December 31, 2024, PEMEX’s operations were conducted through seven business segments: • Exploration and Production; • Industrial Transformation; • Logistics; • Deer Park; • the Trading Companies; • Corporate; and • Other Operating Subsidiary Companies. Following the dissolution of the subsidiary entities on March 19, 2025 and pursuant the New Organic Statute, as of June 1, 2025, PEMEX’s operations are now conducted through six segments: • Exploration and Extraction; • Industrial Processes; • Energy Transformation; • Deer Park; • the Trading Companies; and • Other Operating Subsidiary Companies. The primary sources of revenue for PEMEX’s business segments are as described below: • The Exploration and Extraction segment (formerly Exploration and Production) earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 14 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is transferred to the Industrial Processes segment. Additionally, it receives income from drilling services, and servicing and repairing wells. • The Industrial Processes segment (formerly Industrial Transformation) earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 91 of 130 • The Energy Transformation segment (previously included in the Industrial Transformation segment) earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives. • The Deer Park segment includes DPRLP’s operations, generates revenues from sales of distillates and gasoline in the U.S. market. • The Trading Companies segment, which consists of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets. • The segment related to the Other Operating Subsidiary Companies provides transportation and storage of crude oil, petroleum products and petrochemicals, administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies with industrial activities. As of March 19, 2025 this segment includes the Logistics and Corporate activities, previously reported as separate segments. • The Logistics segment (until March 18, 2025) earned income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. As of March 19, 2025, this activity is included in the Other Operating Subsidiary Companies segment. • The Corporate segment (until March 18, 2025) provided administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. As of March 19, 2025, this activity is included in the Other Operating Subsidiary Companies segment. The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency. For the three-and twelve-month periods ended December 31, 2024, PEMEX presents the operating segments as they existed prior to the enactment of the 2025 Petróleos Mexicanos Law and the New Organic Statute, this information is not comparable to the 2025 amounts due to the unavailability to obtain these figures. For the three-and twelve-month periods ended December 31, 2025, PEMEX presents the operating segments in accordance with PEMEX's new organizational structure under the New Organic Statute (see Note 1).

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

As of/for the twelve-month period ended December 31, 2025	Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:								
Trade	Ps. 222,212,029	523,252,345	74,651,572	149,654,155	532,378,007	23,667,162	—	Ps. 1,525,815,270
Intersegment	112,646,990	303,932,801	14,743,972	18,374,148	411,951,040	92,824,741	(954,473,692)	—
Services income	17,886	115,007	—	—	1,570,933	1,019,697	—	2,723,523
Reversal of impairment (impairment) of wells, pipelines, properties, plant and equipment, net	11,586,158	15,051,836	6,876,303	—	—	(23,182,456)	—	10,331,841
Cost of sales	426,805,771	478,232,874	78,983,575	166,998,842	926,541,744	114,254,047	(934,894,797)	1,256,922,056
Transfer of good and services	(189,377,224)	170,335,113	46,783,059	—	—	(41,031,226)	13,290,278	—
Gross income (loss)	109,034,516	193,784,002	(29,494,787)	1,029,461	19,358,236	21,106,323	(32,869,173)	281,948,578
Distribution, transportation and sale expenses	217,923	7,828,758	9,113,931	—	9,614,977	575,650	(3,425,034)	23,926,205
Administrative expenses	40,048,635	38,904,212	11,344,256	1,999,755	3,891,642	110,807,068	(9,726,717)	197,268,851
Transfer of services	41,590,129	40,772,942	1,925,203	—	—	(68,186,246)	(16,102,028)	—
Other revenue	19,052,235	2,105,672	1,858,461	(136,560)	992,315	4,664,891	—	28,537,014
Other expenses	26,294,475	982,821	871,690	11,689	859,035	488,804	(87,908)	29,420,606
Operating income	19,935,589	107,400,941	(50,891,406)	(1,118,543)	5,984,897	(17,914,062)	(3,527,486)	59,869,930
Welfare oil duty	194,574,269	—	—	—	—	—	—	194,574,269
Operating (loss) income after Welfare oil duty	(174,638,680)	107,400,941	(50,891,406)	(1,118,543)	5,984,897	(17,914,062)	(3,527,486)	(134,704,339)
Financing income	37,668,356	359,102	26,946	867,248	1,279,687	172,320,093	(189,984,439)	22,536,993
Financing (cost)	146,118,971	23,355,651	1,795,732	125,753	5,982,948	162,744,988	(189,957,100)	150,166,943
Derivative financial instruments income (cost), net	12,404,584	(4,255)	(319)	—	(239,159)	9,427,052	—	21,587,903
Foreign exchange income (loss), net	240,443,924	28,084,899	2,111,835	—	(449,319)	(75,020,161)	—	195,171,178
Profit (loss) sharing in associates	509,546	(974,875)	974,875	—	8,784,708	27,085,144	(35,391,531)	987,867
Total taxes and other	—	—	—	26,635	138,142	449,472	—	614,249
Net (loss) income	Ps. (29,731,241)	111,510,161	(49,573,801)	(403,683)	9,239,724	(47,296,394)	(38,946,356)	Ps. (45,201,590)
Total current assets	367,630,660	392,412,066	(2,912,971)	25,532,702	209,192,881	1,731,214,633	(2,212,112,072)	510,957,899
Total non-current assets	936,782,631	238,296,045	14,929,245	32,888,666	128,755,328	(10,840,720)	388,892,629	1,729,703,824
Total current liabilities	1,173,828,702	316,459,524	102,346,767	7,500,117	184,642,080	1,458,338,271	(2,211,855,892)	1,031,259,569
Total long-term liabilities	1,679,501,366	629,488,968	65,770,049	1,224,594	1,200,595	1,646,776,626	(944,714,515)	3,079,247,683
Total equity (deficit)	(1,548,916,777)	(315,240,381)	(156,100,542)	49,696,657	152,105,534	(1,384,740,984)	1,333,350,964	(1,869,845,529)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	130,179,285	7,019,189	655,064	3,431,055	307,561	11,513,473	—	153,105,627
Depreciation of rights of use	294,582	1,083,243	2,647,217	643,904	891,578	654,137	3,554,822	9,769,483
Net periodic cost of employee benefits	45,232,212	49,552,069	11,794,206	—	40,117	51,338,653	—	157,957,257
Interest income (1)	131,938	367,611	—	330,426	737,941	8,251,895	—	9,819,811
Interest cost (2)	(3,159,156)	3,676,028	—	125,753	4,219,210	132,266,165	—	137,128,000

(1) Included in financing income.

(2) Included in financing cost.

92 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

For the three-month period ended December 31, 2025		Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies	Intersegment eliminations		Total
Sales:										
Trade	Ps.	45,438,042	134,581,506	17,782,412	20,367,246	139,098,074	4,314,454	—	Ps.	361,581,734
Intersegment		1,186,860	78,800,928	3,076,017	3,955,721	90,081,597	15,600,768	(192,701,891)		—
Services income		17,439	27,850	—	—	417,205	403,498	—		865,992
Reversal of impairment (impairment) of wells, pipelines, properties, plant and equipment, net		43,976,318	12,253,996	7,753,057	—	—	(1,039,351)	—		62,944,020
Cost of sales		141,590,273	95,921,082	13,281,304	28,025,206	226,724,884	21,536,964	(187,130,046)		339,949,667
Transfer of good and services		(67,121,337)	51,159,506	19,991,176	—	—	(23,252,053)	19,222,708		—
Gross income (loss)		16,149,723	78,583,692	(4,660,994)	(3,702,239)	2,871,992	20,994,458	(24,794,553)		85,442,079
Distribution, transportation and sale expenses		64,907	2,434,092	1,902,665	—	1,678,260	282,913	(778,166)		5,584,671
Administrative expenses		9,701,362	9,915,608	2,264,376	519,421	1,286,860	21,989,531	(223,046)		45,454,112
Transfer of services		2,700,739	28,542,965	384,895	—	—	(11,466,383)	(20,162,216)		—
Other revenue		4,001,051	802,927	608,986	18,728	230,280	156,452	—		5,818,424
Other expenses		18,305,691	337,458	269,940	3,656	850,445	272,000	(84,003)		19,955,187
Operating (loss) income		(10,621,925)	38,156,496	(8,873,884)	(4,206,588)	(713,293)	10,072,849	(3,547,122)		20,266,533
Welfare oil duty [3]		44,020,012	—	—	—	—	—	—		44,020,012
Operating (loss) income after Welfare oil duty		(54,641,937)	38,156,496	(8,873,884)	(4,206,588)	(713,293)	10,072,849	(3,547,122)		(23,753,479)
Financing income		12,138,571	63,207	26,946	208,013	275,978	33,107,789	(33,438,324)		12,382,180
Financing (cost)		34,538,057	(674,660)	1,795,732	23,911	1,149,356	32,193,203	(33,430,619)		35,594,980
Derivative financial instruments (cost) income, net		2,762,192	(114,386)	(319)	—	215,887	617,720	—		3,481,094
Foreign exchange income (loss), net		41,499,435	6,705,274	2,309,829	—	(32,310)	(8,322,294)	—		42,159,934
Profit (loss) sharing in associates		71,995	(1,897,911)	1,897,911	—	(2,381,834)	3,470,070	(943,881)		216,350
Total taxes and other		—	—	—	(7,733)	(929,677)	(24,907)	—		(962,317)
Net (loss) income	Ps.	(32,707,801)	43,587,340	(6,435,249)	(4,014,753)	(2,855,251)	6,777,838	(4,498,708)	Ps.	(146,584)
Depreciation and amortization of wells, pipelines, properties, plant and equipment		33,283,880	2,276,797	168,743	1,201,419	100,022	3,506,794	—		40,537,655
Depreciation of rights of use		77,762	321,619	661,804	154,122	232,153	189,506	3,554,822		5,191,788
Net periodic cost of employee benefits		13,389,600	13,407,400	3,480,507	—	43,426	15,403,420	—		45,724,353
Interest income [1]		15,650	89,508	—	87,532	157,756	1,465,858	—		1,816,304
Interest cost [2]		118,670	954,520	—	23,911	756,548	30,078,213	—		31,931,862

(1) Included in financing income.

(2) Included in financing cost.

93 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

As of/for the twelve-month period ended December 31, 2024	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps. 347,550,312	628,918,718	—	165,980,709	506,782,844	—	20,284,544	—	P1,669,517,127
Intersegment	517,221,080	355,276,301	90,057,618	15,758,565	509,246,055	48,982,014	51,691,573	(1,588,233,206)	—
Services income	27,348	731,624	414,098	485	1,950,251	1,045	30,928	—	3,155,779
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	24,027,347	(78,049,865)	582,923	—	(37,985)	—	—	—	(53,477,580)
Cost of sales	533,614,774	1,119,899,412	76,270,963	181,283,153	1,007,097,423	1,249,656	61,132,730	(1,545,084,824)	1,435,463,287
Gross income (loss)	355,211,313	(213,022,634)	14,783,676	456,606	10,843,742	47,733,403	10,874,315	(43,148,382)	183,732,039
Distribution, transportation and sale expenses	641,499	9,130,174	—	—	31,101	7,859	41,210	(1,772,009)	8,079,834
Administrative expenses	47,302,354	54,975,089	17,799,642	1,841,704	3,528,532	86,635,110	8,532,279	(41,408,534)	179,206,176
Impairment losses on trade receivables	—	866,405	(158,008)	—	(16,155,808)	—	8,853	—	(15,438,558)
Other revenue	8,599,117	5,427,426	828,787	18,921	679,985	983,270	2,010,503	—	18,548,009
Other expenses	4,794,173	9,283,729	483,210	498,188	65,887	77,670	337,412	5,083	15,545,352
Operating (loss) income	311,072,404	(280,117,795)	(2,828,397)	(1,864,365)	(8,257,601)	(38,003,966)	3,982,770	27,078	(15,989,872)
Financing income	81,442,953	915,653	19,927,846	1,177,512	1,296,321	226,654,666	2,087,505	(317,832,573)	15,669,883
Financing cost	171,319,838	57,706,799	378,866	245,442	7,868,834	236,220,806	2,966,859	(317,805,494)	158,901,950
Derivative financial instruments (cost) income, net	(25,445,169)	215,388	—	99,580	(664,381)	(1,799,648)	—	—	(27,594,230)
Foreign exchange (loss) income, net	(95,489,278)	(242,811,794)	(425,181)	—	(800,834)	39,427,764	(4,352,913)	—	(304,452,236)
Profit (loss) sharing in associates	360,996	(4,688,971)	943	—	(3,151,006)	(716,122,380)	(10,061,543)	734,623,610	961,649
Total duties, taxes and other	189,239,536	—	42,551,529	(1,827)	2,702,256	54,351,481	1,438,223	—	290,281,198
Net (loss) income	Ps. (88,617,468)	(584,194,318)	(26,255,184)	(830,888)	(22,148,591)	(780,415,851)	(12,749,263)	734,623,609	Ps. (780,587,954)
Total current assets	1,122,872,816	225,147,273	294,804,303	32,870,141	287,375,832	2,040,342,693	111,987,963	(3,675,846,301)	439,554,720
Total non-current assets	938,768,113	590,508,074	127,928,147	34,744,185	130,862,284	(171,049,739)	567,969,098	(450,532,299)	1,769,197,863
Total current liabilities	696,209,532	1,728,102,735	86,307,404	7,891,750	255,198,459	2,051,344,378	58,229,460	(3,675,760,337)	1,207,523,381
Total long-term liabilities	1,934,280,036	575,378,552	71,857,552	1,950,666	1,814,052	1,801,449,926	56,777,221	(1,458,503,067)	2,985,004,938
Total equity (deficit)	(568,848,639)	(1,487,825,940)	264,567,494	57,771,910	161,225,605	(1,983,501,350)	564,950,380	1,007,884,804	(1,983,775,736)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	124,473,818	10,011,687	6,144,377	2,959,516	272,350	583,189	2,405,271	—	146,850,208
Depreciation of rights of use	313,825	3,224,322	374,922	604,758	720,984	573,733	217,650	—	6,030,194
Net periodic cost of employee benefits	41,263,714	57,475,722	10,682,640	—	25,675	36,622,124	64,180	48,557	146,182,612
Interest income [1]	174,334	561,859	22,641	313,481	497,110	8,786,413	1,609,679	—	11,965,517
Interest cost [2]	(3,921,496)	3,310,989	378,805	245,442	5,707,946	136,377,980	2,217,568	—	144,317,234

(1) Included in financing income.

(2) Included in financing cost.

94 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

As of/for the three-month period ended December 31, 2024	Exploration and extraction	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Intersegment eliminations	Total
Sales:									
Trade	Ps. 99,630,688	146,537,675	—	42,209,822	137,811,646	—	3,753,623	—	Ps .429,943,454
Intersegment	114,049,838	84,913,555	20,568,078	2,145,705	122,229,105	34,402,456	13,028,122	(391,336,859)	—
Services income	7,262	513,006	117,738	137	536,060	461	6,344	—	1,181,008
(Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net	8,579,946	(10,178,095)	(1)	—	(37,985)	—	—	—	(1,636,135)
Cost of sales	157,724,911	262,980,129	21,448,019	44,951,952	259,416,959	385,660	15,249,007	(358,889,086)	403,267,551
Gross income (loss)	64,542,823	(41,193,988)	(762,204)	(596,288)	1,121,867	34,017,257	1,539,082	(32,447,773)	26,220,776
Distribution, transportation and sale expenses	139,568	(1,521,353)	(1,374,721)	—	(60,180)	(110,869)	9,201	(264,223)	(3,182,577)
Administrative expenses	27,659,107	16,102,851	9,521,167	486,663	17,165,477	24,701,019	3,163,997	(32,172,794)	66,627,487
Impairment losses on trade receivables									—
Other revenue	4,118,558	1,288,339	302,091	192,616	(71,345)	79,923	724,585	—	6,634,767
Other expenses	1,477,496	8,402,747	379,440	498,147	19,427	4,316	221,844	(49,325)	10,954,092
Operating income	39,385,210	(62,889,894)	(8,985,999)	(1,388,482)	(16,074,202)	9,502,714	(1,131,375)	38,569	(41,543,459)
Financing income	24,257,177	134,982	4,935,528	280,572	353,040	62,899,858	471,932	(89,933,197)	3,399,892
Financing cost	35,932,856	30,579,366	114,615	51,464	2,321,901	65,395,890	687,233	(89,894,626)	45,188,699
Derivative financial instruments income (cost), net	(16,065,458)	(24,293)	—	4,125	(422,535)	2,197,464	—	—	(14,310,697)
Foreign exchange (loss) income, net	(39,835,697)	(4,460,369)	38,763	—	(316,877)	(2,778,990)	(692,864)	—	(48,046,034)
Profit (loss) sharing in associates	371,979	(3,406,892)	(25)	—	(3,103,199)	(300,565,896)	(9,426,667)	316,670,510	539,810
Total duties, taxes and other	110,177,454	—	38,113,029	(83,258)	40,703	56,320,714	767,367	—	205,336,009
Net (loss) income	Ps. (137,997,099)	(101,225,832)	(42,239,377)	(1,071,991)	(21,926,377)	(350,461,454)	(12,233,574)	316,670,508	Ps. (350,485,196)
Depreciation and amortization of wells, pipelines, properties, plant and equipment	31,548,832	2,474,064	1,454,800	1,088,983	67,776	155,280	640,076	—	37,429,811
Depreciation of rights of use	70,857	851,428	102,486	127,919	179,051	121,838	66,289	—	1,519,868
Net periodic cost of employee benefits	11,963,193	15,574,946	3,750,841	—	22,788	10,585,132	17,007	48,557	41,962,464
Interest income (1)	38,753	127,657	4,814	78,903	131,344	1,715,608	348,431	—	2,445,510
Interest cost (2)	(707,345)	899,651	114,612	51,464	1,516,413	35,505,080	616,948	—	37,996,823

(1) Included in financing income.

(2) Included in financing cost.

95 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

NOTE 7. REVENUE

For the three-and twelve-month periods ended December 31, 2025, revenue disaggregation is presented in accordance with the operating segments presentation in accordance with PEMEX's new organizational structure under the New Organic Statute (see Note 6):

A. Revenue disaggregation

For the year ended December 31,		Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies		Total
Geographical market									
2025									
United States	Ps.	118,323,954	—	—	149,654,155	126,307,041	3,204,112	Ps.	397,489,262
Other		35,171,421	—	—	—	16,343,594	326,144		51,841,159
Europe		68,629,087	—	—	—	19,886,536	—		88,515,623
Local		105,453	523,367,352	74,651,572	—	371,411,769	21,156,603		990,692,749
Total	**Ps.**	**222,229,915**	**523,367,352**	**74,651,572**	**149,654,155**	**533,948,940**	**24,686,859**	**Ps.**	**1,528,538,793**
Major products and services									
2025									
Crude oil	Ps.	222,124,461	—	—	—	6,777,433	—	Ps.	228,901,894
Gas		87,568	—	68,308,015	4,491,570	32,564,999	—		105,452,152
Refined petroleum products		—	523,252,345	6,343,557	32,973,805	492,134,809	—		1,054,704,516
Other		—	—	—	112,188,780	900,766	23,667,162		136,756,708
Services		17,886	115,007	—	—	1,570,933	1,019,697		2,723,523
Total	**Ps.**	**222,229,915**	**523,367,352**	**74,651,572**	**149,654,155**	**533,948,940**	**24,686,859**	**Ps.**	**1,528,538,793**
Timing of revenue recognition									
2025									
Products transferred at a point in time	Ps.	222,212,029	523,252,345	6,343,557	149,654,155	532,378,007	23,667,162	Ps.	1,457,507,255
Products and services transferred over the time		17,886	115,007	68,308,015	—	1,570,933	1,019,697		71,031,538
Total	**Ps.**	**222,229,915**	**523,367,352**	**74,651,572**	**149,654,155**	**533,948,940**	**24,686,859**	**Ps.**	**1,528,538,793**

96 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

For the three-month period ended December 31,		Exploration and Extraction	Industrial Processes	Energy Transformation	DPRLP	Trading Companies	Other Operating Subsidiary Companies		Total
Geographical market									
2025									
United States	Ps.	23,186,063	—	—	20,367,246	30,117,183	1,122,071	Ps.	74,792,563
Other		5,998,533	—	—	—	3,175,154	138,833		9,312,520
Europe		16,253,446	—	—	—	8,288,408	—		24,541,854
Local		17,439	134,609,356	17,782,412	—	97,934,534	3,457,048		253,800,789
Total	**Ps.**	**45,455,481**	**134,609,356**	**17,782,412**	**20,367,246**	**139,515,279**	**4,717,952**	**Ps.**	**362,447,726**
Major products and services									
2025									
Crude oil	Ps.	45,438,042	—	—	—	(3,646,398)	—	Ps.	41,791,644
Gas		—	—	16,283,995	337,740	8,407,530	—		25,029,265
Refined petroleum products		—	134,581,506	1,498,417	2,254,286	134,212,883	—		272,547,092
Other		—	—	—	17,775,220	124,059	4,314,454		22,213,733
Services		17,439	27,850	—	—	417,205	403,498		865,992
Total	**Ps.**	**45,455,481**	**134,609,356**	**17,782,412**	**20,367,246**	**139,515,279**	**4,717,952**	**Ps.**	**362,447,726**
Timing of revenue recognition									
2025									
Products transferred at a point in time	Ps.	45,438,042	134,581,506	1,498,417	20,367,246	139,098,074	4,314,454	Ps.	345,297,739
Products and services transferred over the time		17,439	27,850	16,283,995	—	417,205	403,498		17,149,987
Total	**Ps.**	**45,455,481**	**134,609,356**	**17,782,412**	**20,367,246**	**139,515,279**	**4,717,952**	**Ps.**	**362,447,726**

97 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

For the three-and twelve-month periods ended December 31, 2024, revenue disaggregation is presented in accordance to the operating segments presentation as they existed prior to the enactment of the Petróleos Mexicanos Law and the New Organic Statute (see Note 6).

For the twelve-month period ended December 31,		Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies		Total
Geographical market										
2024										
United States	Ps.	183,779,007	—	—	165,981,194	130,733,248	—	3,153,491	Ps.	483,646,940
Other		79,624,344	—	—	—	27,891,306	—	613,913		108,129,563
Europe		84,022,478	—	—	—	16,066,976	—	—		100,089,454
Local		151,831	629,650,342	414,098	—	334,041,565	1,045	16,548,068		980,806,949
Total	**Ps.**	**347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**Ps.**	**1,672,672,906**
Major products and services										
2024										
Crude oil	Ps.	347,425,829	—	—	—	15,128,953	—	—	Ps.	362,554,782
Gas		124,483	61,672,499	—	—	18,016,287	—	—		79,813,269
Refined petroleum products		—	551,608,555	—	41,058,106	349,553,104	—	—		942,219,765
Other		—	15,637,664	—	124,922,603	124,084,500	—	20,284,544		284,929,311
Services		27,348	731,624	414,098	485	1,950,251	1,045	30,928		3,155,779
Total	**Ps.**	**347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**Ps.**	**1,672,672,906**
Timing of revenue recognition										
2024										
Products transferred at a point in time	Ps.	347,550,312	613,694,202	414,098	165,980,709	506,782,844	—	20,284,543	Ps.	1,654,706,708
Products and services transferred over the time		27,348	15,956,140	—	485	1,950,251	1,045	30,929		17,966,198
Total	**Ps.**	**347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**Ps.**	**1,672,672,906**

98 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

For the three-month period ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps. 44,104,688	—	—	42,209,959	35,767,706	—	1,490,680	Ps. 123,573,033
Other	24,698,638	—	—	—	6,444,876	—	218,310	31,361,824
Europe	30,792,739	—	—	—	3,237,651	—	—	34,030,390
Local	41,885	147,050,681	117,738	—	92,897,473	461	2,050,977	242,159,215
Total	**Ps. 99,637,950**	**147,050,681**	**117,738**	**42,209,959**	**138,347,706**	**461**	**3,759,967**	**Ps. 431,124,462**
Major products and services								
2024								
Crude oil	Ps. 99,596,065	—	—	—	4,456,754	—	—	Ps. 104,052,819
Gas	34,623	18,240,037	—	(2,726,979)	5,107,155	—	—	20,654,836
Refined petroleum products	—	124,555,067	—	40,399,163	92,802,820	—	—	257,757,050
Other	—	3,742,571	—	4,537,638	35,444,917	—	3,753,623	47,478,749
Services	7,262	513,006	117,738	137	536,060	461	6,344	1,181,008
Total	**Ps. 99,637,950**	**147,050,681**	**117,738**	**42,209,959**	**138,347,706**	**461**	**3,759,967**	**Ps. 431,124,462**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps. 99,630,688	144,542,312	117,738	42,209,822	137,811,646	—	3,753,622	Ps. 428,065,828
Products and services transferred over the time	7,262	2,508,369	—	137	536,060	461	6,345	3,058,634
Total	**Ps. 99,637,950**	**147,050,681**	**117,738**	**42,209,959**	**138,347,706**	**461**	**3,759,967**	**Ps. 431,124,462**

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 100 of 130 Nature, performance obligations and timing of revenue recognition- Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue. Products / services Nature, performance obligations Timing of revenue recognition Crude oil sales Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term (“FOB” Incoterm). Crude oil sale contracts consider possible customers’ claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil. Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc. Sale of petroleum products For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the Comisión Reguladora de Energía (Energy Regulatory Commission or “CRE”). Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. Sales of natural gas There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer’s facilities. Therefore, transportation fees can be included in the price of sale of the product and are

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 101 of 130 Products / services Nature, performance obligations Timing of revenue recognition variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period. considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days. Services In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims. Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days. Other products There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days. B. Accounts receivable in the statement of financial position As of December 31, 2025 and 2024, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 111,991,388 and Ps. 126,733,175, respectively (see Note 10). C. Practical expedients i. Significant financial component, less than one year

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 102 of 130 PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year. ii. Practical expedient PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed. When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice. NOTE 8. FINANCIAL INSTRUMENTS A. Accounting classifications and fair values of financial instruments- The following tables present information about PEMEX’s carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of December 31, 2025 and 2024. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 103 of 130 As of December 31, 2025 and 2024, the disclosure of the fair value for the lease obligations is not required. Carrying amount Fair value hierarchy As of December 31, 2025 FVTPL FVOCI – debt instruments FVOCI – equity instruments Financial assets at amortized cost Other financial liabilities Total carrying amount Level 1 Level 2 Level 3 Total Financial assets measured at fair value Derivative financial instruments 14,534,464 — — — — 14,534,464 — 14,534,464 — 14,534,464 Total 14,534,464 — — — — 14,534,464 Financial assets not measured at fair value Cash and cash equivalents — — — 162,562,213 — 162,562,213 — — — — Customers — — — 111,991,388 — 111,991,388 — — — — Officials and employees — — — 5,342,168 — 5,342,168 — — — — Sundry debtors — — — 24,413,665 — 24,413,665 — — — — Investments in associates — — — 2,803,670 — 2,803,670 — — — — Notes receivable — — — 893,152 — 893,152 — — — — Mexican Government Bonds — — — 21,435,936 — 21,435,936 21,765,389 — — 21,765,389 Other assets — — — 11,281,966 — 11,281,966 — — — — Total — — — 340,724,158 — 340,724,158 Financial liabilities measured at fair value Derivative financial instruments (78,106,329) — — — — (78,106,329) — (78,106,329) — (78,106,329) Total (78,106,329) — — — — (78,106,329) Financial liabilities not measured at fair value Suppliers — — — — (434,473,862) (434,473,862) — — — — Accounts and accrued expenses payable — — — — (71,302,452) (71,302,452) — — — — Leases — — — — (41,024,496) (41,024,496) — — — — Debt — — — — (1,531,630,879) (1,531,630,879) — (1,432,095,661) — (1,432,095,661) Long-term contractual liabilities — — — — (182,414,689) (182,414,689) — — — — Total — — — — (2,260,846,378) (2,260,846,378)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

As of December 31, 2024	Carrying amount						Fair value hierarchy			
	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,203,958	—	—	—	—	9,203,958	—	9,203,958	—	9,203,958
Equity instruments [1]	—	—	962,783	—	—	962,783	—	962,783	—	962,783
Total	9,203,958	—	962,783	—	—	10,166,741				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	88,841,826	—	88,841,826	—	—	—	—
Customers	—	—	—	126,733,175	—	126,733,175	—	—	—	—
Officials and employees	—	—	—	5,541,324	—	5,541,324	—	—	—	—
Sundry debtors	—	—	—	26,789,620	—	26,789,620	—	—	—	—
Investments in associates	—	—	—	2,692,938	—	2,692,938	—	—	—	—
Notes receivable	—	—	—	1,021,778	—	1,021,778	—	—	—	—
Mexican Government Bonds	—	—	—	35,875,353	—	35,875,353	35,279,002	—	—	35,279,002
Other assets	—	—	—	7,927,877	—	7,927,877	—	—	—	—
Total	—	—	—	295,423,891	—	295,423,891				
Financial liabilities measured at fair value										
Derivative financial instruments	(108,972,467)	—	—	—	—	(108,972,467)	—	(108,972,467)	—	(108,972,467)
Total	(108,972,467)	—	—	—	—	(108,972,467)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(505,989,382)	(505,989,382)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(72,773,222)	(72,773,222)	—	—	—	—
Leases	—	—	—	—	(46,825,266)	(46,825,266)	—	—	—	—
Debt	—	—	—	—	(1,978,772,255)	(1,978,772,255)	—	(1,745,481,072)	—	(1,745,481,072)
Total	—	—	—	—	(2,604,360,125)	(2,604,360,125)				

(1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

Debt is recognized at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

B. Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 105 of 130 quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities. Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX’s applicable financial assets and liabilities. When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value. C. Fair value of DFIs PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. PEMEX’s DFIs’ fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions. D. Accounting treatment applied and impact in the financial statements PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

standards for designation as hedges. They are therefore recorded in the condensed consolidated interim financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments (cost) income, net" line item in the condensed consolidated interim statement of comprehensive income.

As of December 31, 2025, and 2024, the net fair value of PEMEX's DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the condensed consolidated interim statement of financial position, was Ps. (63,571,865) and Ps. (99,768,509), respectively. As of December 31, 2025, and 2024, PEMEX did not have any DFIs designated as hedges for accounting purposes.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments (cost) income, net" line item in the condensed consolidated interim statement of comprehensive income.

In accordance with established accounting policies, PEMEX has analyzed the different contracts (financial and non-financial contracts) that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of December 31, 2025, and 2024, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the financial and non-financial contracts.

For the twelve-month periods ended December 31, 2025, and 2024, PEMEX recognized a net gain (loss) of Ps.21,587,903 and Ps. (27,594,230), respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes.

E. TIIE reference rates transition

Banco de Mexico (the Mexican Central Bank) announced that the 28-day linked to Interbank Interest Rate (TIIE) ceased to be a reference for new contracts as of January 1, 2025. Similarly, the 91-day and 182-day TIIE ceased to be reference rates for new contracts as of January 1, 2024.

Petróleos Mexicanos carried out the actions it deemed pertinent and necessary to modify contracts referenced to TIIE rates in line with the modifications announced by Banco de Mexico.

In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below:

	Reference Rate	***Notional Amounts As of December 31,2025 (in thousands of Pesos)***
Debt	TIIE 28D MXN	96,752,356
DFI	TIIE 28D MXN	28,670,492

*Note: Notional amounts with maturity after December 31, 2025.

PEMEX's portfolio also consists of additional debt instruments and DFIs referenced at fixed and float rates, which are not listed in the table above since these instruments will not be impacted by this change.

NOTE 9. CASH AND CASH EQUIVALENTS

As of December 31, 2025 and 2024, cash and cash equivalents were as follows:

	2025	2024
Cash on hand and in banks [1]	Ps. 66,365,145	Ps. 52,284,721
Highly liquid investments [2]	96,197,068	36,557,105
Total of cash and cash equivalents	**Ps. 162,562,213**	**Ps. 88,841,826**

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 107 of 130 (1) Cash on hand and in banks is primarily composed of cash in banks. (2) Mainly composed of short-term Mexican Government investments. NOTE 10. CUSTOMERS AND OTHER FINANCING AND NON-FINANCING RECEIVABLES As of December 31, 2025 and 2024, accounts receivable and other receivables were as follows: A. Customers 2025 2024 Domestic customers Ps. 90,773,291 Ps. 86,225,287 Export customers 21,218,097 40,507,888 Total customers, net (1) Ps. 111,991,388 Ps.126,733,175 (1) As of December 31, 2025 and 2024, total customers include impairment of Ps.(37,319,205) and Ps. (24,396,666), respectively. For the twelve-month period ended December 31, 2025 and 2024, the impairment charge was Ps.(12,922,539) and Ps. (15,438,558), respectively. B. Other financing and non-financing receivables 2025 2024 Other financing receivables: Sundry debtors (1) Ps. 24,413,665 Ps. 26,789,620 Employees and officers 5,342,168 5,541,324 Total other financing receivables Ps. 29,755,833 Ps. 32,330,944 Other non-financing receivables: Taxes to be recovered and prepaid taxes Ps. 47,193,086 Ps. 63,432,179 Special Tax on Production and Services 12,974,591 6,135,511 Other accounts receivable 5,317,937 4,965,223 Total other non-financing receivables Ps. 65,485,614 Ps. 74,532,913 (1) Includes Ps.$(671,018) and Ps. (788,453) of impairment, as of December 31, 2025 and 2024, respectively. NOTE 11. INVENTORIES As of December 31, 2025 and 2024, inventories were as follows: 2025 2024 Refined and petrochemicals products Ps. 52,070,609 Ps. 43,950,469 Crude oil 26,610,570 18,645,592 Products in transit 12,267,691 18,984,729 Materials and products in stock 7,307,657 6,320,011 Materials in transit 995,779 555,522 Gas and condensate products 124,657 113,666 Total Ps. 99,376,963 Ps. 88,569,989

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

NOTE 12. WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET

As of December 31, 2025 and 2024, wells, pipelines, properties, plant and equipment, net, is presented as follows:

	Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture And equipment	Transportation equipment	Construction in progress (1)	Land	Total fixed assets
Investment											
Balances as of January 1, 2024	Ps. 1,070,987,449	18,913,795	491,444,562	1,695,212,594	73,956,002	425,259,020	53,545,137	32,988,437	480,504,766	52,888,295	Ps. 4,395,700,057
Acquisitions	11,194,280	5,432,300	7,180,410	94,119,630	57,660	2,573,440	2,922,890	817,850	189,951,070	—	314,249,530
Reclassifications	1,357,250	—	397,460	—	252,930	(1,280,890)	309,960	130,500	(6,260)	27,740	1,188,690
Capitalization	44,796,840	—	9,245,250	60,274,710	1,864,030	2,135,690	565,340	55,790	(118,965,090)	27,440	—
Disposals	(5,171,200)	(38,620)	(994,620)	—	(242,880)	(7,940)	(2,036,150)	(545,530)	(5,117,236)	(62,990)	(14,217,166)
Translation effect	23,924,080	—	(22,690)	—	1,962,770	—	151,040	746,120	49,166,860	451,890	76,380,070
Balances as of December 31, 2024	**Ps. 1,147,088,699**	**24,307,475**	**507,250,372**	**1,849,606,934**	**77,850,512**	**428,679,320**	**55,458,217**	**34,193,167**	**595,534,110**	**53,332,375**	**Ps. 4,773,301,181**
Acquisitions	14,054,470	1,720,400	9,362,710	67,174,120	(10,680)	2,731,950	3,285,370	1,722,480	93,694,230	—	193,735,050
Reclassifications	5,305,810	(25,430)	532,090	—	1,620,720	(6,927,180)	24,210	92,630	—	—	622,850
Capitalization	164,782,970	—	6,574,820	47,911,250	7,835,170	604,370	1,040,030	256,860	(229,006,050)	580	—
Disposals	(7,437,200)	(3,000,030)	(12,463,280)	(29,663,410)	(9,320)	(10,782,430)	(473,760)	(146,460)	(722,300)	(228,820)	(64,927,010)
Translation effect	(23,808,720)	—	(23,670)	—	(1,849,780)	—	(145,480)	(468,720)	(32,489,320)	(324,230)	(59,109,920)
Balances as of December 31, 2025	**Ps. 1,299,986,029**	**23,002,415**	**511,233,042**	**1,935,028,894**	**85,436,622**	**414,306,030**	**59,188,587**	**35,649,957**	**427,010,670**	**52,779,905**	**Ps. 4,843,622,151**
Accumulated depreciation and amortization											
Balances as of January 1, 2024	Ps. (785,552,629)	(6,896,584)	(308,862,775)	(1,341,888,963)	(48,568,206)	(300,832,110)	(46,934,913)	(16,908,292)	(56,933,419)	—	Ps.(2,913,377,891)
Depreciation and amortization	(32,590,580)	(765,490)	(12,534,800)	(82,997,750)	(1,786,750)	(12,839,730)	(1,628,720)	(1,706,388)	—	—	(146,850,208)
Reclassifications	(330,550)	53,880	(410,050)	(53,980)	(34,000)	53,950	(309,710)	(158,330)	100	—	(1,188,690)
(Impairment)	(119,691,380)	—	(16,588,490)	(27,386,630)	(218,120)	(9,356,010)	—	—	(5,027,050)	—	(178,267,680)
Reversal of impairment	46,899,260	—	10,442,300	39,134,890	—	19,784,040	62,440	—	8,467,170	—	124,790,100
Disposals	4,712,390	33,950	994,600	—	59,210	5,070	2,030,670	487,820	—	—	8,323,710
Translation effect	(15,029,580)	—	23,010	—	(939,730)	—	(65,130)	(186,380)	—	—	(16,197,810)
Balances as of December 31, 2024	**Ps. (901,583,069)**	**(7,574,244)**	**(326,936,205)**	**(1,413,192,433)**	**(51,487,596)**	**(303,184,790)**	**(46,845,363)**	**(18,471,570)**	**(53,493,199)**	**—**	**Ps.(3,122,768,469)**
Depreciation and amortization	Ps. (33,747,280)	(415,240)	(11,240,040)	(90,418,520)	(1,863,600)	(11,954,400)	(1,724,010)	(1,742,537)	—	—	Ps.(153,105,627)
Reclassifications	(1,290,060)	1,220	(532,090)	—	(96,200)	1,385,140	(1,750)	(89,110)	—	—	(622,850)
(Impairment)	(40,937,700)	—	(33,048,920)	(26,230,310)	(42,890)	(12,365,330)	—	—	(16,687,319)	—	(129,312,469)
Reversal of impairment	60,113,360	—	—	69,526,680	—	6,026,920	—	—	3,977,350	—	139,644,310
Disposals	2,781,950	2,107,790	6,848,320	25,124,790	8,290	6,898,330	470,340	135,570	—	—	44,375,380
Translation effect	14,677,110	—	26,400	—	714,760	—	64,840	125,770	—	—	15,608,880
Balances as of December 31, 2025	**Ps. (899,985,689)**	**(5,880,474)**	**(364,882,535)**	**(1,435,189,793)**	**(52,767,236)**	**(313,194,130)**	**(48,035,943)**	**(20,041,877)**	**(66,203,168)**	**—**	**Ps.(3,206,180,845)**
Wells, pipelines, properties, plant and equipment—net as of December 31, 2024	**Ps.245,505,630**	**16,733,231**	**180,314,167**	**436,414,501**	**26,362,916**	**125,494,530**	**8,612,854**	**15,721,597**	**542,040,911**	**53,332,375**	**1,650,532,712**
Wells, pipelines, properties, plant and equipment—net as of December 31, 2025	**Ps.400,000,340**	**17,121,941**	**146,350,507**	**499,839,101**	**32,669,386**	**101,111,900**	**11,152,644**	**15,608,080**	**360,807,502**	**52,779,905**	**1,637,441,306**
Depreciation rates	3 to 5%	5%	2 to 7%	—	3 to 7%	4%	3 to 10%	4 to 20%	—	—	

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 109 of 130 Estimated useful lives 20 to 35 20 15 to 45 — 33 to 35 25 3 to 10 5 to 25 — — (1) Mainly wells, pipelines and plants. A. For the twelve-month periods ended December 31, 2025 and 2024, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps. 5,708,131 and Ps. 7,937,219, respectively. Financing cost rates during the twelve-month periods ended December 31, 2025 and 2024 were 8.35% to 14.11% and 7.82% to 18.68%, respectively. B. The combined depreciation of fixed assets and amortization of wells for the twelve-month periods ended December 31, 2025 and 2024, recognized in operating costs and expenses, was Ps. 153,105,627 and Ps. 146,850,208, respectively. These figures include costs related to plugging and abandonment of wells, for the twelve-month periods ended December 31, 2025 and 2024 of Ps. 6,704,138 and Ps. 789,805, respectively. C. As of December 31, 2025 and 2024, provisions relating to future plugging of wells costs amounted to Ps. 126,530,716 and Ps. 115,514,750, respectively, and are presented in the “Provisions for plugging of wells” (see Note 16). D. For the twelve-month periods ended December 31, 2025 and 2024, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. (43,501,040) and Ps. 60,182,260, respectively, which consisted of mainly plant. E. For the twelve-month periods ended December 31, 2025 and 2024, PEMEX recognized a net reversal of impairment and an impairment of Ps. 10,331,841 and Ps. (53,477,580), respectively, which is presented as a separate line item in the condensed consolidated interim statement of comprehensive income as follows: 2025 2024 (Impairment) / Reversal of impairment, net Industrial Processes (formerly part of Pemex Industrial Transformation) Ps. 15,051,836 Ps. (78,049,865) Exploration and Extraction (formerly Pemex Exploration and Production) 11,586,158 24,027,347 Energy Transformation (formerly part of Pemex Industrial Transformation) 6,876,303 — MGAS — (37,985) Logistics as a part of Other Operating Subsidiary Companies (formerly Pemex Logistics) (23,182,456) 582,923 Reversal of impairment (Impairment), net Ps. 10,331,841 Ps. (53,477,580)

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Cash-Generating Unit of Exploration and Extraction

For the twelve-month periods ended December 31, 2025 and 2024, the Exploration and Extraction segment recognized a net impairment of Ps. 11,586,158 and Ps. 24,027,347, respectively, shown by CGU as follows:

		2025		2024
Cantarell	Ps.	37,104,260	Ps.	(904,083)
Tsimin Xux		2,624,582		3,211,743
Ayin Alux		1,030,298		486,415
Aceite Terciario del Golfo		—		18,799,827
Tamaulipas Constituciones		—		2,578,602
Poza Rica		—		385,159
Misión CEE		(62,104)		5,902
Lakach		(287,190)		3,546,439
Antonio J. Bermúdez		(474,531)		3,903,165
Santuario CEE		(845,034)		—
Arenque		(1,554,832)		1,702,529
Cuenca Macuspana		(1,576,853)		83,560
Burgos		(3,442,880)		(6,772,427)
Ku Maloob Zaap		(8,425,068)		—
Ogarrio Magallanes		(12,504,490)		(2,999,484)
Impairment	**Ps.**	**11,586,158**	**Ps.**	**24,027,347**

As of December 31, 2025, the Exploration and Extraction segment recognized a net reversal of impairment of Ps. 11,586,158 mainly due to: (i) a positive effect in production costs generating of Ps. 40,850,617 mainly in the Cantarell, Tsimin Xux and Ayin-Alux CGU's, (ii) a decrease in the discount rate of Ps. 29,803,825 from 10.86% as of December 31, 2024 to 6.28% as of December 31, 2025, (iii) a positive tax effect of Ps. 2,849,813 due to a lower tax base due to the decrease in prices and production costs. These effects were partially offset by (i) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps. 35,165,415, (ii) a negative effect in crude oil prices of Ps. 4,360,188, mainly in the Lakach, Ogarrio, Sánchez Magallanes and Arenque CGU's, and (iii) a negative effect of Ps. 22,392,493 due to the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 17.9667 = U.S.$1.00 as of December 31, 2025.

As of December 31, 2024 Pemex Exploration and Production recognized a net reversal of impairment of Ps.24,027,347 mainly due to: (i) the positive effect of Ps.246,736,694, due to lower productive costs mainly in the Aceite Terciario del Golfo, Antonio J. Bermúdez, Poza Rica and Arenque CGU's (ii) the positive effect due to an exchange rate of Ps.51,936,270 from Ps.16.9220 = U.S$1.00 as of December 31, 2023 to Ps.20.2683 = U.S$1.00 as of December 31, 2024; and (iii) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 24,921,879 mainly in the Aceite Terciario del Golfo, Lakach, Tamaulipas Constituciones and Tsimin Xux CGU's. These effects were partially offset by (i) an increase in the discount rate of Ps.133,289,611 from de 9.93% in December 31, 2023 to 10.86% in December 31, 2024; (ii) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps.128,567,201 mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGU's, and (iii) a negative tax effect of Ps.37,710,685 due to a higher tax base motivated by benefits in production costs, exchange rate and hydrocarbon prices, mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGU's.

The CGUs of the Exploration and Extraction segment are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

110 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

The Exploration and Extraction segment determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex's proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	2025	2024
Average crude oil price	61.16 U.S.$/bl	63.02 U.S.$/bl
Average gas price	4.84 U.S.$/mpc	4.89 U.S.$/mpc
Average condensates price	64.24 U.S.$/bl	70.21 U.S.$/bl
After-tax discount rate	6.28% annual	10.86% annual

For the twelve-month periods ended December 31, 2025 and 2024 the total forecast production, calculated with a horizon of 25 years, was 6,915 Million barrels of oil equivalent (Mboe) and 6,965 Mboe, respectively.

The Exploration and Extraction segment, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

As of December 31, 2025 and 2024, values in use for each CGU are:

	2025	2024
Ku Maloob Zaap	Ps. 425,755,569	Ps. —
Aceite Terciario del Golfo	101,842,933	62,598,697
Cantarell	44,669,189	18,829,360
Tsimin Xux	42,674,269	39,802,960
Crudo Ligero Marino	38,967,653	42,175,410
Antonio J. Bermúdez	29,668,649	32,097,908
Ogarrio Magallanes	24,955,336	32,727,984
Tamaulipas Constituciones	14,669,606	14,610,722
Poza Rica	9,725,119	10,324,802
Lakach	3,552,963	4,874,349
Arenque	1,746,684	7,804,677
Ayin Alux	1,694,652	750,222
Santuario	1,487,064	—
Cuenca de Macuspana	—	1,996,655
Chuc	—	82,745,798
Ixtal-Manik	—	23,891,174
Burgos	—	1,259,454
Total	**Ps. 741,409,686**	**Ps. 376,490,172**

111 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Cash-Generating Units of Industrial Processes

For the twelve-month period ended December 31, 2025, the Industrial Processes segment recognized a net reversal of impairment of Ps.15,051,837, shown by CGUs as follows:

		2025
Tula Refinery	Ps.	18,657,825
Morelos Petrochemical Complex		4,796,472
Cosoleacaque Petrochemical Complex		1,647,455
Cangrejera Ethylene Complex		673,287
Coatzacoalcos Gas Processor Complex		514,301
Pajaritos Ethylene Complex		46,776
Minatitlán Refinery		(313,670)
Madero Refinery		(623,335)
Cadereyta Refinery		(4,915,683)
Salina Cruz Refinery		(5,431,591)
Reversal of impairment	**Ps.**	**15,051,837**

As of December 31, 2025, the Industrial Processes segment recognized net reversal of impairment of Ps.15,051,837 due mainly to a (i) this refers to the effect of stabilizing the production as a result of the Rehabilitation Program applied to processing plants, auxiliary services, and tanks, which was initiated in 2019. The main goal of this program is to guarantee the reliability of operations and maintain the stable and optimal processing level at the refineries, (ii) the partial start-up of the Coking Plant facilities at the Tula Refinery; and (iii) a decrease in the discount rate of CGUs of refined products from 14.75% as of December 31, 2024 to 10.95% as of December 31, 2025. These effects were partially offset by the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 17.9667 = U.S.$1.00 as of December 31, 2025.

To determine the value in use of long-lived assets associated with the CGUs of Industrial Processes, the net present value of cash flows was determined based on the following assumptions:

	December 31, 2025			
	Refining	**Petrochemicals**	**Ethylene**	**Fertilizers**
Average crude oil Price (U.S.$)[1]	97.48	N.A.		
Processed volume [1]	924 mbd	Variable because the load inputs are diverse		
Rate of U.S.$	17.9667	17.9667	17.9667	17.9667
Useful lives of the cash-generating units (year average)	12	8	10	15
After-tax discount rate	10.95%	8.46%	8.46%	10.26%
Period	2026-2037	2026-2033	2026-2035	2026-2040

(1) Average of the first 5 years.

CGUs in the Industrial Processes segment are processing centers grouped according to their types of processes as refineries, petrochemical centers and ethylene and fertilizers complex processes. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of the Industrial Processes segment represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 113 of 130 Cash flow determinations are made based on PEMEX’s business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers. As of December 31, 2025, the value in use for CGUs are as follows: 2025 Tula Refinery Ps. 41,966,813 Salamanca Refinery 26,118,307 Cadereyta Refinery 24,835,543 Cangrejera Petrochemical Complex 20,474,246 Salina Cruz Refinery 12,976,619 Morelos Petrochemical Complex 5,430,008 Independencia Petrochemical Complex 1,866,167 Cangrejera Ethylene Complex 778,013 Pajaritos Ethylene Complex 184,970 Total Ps. 134,630,686 Cash-Generating Units of Energy Transformation For the twelve-month period ended December 31, 2025, the Energy Transformation segment recognized a net reversal of impairment of Ps.6,876,301, shown by CGUs as follows: 2025 Nuevo Pemex Gas Processor Complex Ps. 3,034,628 Cactus Gas Processor Complex 1,793,180 Ciudad Pemex Gas Processor Complex 1,445,261 La Venta Gas Processor Complex 594,813 Gas Poza Rica Processor Complex 19,256 Gas Arenque Processor Complex 2,048 Matapionche Gas Processor Complex (12,885) Reversal of impairment Ps. 6,876,301

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

As of December 31, 2025, the Energy Transformation segment_recognized a net reversal of impairment net of Ps. 6,876,301 due to: (i) the increase in gross margin due higher production costs,(ii) decrease in the discount rate of CGUs of gas products from15.93% as of December 31, 2024 to 10.72% as of December 31, 2025. These effects were offset by the fluctuations of the exchange rate from Ps. 20.2683 = U.S.$1.00 as of December 31, 2024 to Ps. 17.9667 = U.S.$1.00 as of December 31, 2025.

To determine the value in use of long-lived assets associated with the CGUs of Energy Transformation, the net present value of cash flows was determined based on the following assumptions:

	December 31, 2025
	Gas
Processed volume (1)	2,555 mmpcd of humid gas
Rate of U.S.$	17.9667
Useful lives of thecash-generating units (year average)	8
After-tax discount rate	10.72%
Period	2026-2033

(1) Average of the first 5 years.

CGUs in the Energy Transformation segment are processing centers grouped according to their types of processes in the gas complex processors. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of the Energy Transformation segment represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Cash flow determinations are made based on PEMEX's business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers.

As of December 31, 2025, the value in use for the CGUs is as follows:

		2025
Nuevo Pemex Gas Processor Complex	Ps.	9,963,506
Cactus Gas Processor Complex		8,629,239
Ciudad Pemex Gas Processor Complex		6,109,394
La Venta Gas Processor Complex		2,235,714
Burgos Gas Processor Complex		1,373,330
Total	**Ps.**	**28,311,183**

114 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Cash-Generating Units of Pemex Industrial Transformation (until June 1, 2025, see Note 1)

For the twelve-month period ended December 31, 2024, Pemex Industrial Transformation recognized a net impairment of Ps. (78,049,865), shown by CGUs as follows:

		2024
Tula Refinery	Ps.	(33,661,647)
Minatitlán Refinery		(16,652,058)
Salina Cruz Refinery		(7,270,800)
Madero Refinery		(6,369,734)
Cosoleacaque Petrochemical Complex		(5,716,817)
Ciudad Pemex Gas Processor Complex		(5,389,475)
Cactus Gas Processor Complex		(1,670,960)
Morelos Petrochemical Complex		(643,817)
Coatzacoalcos Gas Processor Complex		(576,742)
Ethylene Processor Complex		(424,382)
La Venta Gas Processor Complex		(396,654)
Matapionche Gas Processor Complex		(163,389)
Pajaritos Petrochemical Complex		(40,901)
Salamanca Refinery		393
Arenque Gas Processor Complex		1,774
Poza Rica Gas Processor Complex		137,833
Cangrejera Ethylene Complex		312,331
Nuevo Pemex Gas Processor Complex		475,180
Impairment, net	**Ps.**	**(78,049,865)**

As of December 31, 2024, Pemex Industrial Transformation recognized the net impairment of Ps.(78,049,865) mainly due to an impact on the estimate gross result as a consequence of the decrease in sale prices and an increase in the discount rate of CGUs as refined products from 13.68% as of December 31, 2023 to 14.75% as of December 31, 2024. These effects were partially offset by a stabilization in production levels during 2024 due to the implementation of the Rehabilitation program in process plants, auxiliary services, and tanks.

To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

	As of December 31, 2024				
	Refining	Gas	Petrochemicals	Ethylene	Fertilizers
Average crude oil Price (U.S.$)	101.82	N.A.	N.A.	N.A.	N.A.
Processed volume (1)	866 mbd	2,746 mmpcd of humid gas	Variable because the load inputs are diverse		
Rate of U.S.$	$20.2683	$20.2683	$20.2683	$20.2683	$20.2683
Useful lives of the cash-generating units (year average)	12	7	4	7	6
Pre-tax discount rate	14.75%	15.93%	11.35%	11.35%	12.35%
Period (2)	2025-2036	2025-2031	2025-2028	2025-2031	2025-2030

(1) Average of the first four years.

(2) The first five years are projected and stabilize at year six.

N.A. = Not applicable

115 of 130

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 116 of 130 CGUs in Pemex Industrial Transformation were processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produced various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represented the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. Cash flow determinations are made based on PEMEX’s business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers. The recoverable amount of assets was based on each asset’s value in use. The value in use for each asset was calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of December 31, 2024, the value in use for the impairment of fixed assets was as follows: 2024 Salamanca Refinery Ps. 38,826,331 Cadereyta Refinery 38,491,000 Salina Cruz Refinery 20,203,733 Tula Refinery 18,074,762 Cangrejera Ethylene Processor Complex 11,278,426 Nuevo Pemex Gas Processor Complex 8,136,516 Ciudad Pemex Gas Processor Complex 6,358,136 Cactus Gas Processor Complex 5,301,464 Burgos Gas Processor Complex 3,457,364 Independencia Petrochemical Complex 1,899,481 La Venta Gas Processor Complex 977,988 Coatzacoalcos Gas Processor Complex 921,077 Morelos Ethylene Processor Complex 538,152 Pajaritos Ethylene Processor Complex 184,970 Total Ps. 154,649,400 Cash-Generating Units of Logistics as a part of Other Operating Subsidiary Companies segment (formerly Pemex Logistics) During the twelve-month period ended December 31, 2025, Logistics as part of the Other Operating Subsidiary Companies segment, recognized a net impairment of Ps.(23,182,455) mainly due to a decrease in the estimated pipelines CGUs cash flows due to the percentage of the allocable cost of petroleum products losses is no longer included. These effects were partially offset by a decrease in the discount rate of CGUs of pipelines from 16.57% as of December 31, 2024 to 13.18% as of December 31, 2025. The CGUs of Logistics as part of the Other Operating Subsidiary Companies segment are pipelines and transportation equipment. The recoverable amount of assets as of December 31, 2025 was Ps.63,289,804, based on discounted cash flows and discount rate of 13.18% and useful life of 17 years.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

Cash Generating Units of Pemex Logistics (until June 1, 2025 see Note 1)

As of December 31, 2024, Pemex Logistics recognized a reversal of impairment of Ps.582,923 due to a decrease in value of the CGU due to the depreciation of the assets that are part of the calculation.

The net reversal of impairment, was in the following CGU's:

		2024
Storage terminals	Ps.	582,923
Construction in progress		—
Land and transport (white pipelines)		—
Reversal of impairment	**Ps.**	**582,923**

	As of December 31,		
	2024		
	Pipelines	**Landing transport**	**Vessel**
Discount rate	16.57%	16.57%	16.57%
Useful life	17	14	14

As of December 31, 2024, Pemex Logistics recognized a reversal of impairment of Ps.582,923 due to a decrease in value of the CGU due to the depreciation of the assets that are part of the calculation.

CGU in Pemex Logistics are pipelines and transport equipment. The recoverable amounts of the assets as of December 31, 2024, corresponding to the discounted cash flows at the rate of 16.57%, the value in use of Ps.66,363,740.

NOTE 13. INTANGIBLE ASSETS, NET

As of December 31, 2025 and 2024, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 7,630,255 and Ps. 17,088,277, respectively:

A. Wells unassigned to a reserve

		2025		2024
Wells unassigned to a reserve:				
Balance at the beginning of the period	Ps.	15,573,570	Ps.	18,940,360
Additions to construction in progress		13,057,519		32,273,388
Transfers against expenses		(14,556,138)		(25,944,025)
Transfers against fixed assets		(7,773,944)		(9,696,153)
Balance at the end of the period	**Ps.**	**6,301,007**	**Ps.**	**15,573,570**

For the twelve-month periods ended December 31, 2025 and 2024, PEMEX recognized expenses related to unsuccessful wells of Ps. 22,303,028 and Ps. 38,990,149, respectively, directly in its statement of comprehensive income.

117 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

B. Other intangible assets

Other intangible assets are mainly licenses, exploration expenses, evaluation of assets and concessions.

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2025	Ps. 7,183,553	1,949,820	Ps .9,133,373
Additions	264,871	23,985	288,856
Effects of foreign exchange	(75,027)	(222,624)	(297,651)
	7,373,397	1,751,181	9,124,578
Amortization accumulated			
Balance as of January 1, 2025	(6,779,294)	(839,372)	(7,618,666)
Amortization	(329,282)	(28,630)	(357,912)
Effects of foreign exchange	83,775	97,473	181,248
	(7,024,801)	(770,529)	(7,795,330)
Balance as of December 31, 2025	**Ps. 348,596**	**980,652**	**Ps. 1,329,248**
Useful lives	**1 to 3 years**	**Up to 36 years**	

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2024	Ps. 6,562,014	1,587,720	Ps. 8,149,734
Additions	482,932	42,440	525,372
Effects of foreign exchange	138,607	319,660	458,267
	7,183,553	1,949,820	9,133,373
Amortization accumulated			
Balance as of January 1, 2024	(6,060,212)	(679,063)	(6,739,275)
Amortization	(603,091)	(23,709)	(626,800)
Effects of foreign exchange	(115,991)	(136,600)	(252,591)
	(6,779,294)	(839,372)	(7,618,666)
Balance as of December 31, 2024	**Ps. 404,259**	**1,110,448**	**Ps. 1,514,707**
Useful lives	**1 to 3 years**	**Up to 36 years**	

118 of 130

PEMEX Consolidated
Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN

NOTE 14. GOVERNMENT BONDS AND OTHER ASSETS

A. Government bonds

The following table sets forth the balance of Mexican Government local bonds (the "Government Bonds") held by Petróleos Mexicanos valued at amortized cost as of December 31, 2025 and 2024:

		2025		2024
Government bonds (1)	Ps.	21,435,936	Ps.	35,875,353
Less: current portion of Government Bonds, net of expected credit losses		21,435,936		14,740,032
Total long-term notes receivable	**Ps.**	**—**	**Ps.**	**21,135,321**

(1) As of December 31, 2025 and 2024, includes an expected credit loss of Ps.1,573 and Ps.2,869, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the *Fondo Laboral Pemex* (Pemex Labor Fund, or "FOLAPE") for payments related to its pension and retirement plan obligations.

During the period from January 1 to December 31, 2025, interest income generated by the Government Bonds amounted to Ps.1,653,162, of which Petróleos Mexicanos received payments in the amount of Ps.1,819,299. During the period from January 1 to December 31, 2024, interest income generated by the Government Bonds amounted to Ps. 4,612,403, of which Petróleos Mexicanos received payments in the amount of Ps. 4,854,744.

As of December 31, 2025 and 2024, the Government Bonds consist of 1 and 5 series of development bonds, respectively (D Bonds and M Bonds) issued by the *Secretaría de Hacienda y Crédito Público* ("Ministry of Finance and Public Credit" or "SHCP") with maturities between 2025 and 2026, at nominal values of Ps. 21,419,618 and Ps.35,778,918, respectively.

As of December 31, 2025 and 2024, the fair value of the transferred assets was Ps. 21,765,389 and Ps. 35,279,002, respectively, and the fair value of the associated liabilities was Ps. 20,119,075 and Ps. 33,941,600, respectively, resulting in a net position of Ps. 1,646,314 and Ps. 1,337,402, respectively.

As of December 31, 2025 and 2024, the recorded liability was Ps. 20,095,070 (Ps. 19,942,808 of principal and Ps. 152,262 of interest) and Ps. 34,357,836 (Ps. 34,006,893 of principal and Ps. 350,943 of interest), respectively.

The roll-forward of the Government Bonds is as follows:

		2025		2024
Balance as of the beginning of the year	Ps.	35,875,353	Ps.	64,132,418
Government Bonds collected (1)		(14,359,299)		(28,096,861)
Accrued interests		1,653,162		4,612,403
Interests received from bonds		(1,819,299)		(4,854,744)
Amortized cost		84,722		79,410
Reversal of impairment of bonds		1,297		2,727
Balance at the end of the period	**Ps.**	**21,435,936**	**Ps.**	**35,875,353**

(1) As of December 31, 2025 four series of Government Bonds were collected in February, April, June and August.

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B. Other assets

As of December 31, 2025 and 2024, the balance of other assets was as follows:

		2025		2024
Restricted cash [(1)]	Ps.	19,834,399	Ps.	17,119,599
Other		11,561,296		4,657,144
Payments in advance		4,007,708		4,029,445
Insurance		1,933,038		1,922,587
Total other assets	**Ps.**	**37,336,441**	**Ps.**	**27,728,775**

(1) As of December 31, 2025 and 2024, restricted cash mainly consists of collateral for a financing transaction maturing in November 2026, amounting to Ps.16,637,164 and Ps.14,972,193, respectively, as well as cash related to court-ordered seizures amounting to Ps.3,197,220 and Ps.2,417,406, respectively.

NOTE 15. DEBT

The Federal Revenue Law applicable to PEMEX as of January 1, 2025, published in the Official Gazette of the Federation on December 19, 2024, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps.143,403,700 and an external net debt up to U.S.$5,512,700. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law.

The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the fiscal year of 2025.

During the period from January 1 to December 31, 2025, PEMEX participated in the following outstanding financing activities:

- On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due March 2026.

- On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487,457, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026.

- On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 350 basis points, maturing in February 2027. The credit agreement is fully drawn.

- On February 21, 2025, Petróleos Mexicanos drew U.S.$1,000,000, from a credit facility bearing interest at a floating rate linked to 90-day compounded SOFR plus a margin of 350 basis points, maturing in June 2026.

- On March 14, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 500 basis points, maturing in March 2027. The credit agreement is fully available.

- On March 26, 2025, Petróleos Mexicanos entered into a Ps.5,972,676, credit facility in two tranches: the first one of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 375 basis points, maturing in March 2026, and the second of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 200 basis points, maturing in March 2026.

- On August 18, 2025, Petróleos Mexicanos entered into a securities lending transaction with a Luxembourg special purpose vehicle, Eagle Funding LuxCo S.à r.l., acting in respect of its compartment "EFL Compartment I" ("EFL I"). Petróleos Mexicanos received U.S. Treasury Securities (the "Eligible Assets") in exchange for a fee payable to EFL I. Petróleos Mexicanos then entered into a 5-year repurchase transaction with three international financial banks pursuant to which it

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sold the Eligible Assets for approximately U.S.$11,354,374 (Ps.213,617,793). Pursuant to the repurchase transaction, Petróleos Mexicanos is required to repurchase the Eligible Assets in 10 semi-annual instalments starting in 2026 and ending in 2030, and will receive a corresponding amount of Eligible Assets upon each instalment payment, which Petróleos Mexicanos will in turn deliver (or cause the international financial banks to deliver) to EFL I pursuant to the terms of the securities lending transaction. In addition, Petróleos Mexicanos will pay a price differential to the participating banks semi-annually (until maturity of the repurchase transaction), net of any income such banks receive pursuant to the Eligible Assets. Petróleos Mexicanos does not have control and does not retain substantially all the risks and rewards of the Eligible Assets, accordingly Petróleos Mexicanos will not recognize assets or liabilities from the lending transaction, and will recognize cash received from the repurchase transaction as debt.

- On October 1, 2025, Petróleos Mexicanos consummated a tender offer pursuant to which it purchased (1) U.S.$694,201 aggregate principal amount of its outstanding 4.500% Notes due 2026; (2) €532,898 aggregate principal amount of its outstanding 3.750% Notes due 2026; (3) U.S.$1,491,549 aggregate principal amount of its outstanding 6.875% Notes due 2026; (4) U.S.$1,260,291 aggregate principal amount of its outstanding 6.490% Notes due 2027; (5) U.S.$2,815,019 aggregate principal amount of its outstanding 6.500% Notes due 2027;(6) €550,001 aggregate principal amount of its outstanding 2.750% Notes due 2027; (7) U.S.$1,189,743 aggregate principal amount of its outstanding 5.350% Notes due 2028; and (8) €830,923 aggregate principal amount of its outstanding 4.875% Notes due 2028.

- On November 3, 2025, Petróleos Mexicanos consummated a redemption pursuant to which it redeemed (1) U.S.$431,883 aggregate principal amount of its 4.500% Notes due 2026; (2) €467,102 aggregate principal amount of its 3.750% Notes due 2026; and (3) U.S.$1,035,305 aggregate principal amount of its 6.875% Notes due 2026.

As of December 31, 2025, PEMEX had U.S.$5,508,000 in credit lines in order to provide liquidity of which U.S.$4,108,000 were available.

As of December 31, 2024, the outstanding amount under PMI Trading's revolving credit line was U.S.$206,314. From January 1 to December 31, 2025, PMI Trading obtained and repaid U.S.$740,000 from its revolving credit line. As of December 31, 2025, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,686.

The following table presents the roll-forward of total debt of PEMEX for each of the twelve-month periods ended December 31, 2025 and 2024, which includes short and long-term debt:

	2025 (1)	2024 (1)
Changes in total debt:		
At the beginning of the year	Ps. 1,978,772,255	Ps. 1,794,470,357
Loans obtained - financing institutions	897,917,722	1,056,523,887
Debt payments	(1,169,210,216)	(1,148,872,172)
Accrued interest (2)(3)	152,560,261	163,614,450
Interest (paid)	(149,583,421)	(148,380,958)
Foreign Exchange	(178,825,722)	261,416,691
At the end of the period	**Ps. 1,531,630,879**	**Ps. 1,978,772,255**

(1) These amounts include accounts payable by Financed Public Works Contracts ("FPWC") (formerly known as, Multiple Services Contracts), which do not generate cash flows.

(2) During 2025, includes Ps. 5,068,080 of premiums and awards amortizations; Ps. (4,277,084) of fees and expenses related to the issuance of debt and amortized cost of Ps. 496,418.

(3) During 2024, includes Ps. 622,591 of premiums and awards amortizations; Ps. (1,900,454) of fees and expenses related to the issuance of debt and amortized cost of Ps. 2,127,973.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 122 of 130 As of December 31, 2025 and 2024, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position: 2025 2024 U.S. dollar 17.9667 20.2683 Japanese yen 0.1146 0.1289 Pounds sterling 24.1607 25.3860 Euro 21.0974 20.9868 Swiss francs 22.6728 22.3721 UDI 8.340909 8.340909 NOTE 16. PROVISIONS FOR SUNDRY CREDITORS As of December 31, 2025 and 2024, the provisions for sundry creditors and others is as follows: 2025 2024 Provision for plugging of wells (Note 12) Ps. 126,530,716 Ps. 115,514,750 Provision for trials in process (Note 18) 13,420,842 13,186,811 Provision for environmental costs 9,488,935 9,134,000 Total Ps. 149,440,493 Ps. 137,835,561 NOTE 17. EQUITY (DEFICIT) A. Certificates of Contribution “A” The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution “A” constitute permanent capital. During 2025 Petróleos Mexicanos received Ps.395,313,191 in Certificates of Contribution “A” from the Mexican Government. During 2024, Petróleos Mexicanos received Ps.156,509,050 in Certificates of Contribution “A” from the Mexican Government. PEMEX’s Certificates of Contribution “A” are as follows: Amount Certificates of Contribution “A” as of December 31, 2023 Ps. 1,196,207,416 Increase in Certificates of Contribution “A” during 2024 156,509,050 Certificates of Contribution “A” as of December 31, 2024 Ps. 1,352,716,466 Increase in Certificates of Contribution “A” during 2025 395,313,191 Certificates of Contribution “A” as of December 31, 2025 Ps. 1,748,029,657

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 123 of 130 Mexican Government contributions made in the form of Certificates of Contribution “A” during the twelve-month period ended December 31, 2025 totaled Ps.395,313,191 and were designated for the strengthening of Petróleos Mexicanos’ financial position and for the Waste Utilization Project at the Miguel Hidalgo and Salina Cruz, Oaxaca Refineries as follows: Date Strengthening of financial position January 10, Ps. 20,382,300 January 10, 1,803,442 February 7, 15,000,000 February 19, 23,532,337 March 19, 19,284,494 April 21, 7,930,143 May 2, 2,905,392 June 2, 3,700,830 July 1, 5,256,579 July 22, 10,511,768 August 11, 3,548,535 August 25 (1), 3,422,870 August 25 (1), 1,130,818 August 25 (1), 1,084,248 September 25, 145,783,855 September 25, 107,984,484 September 26(1), 1,862,240 September 26(1), 1,616,119 September 26(1), 3,360,425 October 27(1), 5,302,977 October 27(1), 121,037 November 27(1), 1,023,555 November 27(1), 2,220,543 November 27(2), 2,342,950 December 24, 2,995,311 December 24, 821,577 December 24, 384,362 Total Ps. 395,313,191 (1) Includes financing to the Waste Utilization Project at the Miguel Hidalgo and Salina Cruz refineries. (2) Includes capital contributions for PTI ID. B. Mexican Government contributions As of December 31, 2025 and 2024, there were no Mexican Government contributions apart from Certificates of Contribution “A”. C. Legal reserve Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company’s capital stock. As of December 31, 2025 and 2024, there were no changes to the legal reserve. D. Accumulated other comprehensive income (loss) As a result of the analysis of the discount rate related to the liability for employee benefits for the twelve-month periods ended December 31, 2025 and 2024, PEMEX recognized a net actuarial (loss) and gain of Ps.(174,857,632) and Ps.203,171,826, respectively in other comprehensive (loss) income, related to retirement and post-employment benefit obligations. The variation

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 124 of 130 related to retirement and post-employment benefits resulted from a decrease in the discount rate and plan asset rates from 11.28% as of December 31, 2024, to 9.95% as of December 31, 2025. E. Accumulated deficit from prior years PEMEX has recorded losses in the past several years. However, the Ley de Concursos Mercantiles (“Commercial Bankruptcy Law of Mexico”) is not applicable to Petróleos Mexicanos State-Owned Public Company. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity. F. Uncertainty related to going concern The condensed consolidated interim financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX’s ability to continue as a going concern exists. Facts and conditions PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX’s operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years. In 2024, certain ratings agencies downgraded PEMEX’s credit rating, mainly driven by concerns around its operating performance, liquidity and the Mexican Government’s ability and willingness to provide PEMEX with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government’s sovereign debt rating, impacting PEMEX’s access to the financial markets, the cost and terms of PEMEX’s new debt and contract renegotiations that PEMEX may carry out during 2025. These conditions have negatively impacted PEMEX’s financial performance and liquidity position. On August 1, 2025, Fitch Ratings upgraded PEMEX’s long-term local and foreign currency issuer default to “BB” from “B+”. Fitch Ratings also removed its Rating Watch Positive and upgraded the rating of PEMEX’s senior unsecured notes outstanding to “BB” from “B+”/”RR4.” On August 27, 2025, Moody’s Rating upgraded PEMEX’s long-term local currency senior unsecured debt ratings for its PEMEX 12U, PEMEX 14U, PEMEX 14-2, and PEMEX 15U notes to “AAA.mx” from “AA+.mx” and affirmed its outlook to stable from negative. As of December 19, 2025, Fitch assigned the rating AA.mx in scale rating with stable outlook. Additionally, beginning the second half of 2025, PEMEX implemented a liability management strategy which resulted in an approximately 23% reduction of the consolidated financial debt compared to the levels reported at the end of 2024. This decrease was primarily attributable to equity contributions from the Mexican Government, other liability management transactions, and prepayments of outstanding indebtedness. For the twelve-month period ended December 31, 2025 and 2024, PEMEX recognized net (loss) of Ps. (45,201,590) and Ps.(780,587,954), respectively. In addition, as of December 31, 2025 and 2024, PEMEX had a negative equity of Ps.(1,869,845,529), and Ps.(1,983,775,736), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps.520,301,670 and Ps.767,968,661, as of December 31, 2025 and 2024, respectively. PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the Decreto de Presupuesto de Egresos de la Federación (“Federal Expenditure Budget Decree”). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2026 authorized PEMEX to have a financial balance budget of Ps.248,722,000 and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps.245,388,650 and other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2026, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.345,370,850 as of December 31, 2025.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 125 of 130 As part of its liquidity management strategy, PEMEX implemented a supplier payment program through amended agreements designed to extend payment terms with suppliers and contractors, with the objective of settling balances incurred in 2025 over a period of up to eight years, through quarterly payments of principal and interests. As of December 31, 2025, the amount restructured under this program totaled Ps.182,414,689. The combined effect of the above-mentioned events indicates substantial doubt about PEMEX’s ability to continue as a going concern. Actions- PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments: The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022 was in effect for 2023 and 2024, and remains in effect through 2025. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation. Pursuant to the Energy Reform Decree, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024. Separately, the 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2026, the Mexican Government has consolidated the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and the Hydrocarbon Exploration Duty payable by Petróleos Mexicanos into the Welfare Oil Duty, which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. PEMEX is currently evaluating the economic nature of the welfare oil duty, which may result in a classification change in the Statement of Comprehensive Income in subsequent periods. As of December 31, 2025, equity contributions from the Federal Government in the amount of Ps.136,210,300 had been fully received, primarily allocated to debt amortization and the reduction of outstanding payables to suppliers. Furthermore, during 2025, PEMEX executed liability management transactions aimed to extend debt maturities, reducing financing costs, align to the financing strategy. PEMEX's ability to refinance its short-term debt depends on factors beyond its control. In February 2026, PEMEX completed a refinancing transaction and optimization of its debt maturity profile aimed to addressing near-term maturities, extending payment terms, and enhancing financial terms and conditions, as part of the implemented initiatives to strengthen its liquidity and capital structure. The Revenue Law for 2025 also authorized PEMEX to incur a net additional indebtedness up to Ps.245,388,650 (Ps.160,619,600 and U.S.$5,342,100), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2025. PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost. On August 5, 2025, PEMEX presented its Plan Estratégico 2025–2035 (the “Strategic Plan”), grounded in the principles of energy sovereignty, security and sustainable development, that aims to restore and enhance its operational, financial and institutional conditions in line with Mexico’s national energy policy. The Strategic Plan is structured along operational strategy, aim to boost production across hydrocarbons, petrochemicals and fertilizers while reducing greenhouse gas (GHG) emissions and reinforcing social responsibility; and capitalization and financing strategy, aim to strengthen PEMEX’s financial stability through capital structure optimization, debt reduction and restructuring, cost reduction and sustainable financing. Petróleos Mexicanos State-Owned Public Company is not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 126 of 130 As a reference, PEMEX prepared its condensed consolidated interim financial statements as of December 31, 2025 and 2024 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis. G. Non-controlling interest PEMEX does not currently own all of the shares of PMI, CIM and COMESA, variations in income and equity from these entities are also presented in the condensed consolidated interim statements of changes in equity (deficit) as “non-controlling interest.” As of December 31, 2025 and 2024, non-controlling interest represented (losses) of Ps.(273,968) and Ps. (274,387), respectively, in PEMEX’s equity (deficit). NOTE 18. CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these condensed consolidated interim financial statements. As of December 31, 2025 and 2024, PEMEX had accrued a reserve of Ps. 11,365,895 and Ps. 13,186,811, respectively, for these contingent liabilities. As of December 31, 2025, the current status of the principal lawsuits in which PEMEX is involved is as follows:

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 127 of 130 • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling U.S.$193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, in compliance with the amparo ruling, the Third Administrative Joint Court declared the challenged resolution null and void, determined that termination of the contract due to causes attributable to the defendant authority was not warranted, denied the economic relief requested by the plaintiffs, and upheld the validity of the resolution challenged in the related proceeding. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, the Superior Court ordered Pemex Exploration and Production to (i) pay U.S.$27,244 plus VAT; (ii) pay damages; (iii) refund the penalties applied for an amount of U.S.$4,143 plus VAT; (iv) refund the standby letter of credit for U.S.$13,975 and (v) payof financial expenses. On August 27, 2024, the tax review was filed. An amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 128 of 130 • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 4, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defense of the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018 (through which the prior resolution dated April 3, 2018, was partially revoked, leaving without effect the warning contained therein regarding the submission of the administrative file) and such resolution was upheld. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploration and Production on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court acknowledged that both parties had exercised their right to submit closing arguments, declared the close of the evidentiary stage of the proceeding, and ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published a resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary file offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On June 14, 2024, the Superior Court issued a resolution, (574/22-18-01-8/1549/23-PL-09-04), informing the designation of the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the trial was suspended until the determination of compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18-01-7/1625/19-S1-05-04 becomes final. On February 17, 2025, the Eighth District Court in Administrative Matters of the First Circuit denied the amparo filed by Micro Smart Systems de México S. de R.L. de C.V. (case 1560/2024-VIII) against a September 10, 2024 resolution of the First Section of the Superior Chamber of the Federal Court of Administrative Justice (Tribunal Federal de Justicia Administrativa). In that resolution, the TFJA had found that its prior judgment was complied with because the contested settlement was annulled and replaced with a new one reflecting the effects ordered in the nullity judgment. On March 11, 2025, within amparo proceeding 1560/2025-VIII before the Eighth District Court for Administrative Matters of the First Circuit, Micro Smart Systems filed a review appeal, which was acknowledged by court order. On April 3, 2025, the First Section of the Superior Chamber of the Federal Court of Administrative Justice decided to wait for the outcome of the amparo case, related to the September 10, 2024, judgment challenged in amparo proceeding 1560/2024-VIII, before lifting a suspension issued on September 4, 2024, and before issuing its final ruling. On April 21, 2025, the Twenty-Fourth Administrative Joint Court of the First Circuit admitted an ancillary appeal for review filed by Pemex Exploration and Production. On June 25, 2025, through a resolution issued within the amparo review proceeding R.A. 519/2025, the Third Joint Administrative Court of the First Circuit determined, due to court assignment and considering that it had previously taken cognizance of the amparo review R.A. 153/2023 — which derived from the nullity trial 752/17-18-01-7/1625/19-S1-05-04 — to assume jurisdiction over the matter. As of the date of these condensed consolidated interim financial statements, the final resolution of this process is pending. • Constructora Norberto Odebrecht, S.A de C.V. filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19-17-01-7) seeking U.S.$113,582 and Ps.14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third accounting expert was appointed, who did not ratify his position; therefore, a resolution dated October 2, 2023 was issued requesting the Expert Unit to appoint another expert. On February 2, 2024, the independent accounting expert accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court decided to exercise its power of attraction. On May 2, 2024, the Superior Court issued a resolution requesting the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2, 2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. On February 28, 2025, the investigation was declared concluded, and the records were sent to the Pleno de la Sala Superior (Plenary of the Superior Chamber) for the issuance of the judgment. On May 15, 2025, through a resolution issued by the

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 129 of 130 Superior Chamber, acknowledgment of receipt of the original case files was recorded, and the case remains under analysis by the Superior Chamber. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these condensed consolidated financial statements, a final resolution is still pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps.5,852,222, seeking that this resolution is declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months of January to December 2017 for an amount of Ps.8,349,608, seeking that this resolution be declared null and void. As of the date of these condensed consolidated interim financial statements, a final resolution is still pending. • On June 17, 2025, COMPAÑÍA MINERA SAN ALEJANDRO, S.A. de C.V. filed a civil lawsuit against Petróleos Mexicanos seeking indemnification related to the alleged breach of Preparatory Contract PM-2019-004. The ordinary civil action, docketed as case 2065/2025, was filed before the Fourteenth District Court for Civil Matters in Mexico City. The plaintiff also claimed damages in the amount of Ps.7,316,929 for equipment maintenance costs, as well as other resources and expenses incurred during the contractual period, and an additional Ps.2,353,719 for loss of fair profit. On June 20, 2025, PEMEX submitted its response to the claim, denying liability and raising exceptions and defenses. On June 24, 2025, the claim was deemed answered, notice was given to the opposing party, and the objection regarding the impropriety of the procedural route was considered filed, which remains pending resolution. By resolution dated November 4, 2025, the claim filed by the plaintiff’s former legal representative was dismissed; against such ruling, the petitioner filed an appeal, which remains pending resolution. As of the date of these condensed consolidated interim financial statements, the final resolution of this action is pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these condensed consolidated interim financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. NOTE 19. SUBSEQUENT EVENTS A. Recent financing activities During the period from January 1 to February 20, 2026, PEMEX carried out the following financing transaction: • On February 13, 2026, Petróleos Mexicanos completed an issuance of local debt for a total amount of Ps.31,500,000, in three tranches: (1) Ps.9,005,367 at a floating interest rate plus 40 basis points, maturing in April 2031; (2) Ps.16,998,940 at a nominal fixed rate plus 37 basis points, maturing in August 2034; and (3) Ps.5,495,693 at a real fixed rate plus 48 basis points, maturing in August 2036. As of December 31, 2025, the outstanding amount under the PMI Trading revolving credit line was U.S.$206,314. Between January 1 to February 20, 2026, PMI Trading obtained and repaid U.S.$60,000 from its revolving credit line. As of February 20, 2026, the outstanding amount under this revolving credit line was U.S.$206,314. The available amount under this revolving credit lines was U.S.$23,686 as of February 20, 2026.

PEMEX Consolidated Ticker: PEMEX Quarter: 4 Year: 2025 Currency: MXN 130 of 130 As of February 20, 2026, PEMEX had U.S.$5,508,000 in available credit lines in order to provide liquidity, of which U.S.$4,358,000 are available. B. Exchange rates and crude oil prices As of February 20, 2026, the Mexican peso-U.S. dollar exchange rate was Ps. 17.1392 per U.S. dollar, which represents a 4.6% appreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of December 31, 2025, which was Ps. 17.9667 per U.S. dollar. This appreciation in U.S. dollar exchange rate, has led to an estimated income of Ps.62,162,474 in PEMEX’s foreign exchange gains as of February 20, 2026. As of February 20, 2026, the weighted average price of the crude oil exported by PEMEX was U.S.$62.75 per barrel. This represents a price increase of approximately 17.0% as compared to the average price as of December 31, 2025, which was U.S.$53.62 per barrel. C. Contributions from the Mexican Government From January 1 to February 20, 2026, the Mexican Government has made contributions to Petróleos Mexicanos, through the Ministry of Energy, to provide financial support to PEMEX, Such contributions have been designated to strengthen its financial position, as shown below: Date Strengthening of financial position January 16, Ps. 12,471,690 January 23 12,216,400 Total Ps. 24,688,090 Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0